EXECUTION VERSION

U.S. $500,000,000

MASTER REPURCHASE AGREEMENT

by and among

QUADRA QRS, LLC,

as a Seller

QUADRA REALTY TRUST, INC.,

as a Seller

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as the Purchaser

Dated as of March 29, 2007

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS 1

Section 1.1 Certain Defined Terms. 1

Section 1.2 Other Terms. 37

Section 1.3 Computation of Time Periods. 37

Section 1.4 Interpretation. 37

ARTICLE II PURCHASE OF ELIGIBLE ASSETS 39

Section 2.1 Purchase and Sale. 39

Section 2.2 Transaction Mechanics; Related Matters. 39

Section 2.3 Reduction of Maximum Amount; Optional Repurchases. 43

Section 2.4 Extension of Facility Maturity Date and Funding Expiration Date. 45

Section 2.5 Payment of Price Differential. 45

Section 2.6 Request for Additional Transaction for Excess Margin. 46

Section 2.7 Margin Account Maintenance. 47

Section 2.8 Income Payments. 47

Section 2.9 Payment, Transfer and Custody. 48

Section 2.10 Disputes Regarding Market Value Determination. 50

Section 2.11 [Reserved]. 50

Section 2.12 Fees. 50

Section 2.13 Increased Costs; Capital Adequacy; Illegality. 50

Section 2.14 Taxes. 51

Section 2.15 Obligations Absolute. 53

ARTICLE III CONDITIONS TO TRANSACTIONS 54

Section 3.1 Conditions to Closing and Initial Purchase. 54

Section 3.2 Conditions Precedent to all Transactions. 55

ARTICLE IV REPRESENTATIONS AND WARRANTIES 59

Section 4.1 Representations and Warranties of the Seller. 59

ARTICLE V COVENANTS 68

Section 5.1 Covenants of the Seller. 68

ARTICLE VI ADMINISTRATION AND SERVICING 80

Section 6.1 Servicing. 80

Section 6.2 Seller as Servicer. 80

Section 6.3 Third Party Servicer. 81

Section 6.4 Duties of the Seller. 81

Section 6.5 Authorization of the Seller. 82

Section 6.6 Collection of Payments. 82

Section 6.7 Realization Upon Defaulted Asset. 83

Section 6.8 Maintenance of Insurance Policies. 83

Section 6.9 Event of Default. 84

Section 6.10 Modification. 84

Section 6.11 Inspection. 84

Section 6.12 [Reserved]. 84

Section 6.13 Payment of Certain Expenses by Servicer. 85

Section 6.14 Pooling and Servicing Agreements. 85

Section 6.15 Servicer Default. 85

ARTICLE VII [RESERVED] 86

ARTICLE VIII SECURITY INTEREST 86

Section 8.1 Security Interest. 86

Section 8.2 Release of Lien on Purchased Assets. 88

Section 8.3 [Reserved]. 89

Section 8.4 Remedies. 89

Section 8.5 Waiver of Certain Laws. 89

Section 8.6 Purchaser’s Duty of Care. 89

ARTICLE IX [RESERVED] 90

ARTICLE X EVENTS OF DEFAULT 90

Section 10.1 Events of Default. 90

Section 10.2 Remedies. 92

ARTICLE XI INDEMNIFICATION 95

Section 11.1 Indemnities by the Seller. 95

ARTICLE XII [RESERVED] 97

ARTICLE XIII MISCELLANEOUS 98

Section 13.1 Amendments and Waivers. 98

Section 13.2 Notices, Etc. 98

Section 13.3 Set–offs. 98

Section 13.4 No Waiver; Remedies. 99

Section 13.5 Binding Effect; Benefit of Assignment. 99

Section 13.6 Term of this Agreement. 99

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue. 100

Section 13.8 Waivers. 100

Section 13.9 Costs, Expenses and Taxes. 100

Section 13.10 Construction. 101

Section 13.11 Recourse Against Certain Parties. 101

Section 13.12 Protection of Right, Title and Interest in the Purchased Assets; Further Action Evidencing Transactions. 102

Section 13.13 Confidentiality. 102

Section 13.14 Execution in Counterparts; Severability; Integration. 104

Section 13.15 Seller’s Waiver of Setoff. 104

Section 13.16 Assignments and Participations; Hypothecation of Purchased Assets. 104

Section 13.17 Heading and Exhibits. 105

Section 13.18 Single Agreements. 105

Section 13.19 Disclosure Relating to Certain Federal Protections. 105

Section 13.20 Intent. 106

Section 13.21 Periodic Due Diligence Review. 106

Section 13.22 Purchaser and Participant Register. 107

Section 13.23 Joint and Several Obligations. 107

SCHEDULES

Schedule 1 Representations and Warranties Regarding Assets 1

Schedule 2 List of Accounts 1

Schedule 3 List of Existing Financing Facilities 1

Schedule 4 Organizational Chart 1

Schedule 5 List of UCC Filing Locations 1

Schedule 6 List of Approved Servicers 1

Schedule 7 List of Additional Items Required in the Underwriting Package 1

Schedule 8 Permitted Fund Managers 1

Schedule 9 Draw Procedures for Bridge Type and Construction Type Assets 1

EXHIBITS

Exhibit I Form of Transaction Request 1

Exhibit II Form of Confirmation 1

Exhibit III Form of Closing Certificate 1

Exhibit IV–1 Form of Power of Attorney of Seller 1

Exhibit IV–2 Form of Power of Attorney of Pledgor 1

Exhibit V Form of Account Control Agreement 1

Exhibit VI Form of Securities Account Control Agreement 1

Exhibit VII Form of Servicer Redirection Notice 1

Exhibit VIII Form of Compliance Certificate 1

Exhibit IX Form of Purchased Asset Data Summary 1

Exhibit X Form of Margin Deficit Notice 1

Exhibit XI Form of Assignment 1

Exhibit XII–A Form of Seller’s Release Letter 1

Exhibit XII–B Form of Warehouse Lender’s Release Letter 1

Exhibit XIII Form of Request for Additional Transaction for Excess Margin 1

Exhibit XIV Form of Section 2.14 Certificate 1

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Agreement”) is made as of this 29th day of March, 2007, by and among:

(1) QUADRA QRS, LLC, a Maryland limited liability company, as a Seller;

(2) QUADRA REALTY TRUST, INC., a Maryland corporation, as a Seller; and

(3) WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, “Wachovia”), as the Purchaser.

R E C I T A L S

WHEREAS, the Seller desires to sell and the Purchaser desires to purchase from time to time Eligible Assets under the terms and conditions stated herein; and

WHEREAS, if the Purchaser purchases one (1) or more Eligible Assets, the parties desire that the Seller repurchase the Purchased Asset(s) on or before the Facility Maturity Date under the terms and conditions stated herein.

NOW, THEREFORE, based upon the foregoing Recitals, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Defined Terms.

(a) Certain capitalized terms used throughout this Agreement are defined above or in this Article I.

(b) As used in this Agreement and the schedules, exhibits and other attachments hereto, unless the context requires a different meaning, the following terms shall have the following meanings:

“AAA IO”: An “AAA” rated bond that is “interest only,” including any such bond designated “X–C” or “X–P.”

“40 Act”: The Investment Company Act of 1940, as amended from time to time.

“Accepted Servicing Practices”: With respect to each Purchased Item serviced other than pursuant to the provisions of Section 6.14, those mortgage loan, mezzanine loan, secured lending and/or investment servicing practices, as applicable, of prudent lending institutions that service Purchased Items of the same type, size and structure as such Purchased Items in the jurisdiction where the related Underlying Property is located, as applicable, but in any event, (i) in accordance with the terms of the Repurchase Documents and Applicable Law, (ii) without prejudice to the interests of the Purchaser or any Affected Party, (iii) with a view to the maximization of the recovery on such Purchased Items on a net present value basis and (iv) without regard to (A) any relationship that the Seller and any other Repurchase Party may have with the related Borrower, any Servicer, any PSA Servicer, the Seller or any other Repurchase Party or any Affiliate of any of the foregoing; (B) the right of the Seller or any other Repurchase Party to receive compensation or other fees for its services rendered pursuant to this Agreement, the Repurchase Documents, the Asset Documents or any other document or agreement; (C) the ownership, servicing or management by the Seller or any other Repurchase Party for others of any other mortgage loans or mortgaged property; (D) any obligation of the Seller or any other Repurchase Party to repurchase or substitute a Purchased Item; (E) any obligation of the Seller or any other Repurchase Party to cure a breach of a representation and warranty with respect to a Purchased Item and (F) any debt the Seller or any other Repurchase Party has extended to any Borrower, mortgagor or any Affiliate of such Borrower or mortgagor other than a Purchased Asset.

“Account Control Agreement”: A letter agreement among the Seller, the Purchaser and Wachovia substantially in the form of Exhibit V attached hereto, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Accrual Period”: With respect to the first Payment Date in respect of any Purchased Asset, the period from and including the applicable Purchase Date to but excluding such first Payment Date, and, with respect to any subsequent Payment Date in respect of such Purchased Asset, the period from and including the previous Payment Date to but excluding such subsequent Payment Date.

“Additional Amount”: Defined in Subsection 2.14(a) of this Agreement.

“Additional Purchased Asset”: An Eligible Asset transferred to the Purchaser in a satisfaction of a Margin Deficit pursuant to Section 2.7 of this Agreement, which Additional Purchased Asset must satisfy all requirements of, and be transferred in accordance with the provisions of, this Agreement.

“Adjusted Eurodollar Rate”: For any Eurodollar Period, a rate per annum equal to a fraction, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, (i) the numerator of which is equal to the Eurodollar Rate for such Eurodollar Period and (ii) the denominator of which is equal to 100% minus the Eurodollar Reserve Percentage for such Eurodollar Period.

“Advance Rate”: With respect to an Eligible Asset or Purchased Asset, as applicable, of a certain Asset Class, the “Cumulative Maximum Advance Rate” or “Maximum Advance Rate,” as applicable, set forth in the applicable column on Schedule 1 to the Fee Letter.

“Advance Rate Amount”: With respect to each payment or prepayment of principal on a Purchased Asset (including, without limitation, insurance or condemnation proceeds or recoveries from foreclosure), the product of the Advance Rate applicable to such Purchased Asset and the amount of such principal payment or prepayment.

“Affected Party”: The Purchaser, each Person that becomes a Purchaser under the Repurchase Documents and all assignees, transferees, pledgees and participants of any of the foregoing permitted hereunder.

“Affiliate”: With respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any specified Person means the possession, direct or indirect, of the power to vote 50.1% or more of the voting securities of such Person and to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Unpaids”: At any time, an amount equal to the sum of the following: the aggregate Purchase Price outstanding for all Transactions, the aggregate Price Differential unpaid, Margin Deficits outstanding, Breakage Costs, Increased Costs, Taxes, Additional Amounts, Late Payment Fees, all other amounts owed by the Seller to the Purchaser, the Affected Parties or the Indemnified Parties or by the Seller or any other Person under this Agreement, the Repurchase Documents and any fee letter (including, without limitation, the Fee Letter and the Custodial Fee Letter) delivered in connection with any of the transactions contemplated by this Agreement or the other Repurchase Documents (whether due or accrued) and any interest and/or fees that accrue after the commencement of any proceeding under any Insolvency Laws by or against any Repurchase Party, regardless of whether such interest and/or fees are allowed claims in such proceeding.

“Agreement”: Defined in the Preamble of this Agreement.

“ALTA”: The American Land Title Association.

“Alternative Market Price Quote”: The good faith determination of the price at which an Asset or Purchased Asset could readily be sold by a bona fide third–party broker or dealer that (a) is not the Purchaser or any Affiliate of the Purchaser, the Seller or any other Repurchase Party, (b) regularly engages in the business of buying and/or selling assets similar in type, size and structure as the applicable Assets or Purchased Assets, and (c) is familiar with the market for such Assets or Purchased Assets.

“Anti–Terrorism Laws”: Any Applicable Law relating to money laundering or terrorism, including, but not limited to, Executive Order 13224, the OFAC Regulations and the USA Patriot Act.

“Applicable Law”: For any Person or Property of such Person, all existing and future applicable laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System), and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial or quasi–judicial tribunal or agency of competent jurisdiction.

“Approved Servicer”: Defined in the definition of Qualified Transferee.

“Asset”: (i) a Mortgage Loan, a Mezzanine Loan, a Preferred Equity Interest or an Equity Asset (including, without limitation, a Bridge Type or Construction Type of any of the foregoing), (ii) a REOC Debt, (iii) a Partial Interest in any of the foregoing, and (iv) a CMBS Security, provided, however, in each case the Underlying Property related thereto corresponds to a Property Class of Assets, and provided, further, Assets shall not include any Retained Interest (if any).

“Asset Class”: With respect to an Asset or Purchased Asset, as applicable, such Asset’s or Purchased Asset’s, as applicable, classification as (i) a Mortgage Loan, Mezzanine Loan, Preferred Equity Interest, Equity Asset (including Bridge Type or Construction Type subclasses of any of the foregoing), (ii) REOC Debt, (iii) any Partial Interest subclass of any of the foregoing or (iv) CMBS Security.

“Asset Documents”: Defined in the Custodial Agreement.

“Asset File”: Defined in the Custodial Agreement.

“Asset File Checklist”: Defined in the Custodial Agreement.

“Asset Schedule and Exception Report”: Defined in the Custodial Agreement.

“Asset Value”: As of any date of determination with respect to an Eligible Asset or Purchased Asset, as applicable, of a certain Asset Class and the applicable Property Class of Underlying Property, (a) with respect to an Eligible Asset or Purchased Asset, as applicable, that is not a Bridge Type or Construction Type, the lesser of (1) the product of the Book Value of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto and (2) the product of the Market Value of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto, in each case, taking into account the Maximum LTV applicable to such Eligible Asset or Purchased Asset, as applicable, and (b) with respect to an Eligible Asset or Purchased Asset, as applicable, that is a Bridge Type or Construction Type, the lesser of (1) the product of the Book Value of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto, and (2) the product of the Construction Costs of such Eligible Asset or Purchased Asset, as applicable, times the Advance Rate applicable thereto, in each case taking into account the Maximum LTC applicable to such Eligible Asset or Purchased Asset, as applicable; provided, however, the Asset Value shall, subject to Section 2.10 of this Agreement, be reduced as reasonably determined by the Purchaser with respect to each Purchased Asset (A) except as disclosed to the Purchaser in the related Confirmation prior to the related Purchase Date, in respect of which one (1) or more representations and warranties set forth in Schedule 1 is not satisfied (assuming each representation and warranty is determined as of the date the Asset Value is determined), which failure adversely affects the related Asset, (B) in respect of which the complete Asset File has not been delivered to the Custodian within the time period required by the Custodial Agreement, (C) which has been released from the possession of the Custodian under the Custodial Agreement to the Seller or its designee and the same has not been returned to the Custodian for a period in excess of twenty (20) calendar days or (D) with respect to which the Seller has failed to repurchase such Purchased Asset by the Repurchase Date.

“Assignment”: The transfer of all of the Seller’s rights and interests under an Eligible Asset pursuant to (i) an assignment agreement executed by the Seller in blank, which agreement shall be in the form of Exhibit XI and is otherwise satisfactory to the Purchaser in its discretion and (ii) to the extent applicable, the form of assignment contemplated by the related Asset Documents executed by the Seller in blank.

“Assignment of Leases”: With respect to any Mortgage, an assignment of leases, rents and profits thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Underlying Property is located to effect the related assignment of leases.

“Assignment of Mortgage”: With respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Underlying Property is located to effect the assignment of the Mortgage.

“Authority Documents”: As to any Person, as applicable, the articles or certificate of incorporation or formation, by–laws, limited liability company agreement, general partnership agreement, limited partnership agreement, trust agreement, joint venture agreement, resolutions and or other applicable organizational or governing documents of such Person.

“Availability”: At any time, an amount equal to the positive excess (if any) of (a) the Maximum Amount minus (b) the aggregate Purchase Price outstanding for all Transactions on such day; provided, however, the Availability shall be zero (0) (1) on and after the occurrence of (i) the Funding Expiration Date (as such date may be extended pursuant to Subsection 2.4(b)), (ii) the Facility Maturity Date (not including any extensions thereof) or (iii) a Margin Deficit which is still outstanding or (2) during the continuance of an Event of Default.

“Bailee”: With respect to each Table Funded Purchased Asset, the related title company, attorney or settlement agent, in each case approved in writing by the Purchaser in its discretion.

“Bailee Agreement”: The Bailee Agreement among the Seller, the Purchaser and the Bailee in the form of Annex 13 to the Custodial Agreement.

“Bailee’s Trust Receipt”: A Bailee Trust Receipt in the form of Attachment 2 to the Bailee Agreement.

“Bankruptcy Code”: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate”: On any date, a fluctuating rate per annum equal to the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.5%.

“Basic Asset Documents”: Defined in the Custodial Agreement.

“Benefit Plan”: Any employee benefit plan as defined in Section 3(3) of ERISA in respect of which the Seller or any ERISA Affiliate of the Seller is, or at any time during the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Book Value”: With respect to any Eligible Asset or Purchased Asset, as applicable, at any time, an amount, as certified by the Seller, equal to the lesser of (a) face or par value thereof and (b) the price that the Seller initially paid or advanced in respect thereof plus any additional amounts advanced by the Seller for or in respect of such Eligible Asset or Purchased Asset, as applicable, as such Book Value may be marked down by the Seller from time to time, including, as applicable, from any loss/loss reserve/price adjustments, less an amount equal to the sum of all principal payments, prepayments or paydowns paid, realized losses and other write downs recognized relating to such Eligible Asset or Purchased Asset, as applicable; provided, however, any such markdowns or adjustments must be made in good faith and shall be disclosed contemporaneously therewith in writing to the Purchaser, which mark downs or adjustments, without a corresponding payment and application of principal, may result in a Margin Deficit.

“Borrower”: Individually and collectively, as the context may expressly provide or require, the borrowers, mortgagors, obligors or debtors under an Asset or Purchased Asset.

“Borrower Reserve Payments”: Any payments made by a Borrower under the applicable Asset Documents which, pursuant to the terms of such Asset Documents, are required to be deposited into escrow or into a reserve to be used for a specific purpose (e.g., tax and insurance escrows).

“Breakage Costs”: Any amount or amounts as shall compensate the Purchaser or any Affected Party for any actual out–of–pocket loss, cost or expense incurred by the Purchaser or such Affected Party (as determined in the Purchaser’s sole discretion) as a result of a repurchase or prepayment of the Purchase Price on a date other than the last day of a Eurodollar Period or a Repurchase Date for the related Purchased Assets.

“Bridge Type”: A Mortgage Loan, Mezzanine Loan, Preferred Equity Interest or Equity Asset (or Partial Interest therein) that is otherwise an Eligible Asset except that the Underlying Property is not stabilized or is otherwise considered to be in a transitional state; provided, however, with respect to any Bridge Type that is a construction loan, the Underlying Property shall have received (or is expected to be received within the time period specified in the applicable Asset Documents) all necessary entitlements to the development of the land and the construction of the improvements (such as, but not limited to, land disturbance permits) in a manner consistent with what is represented by the Seller or any other Repurchase Party to the Purchaser.

“Business Day”: Any day other than a Saturday or a Sunday on which (a) banks are not required or authorized to be closed in Minneapolis, Minnesota, New York, New York or Charlotte, North Carolina, and (b) if the term “Business Day” is used in connection with the determination of the Eurodollar Rate, dealings in United States dollar deposits are carried on in the London interbank market.

“Capital Lease Obligations”: For any Person and its Consolidated Subsidiaries, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Collateral”: The cash received by the Purchaser in satisfaction of a Margin Deficit or as Income on Purchased Assets.

“CDO”: Collateralized debt obligations.

“CDO Asset Manager”: With respect to any Securitization Vehicle that is a CDO, the entity which is responsible for managing or administering an Asset or an interest therein as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Asset or the holder of an interest in the Asset).

“CDO Transaction”: A securitization transaction involving the issuance of certificates representing beneficial interests in one (1) or more debt obligations.

“Change of Control”: With respect to the Seller, the Guarantor or the Pledgor, a change of control shall be deemed to have occurred upon the occurrence of any of the following: (a) a Person or two or more Persons acting in concert shall have acquired “beneficial ownership”, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, or control over, Voting Interests of such Seller, such Guarantor or such Pledgor (or other securities convertible into such Voting Interests) representing more than 50% of the combined voting power of all Voting Interests of the Seller, the Guarantor or the Pledgor (provided, however, with respect to the Non–SPE Seller, the trading of the shares of stock of the Non–SPE Seller on a stock exchange or over the counter market shall not in and of itself constitute a Change of Control), (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Seller (together with its Subsidiaries), the Guarantor (together with its Subsidiaries) or the Pledgor (together with its Subsidiaries) taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (c) the adoption by the equity holders of the Seller, the Guarantor or the Pledgor of a plan or proposal for the liquidation or dissolution of the Seller, the Guarantor or the Pledgor. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 and 13d-5 of the Exchange Act.

“Closing Date”: March 29, 2007.

“CMBS Security”: A performing fixed or floating rate mortgage–backed pass–through certificate, representing a beneficial ownership interest in one or more first lien mortgage loans secured by Commercial Real Estate, rated by at least two (2) Rating Agencies as AAA (including AAA IO), AA+, AA, AA–, A+, A, A–, BBB+, BBB, BBB–, BB+, BB or BB–.

“Code”: The Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder, in each case as amended from time to time.

“Collateral Property”: The Commercial Real Estate (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by the Asset Documents or any other note, certificate, debt instrument or other document or instrument.

“Collection Account”: The account identified on Schedule 2 established in the name of the Seller into which all Income and Cash Collateral shall be deposited, which account shall be subject to the Account Control Agreement. Funds in the Collection Account shall be invested by the Purchaser in Permitted Investments.

“Commercial Real Estate”: Any real estate included in the definition of Property Class.

“Commercial Real Estate Loan”: Any loan secured directly or indirectly by Commercial Real Estate.

“Commitment Fee”: The “Commitment Fee” as defined in and payable under the Fee Letter.

“Compliance Certificate”: A compliance certificate in the form of Exhibit VIII attached hereto.

“Confirmation”: A purchase confirmation in the form attached to this Agreement as Exhibit II duly executed, completed and delivered by the Seller and the Purchaser in accordance with the provisions of Subsection 2.2(c) of this Agreement.

“Consolidated Interest Expense”: For any period with respect to any Person, the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption (including, without limitation, imputed interest included in payments under financing leases) on a consolidated income statement of such Person for such period excluding the amortization of any original issue discount.

“Consolidated Subsidiaries”: As of any date and any Person, any and all Subsidiaries or other entities that are consolidated with such Person in accordance with GAAP.

“Construction Costs”: With respect to an Asset or Purchased Asset, as applicable, that is a Bridge Type or Construction Type, as of any date of determination, the reasonable hard and soft costs of proposed construction of the improvements on the Underlying Property, which reasonable costs shall be disclosed to and approved by the Purchaser in its discretion, plus the market value of the related Underlying Property at such time, as determined by the Purchaser in its discretion based on such sources of information as the Purchaser may determine to rely on in its discretion.

“Construction Standard”: Defined in the Fee Letter.

“Construction Type”: A Mortgage Loan, Mezzanine Loan, Preferred Equity Interest or Equity Asset (or Partial Interest in any of the foregoing) that is otherwise an Eligible Asset except that ground–up improvements on the Underlying Property are not completed and the asset is not stabilized; provided, however, the Underlying Property shall have received (or is expected to be received within the time period specified in the applicable Asset Documents) all necessary entitlements to the development of the land and the construction of the improvements (such as, but not limited to, land disturbance permits) in a manner consistent with what is represented by the Seller to the Purchaser; provided, further, however, the Purchaser may consider in its discretion on a case by case basis land loans where no construction has commenced and, if the Purchaser agrees to purchase such asset, such purchase shall be subject to such terms, conditions and provisions (including, without limitation, Advance Rate and Pricing Spreads) as the Purchaser may require in its discretion, to be set forth in the related Confirmation.

“Contingent Liabilities”: Means (without duplication) for any Person and its Consolidated Subsidiaries: (i) liabilities and obligations (including any Guarantee Obligations) of such Person, its Consolidated Subsidiaries or any other Person in respect of “off–balance sheet arrangements” (as defined in the SEC Off–Balance Sheet Rules), (ii) any obligation, including, without limitation, any Guarantee Obligation, whether or not required to be disclosed in the footnotes to such Person’s and its Consolidated Subsidiaries’ financial statements, guaranteeing partially or in whole any Non–Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price–adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non–monetary obligations (other than guarantees of completion, environmental indemnities and guarantees of customary carve–out matters made in connection with Non–Recourse Indebtedness, such as (but not limited to) fraud, misappropriation, bankruptcy and misapplication) which have not yet been called on or quantified, of such Person, its Consolidated Subsidiaries or of any other Person, and (iii) any forward commitment or obligation to fund or provide proceeds with respect to any loan or other financing which is obligatory and non–discretionary on the part of the lender. The amount of any Contingent Liabilities described in clause (ii) shall be deemed to be, (a) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through, (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of such Person. As used in this definition, the term “SEC Off–Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off–Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33–8182; 34–47264; FR–67 International Series Release No. 1266 File No. S7–42–02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

“Contractual Obligation”: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its Property is bound or is subject.

“Conduit”: Defined in the definition of Qualified Transferee.

“Control”: With respect to any specific Person, (i) the ownership, directly or indirectly, of more than fifty percent (50%) of the (a) beneficial ownership interests of such Person or (b) with respect to a corporation, the voting rights attributable to the shares of such corporation, and (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person. This definition is to be construed to apply equally to variations of the word “control” including “Controlled,” “Controlling,” or “Controlled by.”

“Co–Seller”: Each seller of a Preferred Equity Interest or Equity Asset that joins this Agreement as a Seller by executing a joinder agreement in form and substance satisfactory to the Purchaser in its discretion.

“Current Appraisal”: An appraisal dated within twelve (12) months of the date of determination; provided, however, (i) in the case of the valuation of an Underlying Property, such appraisal shall be a FIRREA Appraisal and (ii) in the case of the valuation of an Asset or Purchased Asset, as applicable, such appraisal shall be from a nationally recognized appraisal firm (other than the Seller or any other Repurchase Party) (A) with substantial experience valuing assets similar in type, size and structure to the Asset or Purchased Asset, as applicable, in question, (B) having substantial familiarity with the market for such Asset or Purchased Asset, as applicable, and (C) that is otherwise acceptable to the Purchaser in its reasonable discretion.

“Custodial Agreement”: That Custodial Agreement, dated as of even date herewith, by and among the Purchaser, the Seller and the Custodian, as the same shall be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Custodial Fee Letter”: The fee agreement between the Seller and the Custodian providing for the Seller’s payment of the Custodian’s fees and expenses under the Custodial Agreement, as such agreement may be amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Custodial Identification Certificate”: Defined in the Custodial Agreement.

“Custodian”: Wells Fargo Bank, National Association, and its successor in interest as the custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement.

“Debt Service”: For any period and any Person, the sum of (a) Consolidated Interest Expense for such period and (b) all regularly scheduled principal payments made with respect to Indebtedness of such Person and its Subsidiaries during such period, other than any balloon, bullet, margin or similar principal payment which repays such Indebtedness in full.

“Debt Service Coverage Ratio” or “DSCR”: With respect to any Asset or Purchased Asset other than Construction Types or Bridge Types, as applicable (other than a CMBS Security), as of any date of determination, for the period of twelve (12) consecutive complete calendar months preceding such date (or, if such Asset or Purchased Asset, as applicable, was originated less than twelve (12) months from the date of determination, the number of months from the date of origination), the ratio of (a) the aggregate Net Cash Flow in respect of the Underlying Properties relating to such Asset or Purchased Asset, as applicable, for such period (taking into account (x) any interest reserves held by the Seller or any Servicer on its behalf with respect to such Asset or Purchased Asset, as applicable and (y) any applicable Interest Rate Protection Agreements), to (b) the sum of (i) the aggregate amount of all amounts due for such period in respect of all indebtedness that was outstanding from time to time during such period that is secured, directly or indirectly, by such Underlying Properties (including, without limitation, by way of a pledge of the equity of the owner(s) of such Underlying Properties) or that is otherwise owing by the owner(s) of such Underlying Properties, including, without limitation, all scheduled principal and/or interest payments due for such period in respect of each Asset or Purchased Asset, as applicable, that is secured or supported by such Underlying Properties plus (ii) the amount of all Ground Lease payments to be made in respect of such Underlying Properties during such period, as any of the foregoing elements of DSCR may be adjusted by the Purchaser as determined by the Purchaser in its discretion; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“Default”: Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Defaulted Asset”: Any Asset or Purchased Asset, as applicable, (a) that is sixty (60) days or more delinquent under the terms of the Asset Documents (including any Preferred Equity Interest or Equity Asset that is not paid current during such period), (b) for which one (1) or more representations and warranties set forth on Schedule 1 hereto is not satisfied (other than, with respect to any Purchased Asset, as a result of events or circumstances arising after the Purchase Date of such Purchased Asset), which failure adversely affects the value of the Asset, (c) for which there is a material non–monetary default under the related Asset Documents or (d) for which there is a material breach of the applicable Servicing Agreement or Pooling and Servicing Agreement with respect to or affecting the Purchased Assets. For clarification, the failure of any representation or warranty set forth on Schedule 1 to be true and correct with respect to any Purchased Asset as a result of any event or circumstance arising after the Purchase Date applicable to such Purchased Asset shall not cause such Purchased Asset to be a Defaulted Asset but may be considered by the Purchaser in determining the Asset Value of such Purchased Asset and whether a Margin Deficit exists for purposes of Section 2.7 of this Agreement.

“Delinquent Asset”: An Asset or Purchased Asset, as applicable, that is thirty (30) or more days, but less than sixty (60) days, delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Asset Documents (including any Preferred Equity Interest or Equity Asset which is not paid current during such period).

“Derivatives Contract”: Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross–currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Derivatives Termination Value”: Means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark–to–market value(s) for such Derivatives Contracts, as determined based upon one or more mid–market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Purchaser).

“Dollars” and “$”: Lawful money of the United States of America.

“Draw Procedures”: The draw procedures for additional advances of Purchase Price (other than the initial advance of the Purchase Price) for construction draw requests under Bridge Type and Construction Type Assets set forth on Schedule 9 attached hereto.

“Due Diligence Costs”: Defined in Section 13.21 of this Agreement.

“Due Diligence Review”: The performance by the Purchaser of any or all of the reviews permitted under Section 13.21 or otherwise under this Agreement with respect to any or all of the Purchased Items, the Seller or any other Person, Property or assets specified herein.

“DTC”: The Depository Trust Company, a limited purpose company under the banking laws of the State of New York.

“EBITDA”: With respect to any Person and its Subsidiaries for any period, the Net Income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis (prior to any impact from minority interests and before deduction of preferred dividends on preferred stock, if any, of such Person), in accordance with GAAP, plus the following (but only to the extent actually included in determination of such Net Income (or loss)): (i) income tax expense; (ii) extraordinary or non–recurring gains and losses; (iii) depreciation and amortization expense; and (iv) Consolidated Interest Expense. The EBITDA will be adjusted to remove all impact of FAS 141.

“Electronic Transmission”: The delivery of information and executed documents in an electronic format acceptable to the applicable recipient thereof.

“Eligible Asset”: An Asset that as of any date of determination:

(a) is not a Defaulted Asset or Delinquent Asset;

(b) if not a Bridge Type or a Construction Type, the Underlying Property is income producing, stabilized and non–transitional (as each of the foregoing are reasonably determined by the Purchaser in its discretion);

(c) has, to the extent applicable, an LTV not in excess of the Maximum LTV and, with respect to Bridge Types and Construction Types only, has an LTC not in excess of the Maximum LTC;

(d) if not a Bridge Type or a Construction Type, has, to the extent applicable, a DSCR equal to or greater than the Minimum DSCR;

(e) is not a loan to an operating business (other than a hotel or REOC Debt);

(f) in the case a Ground Lease, the Ground Lease has a remaining term of no less than twenty (20) years from the maturity date of the Asset;

(g) the Underlying Property is located, and the Borrower is domiciled, in the United States;

(h) such Asset is denominated and payable in Dollars;

(i) the Borrower for such Asset is not a Prohibited Person;

(j) does not involve an equity or similar interest by the Seller or any other Repurchase Party that would result in (i) a conflict of interest or potential conflict of interest or (ii) an affiliation with a Borrower under the terms of the Asset Documents which results or could result in the loss or impairment of any material rights of the holder of the Asset or Purchased Asset, as applicable; provided, however, the Seller must disclose to the Purchaser prior to the Purchase Date all equity or similar interests held or to be held by the Seller or any other Repurchase Party regardless of whether it satisfies any of the foregoing clauses (k)(i) or (ii); and

(k) the purchase of such Asset will not violate any applicable Sub–Limit;

provided, however, notwithstanding an Asset’s or Purchased Asset’s, as applicable, failure to conform to the criteria set forth above (including, without limitation, clause (g) above), the Purchaser may, in its sole discretion and subject to such terms, conditions and requirements and Advance Rates and Pricing Spread adjustments as the Purchaser may require in its discretion, designate in writing any such non–compliant Asset or Purchased Asset, as applicable, as an Eligible Asset, which designation (1) may include a temporary or permanent waiver of one (1) or more Eligible Asset requirements and (2) shall not be deemed a waiver of the requirement that all other Purchased Assets and Assets must be Eligible Assets (including any assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligibility Requirements”: With respect to any Person, that such Person (i) has total assets (in name or under management) in excess of $750,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) capital/statutory surplus or shareholder’s equity of $350,000,000 and (ii) is regularly engaged in the business of making or owning (or, in the case of a fund advisor or manager, advising or managing with respect to) commercial real estate loans (including mezzanine loans with respect to commercial real estate) or operating commercial properties.

“Engagement Letter”: The Letter Agreement, dated January 8, 2007, between the Seller and the Purchaser.

“Environmental Laws”: Any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials. Environmental Laws include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq., the Hazardous Material Transportation Act, as amended, 49 U.S.C. §1501 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §1251 et seq., the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act of 1976, 15 U.S.C. §2601 et seq., the Emergency Planning and Community Right–to–Know Act of 1986, 42 U.S.C. §1101 et seq., the Clean Air Act of 1966, as amended, 42 U. S. C. §7401 et seq., the National Environmental Policy Act of 1969, 42 U.S.C. §4321, the River and Harbor Act of 1899, 33 U.S.C. §401 et seq., the Endangered Species Act of 1973, as amended, 16 U.S.C. §1531 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §201 et seq., and the Environmental Protection Agency’s regulations relating to underground storage tanks, 40 C.F.R. Parts 280 and 281, and the rules and regulations under each of the foregoing, each as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Equity Asset”: An equity investment of 51% or more represented by Equity Interests in an entity that owns directly or indirectly Commercial Real Estate, including, but not limited to, all Equity Interests representing a dividend on any of the Equity Interests of the Equity Asset Grantor or representing a distribution or return of capital upon or in respect of the Equity Interests of the Equity Asset Grantor, in each case as it relates to an Equity Asset; provided, however, (i) the Purchaser’s funding of the Equity Asset is subject to regulatory and compliance criteria applicable to banks generally with respect to this type of asset, and (ii) the Purchaser reserves the right to require, as a condition to such purchase, that each Equity Asset be acquired by and transferred to the Purchaser by a bankruptcy remote, special purpose entity, which entity shall join the Repurchase Documents pursuant to a joinder agreement in form and substance satisfactory to the Purchaser in its discretion as a jointly and severally liable Co–Seller under this Agreement, and for the Equity Interests in such Co–Seller to be pledged to the Purchaser.

“Equity Asset Documents”: The related Authority Documents of the Equity Asset Grantor, together with a certificate, instrument or other tangible evidence of the Equity Interests in the Equity Asset Grantor.

“Equity Asset Grantor”: The entity in which an Equity Asset represents an investment.

“Equity Asset Pledge Agreement”: The Equity Asset Pledge and Security Agreement, dated as of even date herewith, among the Seller and the Purchaser, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Equity Interests”: With respect to any Person, any share, interest, participation and other equivalent (however denominated) of capital stock of, or limited liability company interests, partnership interests or other ownership, equity or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership, equity or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership, equity or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA”: The Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, as each of the foregoing are amended from time to time.

“ERISA Affiliate”: (a) Any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Seller, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Seller, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Seller, any corporation described in clause (a) above or any trade or business described in clause (b) above.

“Eurocurrency Liabilities”: Defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect and amended from time to time.

“Eurodollar Disruption Event”: The occurrence of any of the following: (a) the Purchaser or any other Affected Party has determined that it would be contrary to law or to the directive of any central bank or other Governmental Authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to fund any Transaction, (b) the inability, for any reason, of the Purchaser or any other Affected Party to determine the Adjusted Eurodollar Rate, (c) the Purchaser or any other Affected Party shall have determined that the rate at which deposits of United States dollars are being offered to the Purchaser or any other Affected Party in the London interbank market does not accurately reflect the cost to the Purchaser or such other Affected Party of making, funding or maintaining any Transaction, or (d) the inability of the Purchaser or any other Affected Party to obtain United States dollars in the London interbank market to make, fund or maintain any Transaction.

“Eurodollar Period”: With respect to any Transaction, (i) initially, the period commencing on the Purchase Date with respect to such Transaction and ending on the earlier of (x) the related Repurchase Date and (y) the first Payment Date following the Purchase Date, and (ii) thereafter, each period commencing on the day following the last day of the preceding Eurodollar Period applicable to such Transaction and ending on the earliest of (x) the related Repurchase Date, (y) the date that is one–month thereafter, or (z) the Facility Maturity Date.

“Eurodollar Rate”: With respect to each Eurodollar Period during which a Transaction is outstanding, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate appearing at page 3750 (or any successor page) of the Telerate Screen as the London interbank offered rate for deposits in Dollars at or about 9:00 a.m., Charlotte, North Carolina time, two (2) Business Days prior to the beginning of such Eurodollar Period (and if such date is not a Business Day, the Eurodollar Rate in effect on the Business Day immediately preceding such date) for a term comparable to such Eurodollar Period, or, if no such rate appears on Telerate page 3750 (or any successor page) at such time and day, then the Eurodollar Rate shall be determined by Wachovia at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their successors and assignees) at which thirty (30) day deposits in United States Dollars are being, have been, or would be offered or quoted by Wachovia to major banks in the applicable interbank market for Eurodollar deposits at or about 11:00 a.m. on such day. The Purchaser’s determination of Eurodollar Rate shall be conclusive upon the parties absent manifest error on the part of the Purchaser.

“Eurodollar Reserve Percentage”: For any period means the percentage, if any, applicable during such period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, emergency, supplemental, marginal or other reserve requirements) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to the applicable Eurodollar Period.

“Event of Default”: Defined in Section 10.1 of this Agreement.

“Excepted Persons”: Defined in Subsection 13.13(a) of this Agreement.

“Exception”: Defined in the Custodial Agreement.

“Excess Margin”: As of any date of determination, the positive excess (if any) of the Margin Base over the aggregate Purchase Price of all outstanding Transactions.

“Exchange Act”: The Securities Exchange Act of 1934, as amended from time to time.

“Excluded Servicing Relationships”: Any Servicing Agreement (including oral agreements) where the only parties to such agreement are the Seller and/or Affiliates of the Seller or any circumstance where no servicing agreement or relationship exists.

“Existing Financing Facilities”: The financing facilities identified on Schedule 3 hereto.

“Extended Funding Expiration Date”: Defined in Subsection 2.4(b) of this Agreement.

“Extension Fee”: The “Extension Fee” as defined in and payable under the Fee Letter.

“Facility”: The facility evidenced by and the Transactions contemplated under the Repurchase Documents.

“Facility Maturity Date”: Subject to Article X, the earlier of (a) March 27, 2010, as such original Facility Maturity Date may be extended pursuant to Subsection 2.4(a) hereof, or (b) the date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of Applicable Law.

“Facility Period”: The period commencing on the Closing Date and terminating on the Funding Expiration Date.

“FDIA”: Defined in Subsection 13.20(b) of this Agreement.

“FDICIA”: Defined in Subsection 13.20(d) of this Agreement.

“Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds rates as in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Purchaser (or, if such day is not a Business Day, for the next succeeding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole good faith opinion of the Purchaser, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m.

“Fee Letter”: The Fee Letter, dated as of even date herewith, between the Purchaser and the Seller, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Financial Covenants”: The covenants set forth in Subsection 5.1(bb) of this Agreement.

“FIRREA Appraisal”: An appraisal prepared by an independent third–party appraiser approved by the Purchaser in its reasonable discretion and satisfying the requirements of Title XI of the Federal Institutions, Reform, Recovery and Enforcement Act of 1989 (as supplemented, amended, modified and replaced from time to time) and the regulations promulgated thereunder, as in effect on the date of such appraisal.

“Fitch”: Fitch Ratings, Inc.

“Fixed Charge Coverage Ratio”: For any Person and its Consolidated Subsidiaries during any period, EBITDA for such period divided by the Fixed Charges for the same period.

“Fixed Charges”: For any Person and its Consolidated Subsidiaries determined on a consolidated basis during any period, the sum of (without duplication) (a) Debt Service, (b) all Preferred Dividends required to be paid during such period, (c) Capital Lease Obligations required to be paid during such period, and (d) all payments due under any Ground Lease.

“Foreclosed Loan”: A loan the security for which has been foreclosed upon by the Seller.

“Funding Expiration Date”: Subject to Article X, the earlier of (i) March 27, 2008, as such date may be extended pursuant to Subsection 2.4(b) of this Agreement, (ii) the date on which the Funding Expiration Date shall occur in accordance with the provisions hereof or by operation of Applicable Law and (iii) the Business Day designated by the Seller to the Purchaser as the Funding Expiration Date at any time following two (2) Business Days’ prior written notice to the Purchaser.

“GAAP”: Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governmental Authority”: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator having jurisdiction over such Person or any of its Properties, and any accounting board or authority (whether or not a part of government) that is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Ground Lease”: With respect to any Underlying Property in which a Borrower has a ground leasehold interest, the lease agreement creating such ground leasehold interest.

“Guarantee Obligation”: Means, as to any Person (the “guaranteeing person”), without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided, however, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as reasonably determined by such Person in good faith.

“Guarantor”: Quadra Realty Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.

“Guaranty”: The Guaranty, dated as of even date herewith, executed by the Guarantor in favor of the Purchaser, as such agreement is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“H.15”: Federal Reserve Statistical Release H.15.

“Income”: With respect to any Purchased Items, at any time, all of the following to which the owner thereof is entitled: all payments, collections, prepayments, recoveries, proceeds (including, without limitation, insurance and condemnation proceeds) and all other payments or amounts of any kind or nature whatsoever paid, received, collected, recovered or distributed on, in connection with or in respect of the Purchased Items, including, without limitation, any principal thereof then payable, all interest or other distributions payable thereon, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, all other distributions, payments and other amounts of any kind or nature whatsoever, and the amounts received from any Interest Rate Protection Agreement; provided, however, Income shall not include any Borrower Reserve Payments unless the Seller, a Servicer or a PSA Servicer has exercised rights with respect to such payments under the terms of the related Asset Documents, the Servicing Agreements or the Pooling and Servicing Agreements, as applicable, and applied the same to the outstanding indebtedness under the related Asset.

“Increased Costs”: Any amounts required to be paid by the Seller to the Purchaser or any Affected Party pursuant to Section 2.13 of this Agreement.

“Indebtedness”: Means, with respect to any Person, including such Person’s Consolidated Subsidiaries determined on a consolidated basis, at the time of computation thereof, all indebtedness of any kind including, without limitation (without duplication): (a) all obligations of such Person in respect of money borrowed (including, without limitation, principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of Property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property or assets, or otherwise); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of preferred equity or trust preferred securities; (c) Capital Lease Obligations of such Person; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off–Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatory Redeemable Stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations under any Asset or any obligation senior to the Asset, unfunded interest reserve amount under any Asset or any obligation that is senior to the Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatory Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Non–Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person; (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than certain Permitted Liens) on Property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, however, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien; (k) all Contingent Liabilities; (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of Property or assets, including contracts for the deferred purchase price of Property or assets that include the procurement of services; (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and (n) obligations of such Person to fund capital commitments under any Authority Document, subscription agreement or otherwise.

“Indemnified Amounts”: Defined in Subsection 11.1(a) of this Agreement.

“Indemnified Parties”: Defined in Subsection 11.1(a) of this Agreement.

“Indemnified Taxes”: With respect to any Person, Taxes other than the following excluded Taxes: (a) income, franchise, branch profits or similar Taxes imposed on (or measured by) any Person’s net income or net profits by any jurisdiction (other than a jurisdiction in which such Person would not have been treated as doing business but for, and solely as a result of, its participation in a Transaction or its exercise of its rights or performance of its obligations hereunder); and (b) Taxes imposed as a result of such Person’s gross negligence or willful misconduct.

“Independent Director”: A natural Person who (a) is not at the time of initial appointment as Independent Director, and may not have been at any time during the five (5) years preceding such initial appointment or at any time while serving as Independent Director, (i) a stockholder, partner, member or direct or indirect legal or beneficial owner of the Seller, the Guarantor, the Pledgor or any other Repurchase Party; (ii) a contractor, creditor, customer, supplier, director (with the exception of serving as the Independent Director of the Seller), officer, employee, attorney, manager or other Person who derives any of its purchases or revenues from its activities with the Seller, the Guarantor, the Pledgor or any other Repurchase Party; (iii) a natural Person who controls (directly or indirectly or otherwise) the Seller, the Guarantor, the Pledgor or any other Repurchase Party or who controls or is under common control with any Person that would be excluded from serving as an Independent Director under (i) or (ii), above; or (iv) a member of the immediate family of a natural Person excluded from serving as an Independent Director under (i) or (ii) above and (b) otherwise satisfies the then current requirements of the Rating Agencies. A Person who is an employee of a nationally recognized organization that supplies independent directors and who otherwise satisfies the criteria in clause (a) but for the fact that such organization receives payment from the Seller, the Guarantor or the Pledgor for providing such independent director shall not be disqualified from serving as an Independent Director hereunder.

“Insolvency Event”: With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its Property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its Property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”: Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Instrument”: Any “instrument” (as defined in Article 9 of the UCC), other than an instrument that constitutes part of chattel paper.

“Interest Expense”: Means for any period, total interest expense, both expensed and capitalized, of the Seller for such period with respect to all outstanding Indebtedness of the Seller (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under interest rate protection agreements), determined in accordance with GAAP, net of interest income of the Seller for such period (determined in accordance with GAAP).

“Interest Rate Protection Agreement”: With respect to any or all of the Assets and Purchased Assets, as applicable, any Derivatives Contract providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, and reasonably acceptable to the Purchaser.

“Intervening Trust Vehicle”: With respect to any Securitization Vehicle that is a CDO, shall mean a trust vehicle or entity that holds an Asset or any interest therein as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.

“KeyBank Facility”: A facility of up to $50 million to be provided by KeyBank N.A. (or its Affiliates) as agent to the Non–SPE Seller or its Affiliates (other than the SPE Seller) which facility may, to the extent secured, only be secured by assets of the Non–SPE Seller that are not Purchased Items.

“Late Payment Fee”: A fee equal to interest on the amounts not paid when due at the Post-Default Rate until such amounts are paid in full, provided that such interest rate shall not exceed the maximum rate permitted by Applicable Law.

“Lead Based Paint”: Paint containing more than 0.5% lead by dry weight.

“Lien”: Any mortgage, lien, pledge, charge, right, claim, security interest or encumbrance of any kind of or on any Person’s assets or Properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or Properties).

“Liquidity”: An amount equal to the (a) sum of (without duplication) (i) the amount of unrestricted cash and unrestricted Permitted Investments, plus (ii) the Excess Margin, less, (b) amounts necessary to satisfy Margin Deficits under this Agreement.

“Loan–to–Value Ratio” or “LTV”: With respect to any Asset or Purchased Asset (other than any CMBS Security), as applicable, as of any date of determination, the ratio of the outstanding principal amount of such Asset or Purchased Asset, as applicable, to the market value of the related Underlying Property at such time, as determined by the Purchaser in its discretion, (i) in connection with the initial purchase of an Asset only and to the extent a Current Appraisal is available, based on the Current Appraisal, as the LTV may be adjusted by the Purchaser as the Purchaser determines in its discretion and (ii) in all other cases, based on such sources of information as the Purchaser may determine to rely on in its discretion; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“LTC”: With respect to any Eligible Asset or Purchased Asset, as applicable, that is a Bridge Type or a Construction Type, as of any date of determination, the ratio of the outstanding principal amount of such Eligible Asset or Purchased Asset, as applicable, to the Construction Costs for such Eligible Asset or Purchased Asset, as applicable; provided, however, that all such calculations shall be made taking into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“Mandatory Redeemable Stock”: Means, with respect to any Person and any Consolidated Subsidiary thereof, any Equity Interests of such Person which by the terms of such Equity Interests (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is required to be redeemed, pursuant to a sinking fund obligation or otherwise (other than any Equity Interests to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatory Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than any Equity Interests which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case, on or prior to the Facility Maturity Date.

“Margin Base”: On any day, the aggregate Asset Value of all Purchased Assets plus principal payments on deposit in the Collection Account to the extent such amounts are not applied to reduce the Purchase Price under Section 2.8.

“Margin Correction Deadline”: 3:00 p.m. on the first (1st) Business Day after any Margin Deficit Notice is delivered by the Purchaser.

“Margin Deficit”: Defined in Subsection 2.7(a) of this Agreement.

“Margin Deficit Notice”: A notice in the form of Exhibit X attached hereto requiring the Seller to eliminate a Margin Deficit by the Margin Correction Deadline.

“Market Value”: As of any date in respect of any Eligible Asset or Purchased Asset, as applicable, the price at which such Eligible Asset or Purchased Asset, as applicable, could readily be sold, as determined by the Purchaser (i) in connection with the initial purchase of an Eligible Asset only and to the extent a Current Appraisal is available, based on the Current Appraisal value and (ii) in all other cases, as the Purchaser may determine in its discretion based on such sources and information (if any) as the Purchaser may determine to rely on in its discretion (which value may be determined to be zero), as such Market Value may be adjusted at any time by the Purchaser as the Purchaser determines in its discretion.

“Material Adverse Effect”: A material adverse effect on (a) the Property, business, operations or financial condition of the Seller, the Guarantor or the Pledgor, (b) the ability of each of the Seller, the Guarantor or the Pledgor to perform its obligations under any of the Repurchase Documents to which it is a party, (c) the validity or enforceability of any of the Repurchase Documents, (d) the rights and remedies of the Purchaser or any Affected Party under any of the Repurchase Documents, (e) the Asset Value of a material portion of the Purchased Assets taken as a whole or (f) the timely payment of any amounts under the Repurchase Documents.

“Materials of Environmental Concern”: Any mold, petroleum (including, without limitation, crude oil or any fraction thereof), petroleum products or by-products (including, without limitation, gasoline), or any hazardous, toxic or harmful substances, materials, wastes, pollutants or contaminants, defined as such in or regulated under any Environmental Law, including, without limitation, asbestos, asbestos containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radioactive materials, Lead Based Paint, Toxic Mold, flammable explosives and radon.

“Maximum Amount”: Subject to Subsection 2.3(a) of this Agreement, $500,000,000, as such amount may, pursuant to a written request of the Seller, be increased during the Facility Period in the Purchaser’s discretion (but in each case, any such increase shall be subject to (i) the Purchaser obtaining internal credit and other approvals and (ii) the weighted average aggregate Purchase Price for all Transactions outstanding during the preceding six (6) months exceeding 65% of the then Maximum Amount) up to but not in excess of $750,000,000; provided, however, (x) on and after the earlier of the Funding Expiration Date and the Facility Maturity Date, the Maximum Amount shall mean the aggregate Purchase Price outstanding for all Transactions and (y) on the last Business Day of each June and December during the existence of the Facility, commencing December 31, 2007, the Purchaser shall have the option to be exercised in its discretion to reduce the Maximum Amount to an amount determined by the Purchaser in its discretion if the weighted average aggregate Purchase Price (exclusive of the sixty (60) day period following a CDO Transaction involving Purchased Assets) falls below 50% of the then Maximum Amount.

“Maximum LTC”: With respect to any Asset or Purchased Asset, as applicable, that is a Bridge Type or a Construction Type, at any time, the LTC for related Underlying Property set forth on Schedule 1 to the Fee Letter under the heading “End LT Cost” for the applicable Asset Class of such Asset or Purchased Asset, as applicable, and the applicable Property Class of Underlying Property; provided, however, the Maximum LTC shall take into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“Maximum LTV”: With respect to any Asset or Purchased Asset, as applicable (other than any CMBS Security), at any time the Loan–to–Value Ratio for the related Underlying Property set forth on Schedule 1 to the Fee Letter under the heading “End LTV” for the applicable Asset Class of such Asset or Purchased Asset, as applicable, and, as applicable, the applicable Property Class of Underlying Property; provided, however, the Maximum LTV shall take into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“Mezzanine Loan”: A mezzanine loan (including a tranche or participation) secured by a first priority perfected lien and pledge of the 100% of the Equity Interests of the Person that owns directly or indirectly Underlying Property.

“Mezzanine Note”: The original executed promissory note or other tangible evidence of Mezzanine Loan indebtedness.

“Minimum DSCR”: With respect to any Asset or Purchased Asset (other than any CMBS Security), as applicable, at any time the DSCR for the related Underlying Property set forth on Schedule 1 to the Fee Letter under the heading “In–Place DSCR” (calculated in accordance with the definition of Debt Service Coverage Ratio) for the applicable Asset Class of such Asset or Purchased Asset, as applicable, and, as applicable, the applicable Property Class of Underlying Property; provided, however, the Minimum DSCR shall take into account any senior or pari passu debt or other obligations, including debt or other obligations secured directly or indirectly by the applicable Underlying Property.

“Moody’s”: Moody’s Investors Service, Inc., and any successor thereto.

“Mortgage”: Each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a Lien on real property and other property and rights incidental thereto.

“Mortgage Loan”: A Commercial Real Estate whole loan secured by a first priority security interest in an Underlying Property, which Mortgage Loan includes, without limitation, (i) a Mortgage Note and related Mortgage and (ii) all right, title and interest of the Seller in and to the Underlying Property covered by such Mortgage.

“Mortgage Note”: The original executed promissory note or other evidence of the indebtedness of a Borrower under a Mortgage Loan which is secured by a Mortgage on the related Underlying Property.

“Mortgagee”: The record holder of a Mortgage Note secured by a Mortgage.

“Multiemployer Plan”: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is or was at any time during the current year or the immediately preceding five (5) years contributed to by the Seller or any ERISA Affiliate of the Seller on behalf of its employees.

“Net Cash Flow”: With respect to any Underlying Property, for any period, the net income (or deficit) attributable to such Underlying Property for such period, determined in accordance with GAAP, less the amount of all (a) capital expenditures incurred, (b) escrows established (other than reserves (excluding one (1) time reserves from loan proceeds) held under the Asset Documents), (c) leasing commissions paid (other than commissions paid from reserves held under the Asset Documents) and (d) tenant improvements paid during such period (other than tenant improvements paid from reserves held under the Asset Documents) in each case attributable to such Underlying Property, plus all non–cash charges deducted in the calculation of such net income.

“Net Income”: With respect to any Person (including such Person’s Consolidated Subsidiaries determined on a consolidated basis for any period), the net income of such Person and its Consolidated Subsidiaries determined on a consolidated basis for such period as determined in accordance with GAAP.

“Non–Recourse Indebtedness”: Means, with respect to any Person, indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to non–recourse provisions) is contractually limited to specific assets of such Person encumbered by a Lien securing such indebtedness.

“Non–SPE Seller”: Quadra Realty Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.

“Non–Table Funded Purchased Asset”: A Purchased Asset that is not a Table Funded Purchased Asset.

“Non–Wachovia Assets”: Any Asset or Purchased Asset, as applicable, issued, originated or extended by a Person other than Wachovia, Wachovia Corporation or an Affiliate of Wachovia or Wachovia Corporation.

“Obligations”: Defined in Subsection 8.1(b) of this Agreement.

“OFAC”: The U.S. Department of the Treasury’s Office of Foreign Assets Control, as amended from time to time.

“OFAC Regulations”: The regulations promulgated by OFAC, as amended from time to time.

“Off–Balance Sheet Obligations”: With respect to any Person and its Consolidated Subsidiaries determined on a consolidated basis as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries in accordance with GAAP: (a) the monetary obligations under any financing lease or so–called “synthetic,” tax retention or off–balance sheet lease transaction which, upon the application of any Insolvency Laws to such Person or any of its Consolidated Subsidiaries, would be characterized as indebtedness; (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries; or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as indebtedness for tax purposes but not for accounting purposes in accordance with GAAP or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Consolidated Subsidiaries (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Officer’s Certificate”: A certificate signed by a Responsible Officer of the Seller, the Guarantor or the Pledgor, as applicable.

“Operating Account”: The account of the Seller set forth on Schedule 2 hereto.

“Opinion of Counsel”: A written opinion of counsel, which opinion and counsel are acceptable to the Purchaser in its reasonable discretion.

“Originator”: With respect to each Asset or Purchased Asset, as applicable, the Person who originated such Asset or Purchased Asset, as applicable.

“Partial Interest”: (a) A senior, pari passu or junior participation interest in a Commercial Real Estate Loan (including a Mezzanine Loan), (b) a pari passu interest in a REOC Debt, (c) a pari passu interest in a Preferred Equity Interest, and (d)  a senior, pari passu or subordinate “note” or “certificate” (or a senior, pari passu or junior participation in any of the foregoing) in an “A/B” or similar structure evidencing any of the foregoing.

“Partial Interest Documents”: The original Participation Certificate, original Participation Agreement and originals of any other tangible evidence of such Partial Interest, as applicable.

“Participation Agreement”: With respect to any Partial Interest, any executed participation agreement, sub–participation agreement, intercreditor, servicing or administrative agreement or any agreement that is similar to any of the foregoing agreements under which the Partial Interest is created, evidenced, issued, serviced, administered and/or guaranteed.

“Participation Certificate”: With respect to any Partial Interest, an executed certificate, note, instrument or other document representing the interest, participation interest or sub–participation interest granted under a Participation Agreement.

“Passthrough Subsidiary”: With respect to the Non–SPE Seller, a Subsidiary that is either (i) disregarded as an entity separate from the Non–SPE Seller pursuant to Treasury Regulation Section 301.7701–3(b) or (ii) treated as (x) a grantor trust within the meaning of Sections 671 through and including 678 of the Code, or (y) a partnership within the meaning of Section 761(a) of the Code and Treasury Regulation Section 301.7701–3(b).

“Payment Date”: The 15th day of each calendar month, or, if such day is not a Business Day, the next Business Day.

“PBGC”: The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plans”: Defined in Subsection 4.1(u) of this Agreement.

“Permitted Fund Manager”: Any Person that on the date of determination is a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, including, without limitation, those listed on Schedule 8 attached hereto, and in each case is (a) investing through a fund with committed capital of at least $250,000,000, and (b) not subject to an Insolvency Proceeding.

“Permitted Indebtedness”: With respect to Preferred Equity Interests or Equity Assets, Indebtedness that is permitted under the related Asset Documents and disclosed in writing to the Purchaser in a Transaction Request and a Confirmation.

“Permitted Investment Fund”: Defined in the definition of Qualified Transferee.

“Permitted Investments”: Investments of any one or more of the following types:

(a) marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States of America and that have a maturity of not more than 270 calendar days from the date of acquisition;

(b) marketable obligations, the full and timely payment of which are directly and fully guaranteed by the full faith and credit of the United States and that have a maturity of not more than 270 calendar days from the date of acquisition;

(c) bankers’ acceptances and certificates of deposit and other interest–bearing obligations (in each case having a maturity of not more than 270 calendar days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least $100,000,000, the short–term obligations of which are rated of least A–1 by S&P and P–1 by Moody’s;

(d) repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any bank of the type described in clause (c) above;

(e) commercial paper rated at least A–1 by S&P and P–1 by Moody’s;

(f) demand deposits, time deposits or certificates of deposit (having original maturities of no more than 365 calendar days) of depository institutions or trust companies incorporated under the laws of the United States of America or any state thereof (or domestic branches of any foreign bank) and subject to supervision and examination by federal or state banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short–term debt rating of such depository institution or trust company shall be at least A–1 by S&P and P–1 by Moody’s; and

(g) money market mutual funds possessing the highest available rating from S&P and Moody’s.

“Permitted Liens”: Any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for state, municipal or other local taxes if such taxes shall not at the time be due and payable, (b) Liens imposed by Applicable Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) days, and (c) Liens granted pursuant to or by the Repurchase Documents.

“Person”: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.

“Plan”: An employee benefit or other plan established or maintained by the Seller or any ERISA Affiliate of the Seller and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Plan Party”: Defined in Section 13.23 of this Agreement.

“Pledge and Security Agreement”: The Pledge and Security Agreement, dated as of the date hereof, between the Purchaser and the Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Pledged Collateral”: Defined in the Pledge and Security Agreement.

“Pledgor”: Quadra Realty Trust, Inc., a Maryland corporation, together with its successors and permitted assigns.

“Pooling and Servicing Agreements”: Any and all pooling and servicing agreements, trust agreements, indentures, administrative or other agreements governing servicing and other matters entered into in connection with (i) a CMBS Security or (ii) a securitization of an interest that is senior to an Asset or Purchased Asset, as applicable, as such agreements are amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Post–Default Rate”: In respect of any day a Transaction is outstanding or any other amount under this Agreement or any other Repurchase Document is not paid when due to the Purchaser at the stated Repurchase Date or otherwise when due, a rate per annum determined on a 360 day per year basis during the period from and including the due date to but excluding the date on which such amount is paid in full equal to the applicable Pricing Rate plus 500 basis points.

“Pre–Approved Purchaser”: Means (a) any Affiliate of any Purchaser which is able to perform the obligations of the Purchaser hereunder and (b) any Qualified Transferee.

“Preferred Dividends”: Means, for any Person, any period and without duplication, all Restricted Payments paid or required to be paid during such period on Preferred Securities issued by such Person or a Consolidated Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatory Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to such Person or a Consolidated Subsidiary; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Grantor”: The entity in which a Preferred Equity Interest represents an investment.

“Preferred Equity Interest”: The entire Equity Interests representing the preferred equity interest in an entity that owns directly or indirectly Commercial Real Estate, including, but not limited to, all Equity Interests representing a dividend on any of the Equity Interests of the Preferred Equity Grantor or representing a distribution or return of capital upon or in respect of the Equity Interests of the Preferred Equity Grantor, in each case as it relates to a Preferred Equity Interest; provided, however, (i) such Preferred Equity Interest must contain a synthetic maturity feature acceptable to the Purchaser in its reasonable discretion, (ii) the Purchaser’s funding of the Preferred Equity Interest is subject to regulatory and compliance criteria applicable to banks generally with respect to this type of asset, and (iii) the Purchaser reserves the right to require, as a condition to such purchase, that each Preferred Equity Interest be acquired by and transferred to the Purchaser by a bankruptcy remote, special purpose entity, which entity shall join in the Repurchase Documents pursuant to a joinder agreement in form and substance satisfactory to the Purchaser in its discretion as a jointly and severally liable Co–Seller under this Agreement, and for the Equity Interests in such Co–Seller to be pledged to the Purchaser. All references to, and calculations required to be made in respect of, any principal and/or interest associated with any Eligible Asset or Purchased Asset, as applicable, shall, with respect to Eligible Assets or Purchased Assets, as applicable, consisting of Preferred Equity Interests, be deemed to refer, respectively, to the face amount of such Preferred Equity Interest and the preferred return or yield (however such terms are denominated, as set forth in the related Asset Documents), whether payable or accrued.

“Preferred Equity Interest Documents”: The related Authority Documents of the Preferred Equity Grantor, together with a certificate, instrument or other tangible evidence of the Equity Interests in the Preferred Equity Grantor.

“Preferred Equity Pledge Agreement”: The Preferred Equity Interest Pledge and Security Agreement, dated as of even date herewith, between the Seller and Purchaser, as such agreement is amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Preferred Securities”: Means, with respect to any Person, Equity Interest in such Person that are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment (or accrual) of dividends or distribution of assets upon liquidation, or both.

“Price Differential”: For each Accrual Period or portion thereof and each Transaction outstanding, the sum of the products (for each day during such Accrual Period or portion thereof) of:

			PR x PP x	1
D
where:
	PR	=	the Pricing Rate applicable on such day;
	PP	=	the Purchase Price for such Transaction on such day; and
	D	=	360;

provided, however, that (i) no provision of this Agreement shall require the payment or permit the collection of any Price Differential in excess of the maximum permitted by Applicable Law and (ii) the Price Differential shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

“Pricing Rate”: With respect to any Transaction, as of any date of determination, a rate per annum equal to the sum of (a) the applicable Rate on such date plus (b) the applicable Pricing Spread for such Eligible Asset or Purchased Asset, as applicable, on such date.

“Pricing Spread”: The financing spreads set forth on Schedule 1 to the Fee Letter (or the related Confirmation to the extent that a different Pricing Spread may be set forth in the related Confirmation) corresponding to the Asset Classes and, as applicable, Property Classes of Eligible Assets or Purchased Assets, as applicable, set forth therein; provided, however, with respect to each Transaction comprised of more than one (1) Property Class or Asset Class of Eligible Asset or Purchased Asset, as applicable, the Pricing Spread applicable thereto shall be determined by the Purchaser in its discretion and set forth in the related Confirmations; provided, further, however, from and after an Event of Default, the Pricing Spread for each Transaction shall be increased automatically by an additional 500 basis points (in addition to a change in the Rate as specified in the definition of Rate). For the avoidance of doubt, any Pricing Spread set forth in the related Confirmation shall be the applicable Pricing Spread for the Eligible Asset or the Purchased Asset, as applicable.

“Prime Rate”: The rate announced by Wachovia from time to time as its prime rate in the United States, such rate to change as and when such designated rate changes. The Prime Rate is not intended to be the lowest rate of interest charged by Wachovia in connection with extensions of credit to debtors.

“Principal Payment” or “Principal Payments”: Defined in Subsection 2.3(c) of this Agreement.

“Prohibited Person”: Means (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (iii) a Person with whom the Seller, the Guarantor, the Pledgor and/or any other Repurchase Party is prohibited from dealing or otherwise engaging in any transaction by any Anti–Terrorism Law, (iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) an agency of the government of, an organization directly or indirectly controlled by, or a Person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.htm or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, (vi) a Person that is named as a “specially designated national or blocked person” on the most current list maintained or published by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sdn.index.html or at any replacement website or in any other official publication of such list, and (vii) a Person who is affiliated with a Person described in clauses (i)–(vi) above.

“Property”: Any right or interest in or to property of any kind whatsoever, whether real, personal or mixed, and whether tangible or intangible.

“Property Class”: With respect to an Asset or Purchased Asset, as applicable, the related Underlying Property’s classification as one (1) or more of the following: multifamily, mobile home park, retail, office, industrial, hotel, self–storage facility, condominium (including, without limitation, mixed use, residential and office), healthcare and predevelopment parcels and undeveloped land intended for any of the foregoing.

“PSA Servicer”: A servicer servicing all or a portion of one (1) or more Assets or Purchased Assets, as applicable, under a Pooling and Servicing Agreement.

“Purchase Agreement”: Any purchase agreement by and between the Seller and any third party, including, without limitation, any Affiliate of the Seller, pursuant to which the Seller has purchased Assets which are subsequently sold to the Purchaser hereunder.

“Purchase Date”: The date on which Eligible Assets are transferred by the Seller to the Purchaser or its designee (including the Custodian) or, as applicable, the date on which additional advances (if any) are made to the Seller in connection with an existing Purchased Asset in accordance with Subsection 2.2(k) of this Agreement.

“Purchase Price”: On each Purchase Date, the price at which Eligible Assets are transferred by the Seller to the Purchaser or its designee (including the Custodian), which amount shall be equal (unless the Seller requests a lesser amount) to the Asset Value for each such Eligible Asset on the Purchase Date (x) decreased by the amount of any cash transferred by the Seller to the Purchaser pursuant to Subsection 2.3(b) or Section 2.7 hereof or applied to reduce the Seller’s obligations in respect of principal under Section 2.8 hereof and (y) as applicable, increased by any increases in the Purchase Price pursuant to Article II; provided, however, the Purchase Price outstanding for each Purchased Asset shall not at any time exceed the outstanding principal or other balance of the Purchased Asset.

“Purchased Asset Data Summary”: A summary of the Purchased Assets substantially in the form of Exhibit IX attached hereto, duly completed by the Seller.

“Purchased Assets”: One (1) or more Eligible Assets that are identified in a Confirmation executed by the Seller and the Purchaser and sold by the Seller to the Purchaser pursuant to a Transaction in accordance with this Agreement, including any Additional Purchased Asset.

“Purchased Items”: Defined in Subsection 8.1(a) of this Agreement.

“Purchaser”: Collectively, Wachovia and any other Person that becomes a Purchaser under this Agreement and the other Repurchase Documents, including the successors and assigns of the foregoing; provided, however, if there is more than one (1) Purchaser, Wachovia shall act as agent for all Purchasers pursuant to agency provisions to be agreed upon separately by the Purchaser and the other Purchasers at the time such other Persons become Purchasers under this Agreement and the other Repurchase Documents.

“Purchaser’s Account”: A special account (account number 2070482789126, ABA # 053000219) in the name of the “Lev Fin NC” maintained at Wachovia.

“Qualified Transferee”: (a) The Seller and the Purchaser, (b) with respect to Transfers of up to 49% of the Seller’s beneficial interest in an Asset, any Person and (c) with respect to all other Transfers, including Transfers of all or any portion of any Transaction, any Asset or any interests in the foregoing and/or Transfers by the Purchaser of any and all rights and/or interests under this Agreement and/or the other Repurchase Documents, one (1) or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) any institution substantially similar to any of the entities described in clauses (c)(i) or (c)(ii) of this definition of Qualified Transferee that satisfies the Eligibility Requirements;

(iv) any entity Controlling or Controlled by or under common Control with any of the entities described in clause (a), or clauses (c)(i), (c)(ii) or (c)(iii) above;

(v) a Qualified Trustee (or in the case of an issuer of CDO(s), a single purpose bankruptcy-remote entity that contemporaneously pledges all or a portion of its interest in an Asset or any interest therein to a Qualified Trustee) in connection with (A) a securitization of, (B) the creation of CDOs secured by or (C) a financing through an “owner trust” of, an Asset or any interest therein (any of the foregoing, a “Securitization Vehicle”); provided that (1) one (1) or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies that assigned a rating to one or more classes of securities issued in connection with a securitization, it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency confirmation will not be required in connection with a transfer of an Asset or an interest in an Asset to such Securitization Vehicle, (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer such Asset or any interest therein in accordance with servicing arrangements for the assets held by the Securitization Vehicle that require such Approved Servicer to act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager (and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a Qualified Trustee or a CDO Asset Manager) is a Qualified Transferee under clauses (a), (c)(i), (c)(ii), or (c)(iv) of this definition;

(vi) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee investing through a fund with committed capital of at least $250,000,000 acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Transferee or an institutional “accredited investor”, within the meaning of Regulation D promulgated under the Securities Act, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Exchange Act (provided each institutional “accredited investor” or “qualified institutional buyer” that is used to satisfy the fifty percent (50%) test set forth above in this clause (vi) meets the Eligibility Requirements);

(vii) any other lender or Person (including opportunity funds) that has been approved as a Qualified Transferee by the Rating Agencies;

(viii) with respect to a Transfer of an Asset or interests therein, any other Person permitted under the terms of the related Asset Documents with respect to such transfer; or

(ix) a commercial paper conduit (“Conduit) in connection with a pledge of any asset or interest therein provided (1) a Qualified Transferee provides credit enhancement to the Conduit, (2) such Qualified Transferee agrees to purchase the asset or any interest therein upon the related pledgor’s default or if the Conduit is unable to refinance its outstanding commercial paper even if there is no pledgor default and (3) the Conduit does not acquire the asset or interest therein, whether by foreclosure or otherwise, unless it is then a Qualified Transferee.

“Qualified Trustee”: (i) A corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000. and subject to supervision or examination by federal or state authority, (ii) an institution insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rate”: With respect to any Transaction, at any date of determination, the rate per annum equal to the Adjusted Eurodollar Rate; provided, however, the Rate for any Accrual Period shall be the Base Rate if a Eurodollar Disruption Event occurs or an Event of Default occurs.

“Rating Agency”: Each of S&P, Moody’s, Fitch and any other nationally recognized statistical rating agency that has been requested to issue a rating in connection with the matter at issue, including successors of the foregoing.

“Register”: Defined in Subsection 13.22(b) of this Agreement.

“Required Special Servicer Rating”: (i) A special servicer rating of “CSS1” in the case of Fitch, (ii) on S&P’s Select Servicer list as a US Commercial Mortgage Special Servicer in the case of S&P, and (iii) in the case of Moody’s, such special servicer is acting as special servicer in a securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, and Moody’s has not downgraded or withdrawn the then-current rating on any class of securities or placed any class of securities on watch citing the continuation of such special servicer as special servicer of such securities as the reason therefor. The requirement of any rating agency that is not a Rating Agency shall be disregarded.

“Regulations T, U and X”: Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended from time to time.

“REIT”: Defined in Subsection 4.1(jj) of this Agreement.

“Related Party Loan”: Any loan, Indebtedness or preferred equity investment identified or presented as a related party loan in such Person’s and/or its Consolidated Subsidiaries consolidated financial statements or in the notes to the consolidated financial statements, in accordance with GAAP.

“Release”: Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or migration of Materials of Environmental Concern on, about, under or within all or any portion of any Property or Underlying Property.

“Remedial Work”: Any investigation, inspection, site monitoring, containment, clean–up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor at, on, about, under or within all or any portion of any Property or Underlying Property of any Materials of Environmental Concern, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Sections 860A through 860G, inclusive, of the Code.

“REOC Debt”: An interest in all or a portion of a term loan to a REIT or other real estate operating company in which the loan is syndicated and the REIT’s or other real estate operating company’s senior unsecured long–term debt is rated BB– or better by at least two (2) Rating Agencies.

“REO Property”: Real property acquired by the Seller, including a Collateral Property, acquired through foreclosure of an Asset or Purchased Asset, as applicable, or by deed in lieu of such foreclosure.

“Reportable Event”: Any of the events set forth in Section 4043(c) of ERISA or a successor provision thereof, other than those events as to which the notice requirement has been waived by regulation.

“Repurchase Date”: The earlier of (i) the Facility Maturity Date, (ii) the date that is 364 calendar days from the Purchase Date, or (iii) the Business Day on which the Seller is to repurchase the Purchased Items from the Purchaser (a) as specified by the Seller and agreed to by the Purchaser in the related Confirmation or (b) if a Transaction is terminable by the Seller on demand, the date determined in accordance with Subsection 2.2(i), as each such date may be modified by application of the provisions of Articles II or X.

“Repurchase Documents”: This Agreement, the Custodial Agreement, the Account Control Agreement, the Fee Letter, the Guaranty, the Pledge and Security Agreement, the Preferred Equity Pledge Agreement, the Equity Asset Pledge Agreement, the Securities Account Control Agreement, each Assignment, each Confirmation, each Transaction Request, the Custodial Fee Letter, any UCC Financing Statements (and amendments thereto or continuations thereof) or any other UCC financing statements (and amendments thereto or continuations thereof) filed pursuant to the terms of this Agreement or any other Repurchase Document and any additional document, certificate, agreement or instrument, the execution of which is required, executed in connection with, necessary for, or incidental to, delivering, executing, performing or carrying out the terms of, the foregoing documents, as each of the foregoing documents is amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Repurchase Obligations”: Defined in Subsection 8.1(b) of this Agreement.

“Repurchase Parties”: The Seller, the Guarantor, the Pledgor and the Subsidiaries and Affiliates of each of the foregoing.

“Repurchase Price”: The price at which Purchased Items are to be transferred from the Purchaser or its designee (including the Custodian) to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price outstanding, the accrued and unpaid Price Differential applicable to each such Transaction as of the date of such determination plus any related Breakage Costs and other Aggregate Unpaids related and owed with respect thereto.

“Request for Additional Transaction for Excess Margin”: Defined in Subsection 2.6(a) of this Agreement.

“Responsible Officer”: With respect to any Person, any duly authorized officer of such Person with direct responsibility for the administration of the Repurchase Documents and also, with respect to a particular matter, any other duly authorized officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Payment”: Means with respect to any Person (a) any dividend or other distribution, direct or indirect, on account of any Equity Interests of such Person or any Consolidated Subsidiary now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of such Person or any Consolidated Subsidiary now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of such Person or any Consolidated Subsidiary now or hereafter outstanding.

“Retained Interest”: (a) With respect to any Asset or Purchased Asset, as applicable, with an unfunded commitment on the part of the Seller, all of the obligations, if any, to provide additional funding, contributions, payments or credits with respect to such Asset or Purchased Asset, as applicable, (b) all duties, obligations and liabilities of the Seller under any Asset or Purchased Asset, as applicable, or any related Interest Rate Protection Agreement, including but not limited to any payment or indemnity obligations and (c) with respect to any Asset or Purchased Asset, as applicable, that is transferred or to be transferred by the Seller to the Purchaser, (i) all of the obligations, if any, of the agent(s), trustee(s), servicer(s), administrators or other similar Persons under the documentation evidencing such Asset or Purchased Asset, as applicable, and (ii) the applicable portion of the interests, rights and obligations under the documentation evidencing such Asset or Purchased Asset, as applicable, that relate to such portion(s) of the Indebtedness that is owned by another lender or is being retained by the Seller pursuant to clause (a) of this definition.

“S&P”: Standard & Poor’s, a division of The McGraw Hill Companies, Inc., and any successor thereto.

“Sale”: Defined in Subsection 5.1(i)(ix) of this Agreement.

“SEC”: Defined in Subsection 13.19(a) of this Agreement.

“Securities Account”: The securities account set forth on Schedule 2 established in the name of the Seller into which all CMBS Securities and other uncertificated securities that are Purchased Assets and other Purchased Items related thereto shall be deposited (except those CMBS Securities that are certificated securities within the meaning of Article 8 of the UCC), which Securities Account shall be subject to the Securities Account Control Agreement. Any Income on deposit or credited to the Securities Account shall be transferred by the Purchaser from the Securities Account to the Collection Account on or prior to each Payment Date.

“Securities Account Control Agreement”: A control agreement among the Seller, the Purchaser and Wachovia with respect to the Securities Account in the form of Exhibit VI attached hereto, as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time.

“Securities Act”: The Securities Act of 1933, as amended from time to time.

“Security Agreement”: With respect to any Asset or Purchased Asset, as applicable, any contract, instrument or other document or agreement related to security for repayment thereof (other than the related Mortgage, Mortgage Note, Mezzanine Note or any other note or certificate) executed by the Borrower and/or others in connection with such Asset or Purchased Asset, as applicable, including, without limitation, any security agreement, pledge agreement, UCC financing statement, Liens, warranties, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit, accounts, bank accounts or certificates of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Securitization”: The sale or securitization of an Asset (or any portion thereof) in one (1) or more transactions through the issuance of securities, which securities may be assigned ratings by the Rating Agencies.

“Securitization Vehicle”: Defined in the definition of Qualified Transferee.

“Seller”: Individually and collectively, as the context requires, the SPE Seller, the Non–SPE Seller and any other Person that becomes a Seller under the Repurchase Documents (together with each of their successors and permitted assigns). Each Seller is and shall be jointly and severally liable for all Obligations.

“Seller Asset Schedule”: Defined in the Custodial Agreement.

“Seller–Related Obligations”: Any obligations of the Seller, the Guarantor, the Pledgor and/or any other Repurchase Party hereunder and under any other arrangement between the Seller, the Guarantor, the Pledgor and/or any other Repurchase Party on the one hand and the Purchaser or any Affiliate of the Purchaser on the other hand.

“Seller’s Release Letter”: A letter, substantially in the form of Exhibit XII–A hereto, delivered by the Seller when no Warehouse Lender has an interest in an Eligible Asset, releasing, subject to the terms of this Agreement, all of the Seller’s right, title and interest in such Eligible Asset upon receipt of the related Purchase Price by the Seller.

“Senior Interest Holder”: Defined in the Custodial Agreement.

“Servicer”: A servicer, agent or administrative agent (other than a PSA Servicer) servicing or administering the Purchased Assets under a Servicing Agreement.

“Servicer Account”: Any account established by a Servicer or a PSA Servicer in connection with the servicing of the Assets or the Purchased Assets, as applicable.

“Servicer Default”: Defined in Section 6.15 of this Agreement.

“Servicer Redirection Notice”: A notice in the form of Exhibit VII executed by the applicable Servicer, PSA Servicer or other applicable Person.

“Servicing Agreement”: An agreement entered into by the Seller for the servicing or administration of the Assets or the Purchased Assets (other than a Pooling and Servicing Agreement), including any agreement (pursuant to a loan agreement or co–lender agreement) appointing any party as an “agent” or “administrative agent” for itself or for itself and other lenders to the extent such agreements provide for the servicing or administration of the Purchased Assets.

“Servicing File”: With respect to each Purchased Asset, the file retained by the Seller consisting of the originals of all documents in the Asset File which are not delivered to the Custodian and copies of all documents in the Asset File set forth in Section 3.1 of the Custodial Agreement.

“Servicing Records”: Defined in Section 6.2 of this Agreement.

“SIPA”: Defined in Subsection 13.19(a) of this Agreement.

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair salable value of the Property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital.

“SPE Seller”: Individually and collectively, Quadra QRS, LLC, a Maryland limited liability company, and each Co–Seller, together with their successors and permitted assigns.

“Sub–Limit”: With respect to the characteristics of the Assets or Purchased Assets, as applicable, from and after the earlier to occur of (i) the aggregate Purchase Price for all outstanding Transactions exceeds $200,000,000 and (ii) the date that is nine (9) months from the Closing Date:

(a) the aggregate Purchase Price for all outstanding Transactions involving Mezzanine Loans shall not exceed 50% of the aggregate Purchase Price for all outstanding Transactions;

(b) the aggregate Purchase Price for all outstanding Transactions involving Partial Interests shall not exceed 75% of the aggregate Purchase Price for all outstanding Transactions;

(c) the aggregate Purchase Price for all outstanding Transactions involving healthcare Properties shall not exceed 10% of the aggregate Purchase Price for all outstanding Transactions;

(d) the aggregate Purchase Price for all outstanding Transactions involving Ground Leases shall not exceed 25% of the aggregate Purchase Price for all outstanding Transactions;

(e) the aggregate Purchase Price for all outstanding Transactions involving hotels shall not exceed 50% of the aggregate Purchase Price for all outstanding Transactions;

(f) the aggregate Purchase Price for all outstanding Transactions involving REOC Debt shall not exceed 10% of the aggregate Purchase Price for all outstanding Transactions;

(g) the aggregate Purchase Price for all outstanding Transactions involving Underlying Properties located in the same metropolitan statistical area shall not exceed 50% of the aggregate Purchase Price for all outstanding Transactions;

(h) the aggregate Purchase Price for any single outstanding Transaction or for multiple Transactions to a single Borrower (including any Affiliate of a Borrower) shall not exceed 50% of the aggregate Purchase Price for all outstanding Transactions; and

(i) the aggregate Purchase Price for all outstanding Transactions involving Construction Types shall not exceed 60% of the aggregate Purchase Price for all outstanding Transactions.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Table Funded Purchased Asset”: An Eligible Asset which is sold to the Purchaser simultaneously with the origination or acquisition thereof, which origination or acquisition, pursuant to the Seller’s request, is financed with the Purchase Price and paid directly to a title company, settlement agent or other Person, in each case, approved by the Purchaser in its reasonable discretion, in trust for the current holder of the Asset for disbursement to the parties entitled thereto in connection with such origination or acquisition. A Purchased Asset shall cease to be a Table Funded Purchased Asset after the Custodian has delivered a Trust Receipt (along with a completed Asset File Checklist attached thereto) to the Purchaser certifying its receipt of the Asset File therefor.

“Table Funded Trust Receipt”: Defined in the Custodial Agreement.

“Tangible Net Worth”: As of a particular date and any Person:

(a) all amounts that would be included under stockholder equity (or the equivalent) on a balance sheet of such Person and its Consolidated Subsidiaries determined on a consolidated basis at such date determined in accordance with GAAP, less

(b) in each case with respect to such Person and its Consolidated Subsidiaries determined on a consolidated basis (i) amounts owing to such Person from Affiliates, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or its respective Affiliates, (ii) intangible assets of such Person, as determined in accordance with GAAP, (iii) the value of REO Property and Foreclosed Loans of such Person, (iv) prepaid taxes and expenses, (v) unamortized hedging positions under Derivatives Contracts, and (vi) (without duplication) Related Party Loans.

“Taxes”: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Test Period”: The most recent calendar quarter.

“Title Exception”: Defined in Schedule 1, Part I of this Agreement.

“Total Liabilities”: Means all Indebtedness and Contingent Liabilities of any Person (without duplication) and all Subsidiaries thereof determined on a consolidated basis.

“Toxic Mold”: Any mold or fungus at any Property which is a type that (i) might pose a significant risk to human health or the environment or (ii) that would negatively impact any Property.

“Transaction”: Defined in Section 2.1 of this Agreement.

“Transaction Request”: A request in the form of Exhibit I to this Agreement duly completed and executed by the Seller.

“Transfer”: Defined in Section 13.16 of this Agreement.

“Transfer Agreement”: Any purchase or contribution agreement by and between the Seller and any third party pursuant to which the Seller has purchased or received a capital contribution of an Asset which is subsequently sold to the Purchaser hereunder.

“Transfer Documents” The documents executed by the Seller with respect to a Purchased Asset which transfer title to such Purchased Asset to the Purchaser, including, without limitation, an Assignment, any Assignment of Mortgage, UCC–3 assignments and allonges or endorsements of notes or certificates.

“Transferee”: Defined in Section 13.16 of this Agreement.

“Transferor”: The seller of mortgage assets under a Purchase Agreement.

“True Sale Opinion”: An Opinion of Counsel to the Seller with respect to a transfer of assets to the Seller under a Transfer Agreement or similar agreement to the effect that, in the event of the bankruptcy or insolvency of the Transferor, a court of competent jurisdiction would determine that the transfer was a “true sale” or “true contribution” such that the assets purported to be transferred would not be part of the bankruptcy estate of such Transferor.

“Trust Receipt”: Defined in the Custodial Agreement.

“UCC Financing Statement”: Individually and collectively, as the context requires, (i) a financing statement on Form UCC–1 or the proper national UCC form naming the Purchaser as the “Secured Party” and each Seller, as the “Debtor” and describing the Purchased Items and/or other collateral, as applicable, and (ii) a financing statement on Form UCC–1 or the proper national UCC form naming the Purchaser as the “Secured Party” and the Pledgor, as the “Debtor” and describing the Pledged Collateral and/or other collateral, as applicable.

“UCC–9 Policy”: Defined in Schedule 1, Part II of this Agreement.

“Underlying Property”: (a) In the case of a Mortgage Loan (or Partial Interest therein), the Collateral Property securing the Mortgage Loan, (b) in the case of a Mezzanine Loan (or Partial Interest therein), the Collateral Property that is owned (directly or indirectly) by the Mezzanine Loan Borrower, (c) in the case of a Preferred Equity Interest or Equity Asset (or Partial Interest therein), the Collateral Property that is owned (directly or indirectly) by the Preferred Equity Grantor or Equity Asset Grantor, as applicable, (d) in the case of a CMBS Security, the Collateral Properties backing such CMBS Securities, and (e) in the case of a REOC Debt (or Partial Interest therein), the Collateral Property (if any) securing such REOC Debt

“Underwriting Package”: Any internal document prepared by the Seller for its evaluation of an Asset, to include at a minimum the data required in the relevant Confirmation. In addition, with respect to any Asset, the Underwriting Package shall also include the information set forth on Schedule 7 and such further documents or information as the Purchaser may reasonably request.

“Uniform Commercial Code” or “UCC”: The Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that, if, by reason of mandatory provisions of Applicable Law, the perfection or the effect of perfection or non–perfection of the security interest in any Purchased Items or the Pledged Collateral, as applicable, is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non–perfection.

“United States”: The United States of America.

“USA Patriot Act”: The “United and Strengthening America by providing Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107–56), as amended from time to time.

“Voting Interests”: With respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wachovia”: Defined in the Preamble of this Agreement.

“Wachovia Assets”: Any Asset or Purchased Asset, as applicable, issued, originated or extended by Wachovia, Wachovia Corporation or an Affiliate of Wachovia or Wachovia Corporation.

“Warehouse Lender”: Any lender (a) providing financing to the Seller for the purpose of warehousing, originating or purchasing Eligible Assets, or (b) providing financing to a party from whom the Seller is purchasing the Eligible Assets simultaneously with the purchase by the Purchaser.

“Warehouse Lender’s Release Letter”: A letter, substantially in the form of Exhibit XII–B hereto (or such other form acceptable to the Purchaser in its discretion), from a Warehouse Lender to the Purchaser, unconditionally releasing all of Warehouse Lender’s right, title and interest in certain Eligible Assets identified therein upon receipt of payment therefor by the Warehouse Lender.

Section 1.2 Other Terms.

All accounting terms used but not specifically defined herein shall be construed in accordance with GAAP. All terms used in Articles 8 and 9 of the UCC in the State of New York, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9.

Section 1.3 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.4 Interpretation.

In each Repurchase Document, unless a contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Repurchase Documents;

(iii) reference to any gender includes each other gender;

(iv) reference to day or days without further qualification means calendar days;

(v) reference to any time means Charlotte, North Carolina time;

(vi) the term “including” means “including without limitation;”

(vii) the term “through” means “from and including;”

(viii) unless the context clearly requires or the language provides otherwise, reference to a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment means a section, subsection, paragraph, subparagraph, clause, exhibit, schedule, annex, appendix, attachment, rider or other attachment of or to such Repurchase Document;

(ix) to the extent such Repurchase Document uses or requires different limitations, tests or measurements to regulate the same or similar matters, all such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms;

(x) unless the context clearly requires or the language provides otherwise, the words “herein,” “hereof,” “hereunder” or similar words refer to such Repurchase Document as a whole and not to any particular provision of such Repurchase Document;

(xi) reference to any agreement (including any Repurchase Document), document or instrument means such agreement, document or instrument as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time in accordance with the terms thereof and, if applicable, the terms of the other Repurchase Documents, and reference to any promissory note, certificate, instrument or trust receipt includes any promissory note, certificate, instrument or trust receipt that is an extension or renewal thereof or a substitute or replacement therefor;

(xii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(xiii) unless otherwise expressly provided in this Agreement, reference to any notice, request, approval, consent or determination provided for, permitted or required under the terms of the Repurchase Documents with respect to the Seller or the Purchaser means, in order for such notice, request, approval, consent or determination to be effective hereunder, such notice, request, approval or consent must be in writing; and

(xiv) reference herein or in any Repurchase Document to the Purchaser’s discretion shall mean, unless otherwise stated herein or therein, the Purchaser’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive.

ARTICLE II

PURCHASE OF ELIGIBLE ASSETS

Section 2.1 Purchase and Sale.

Subject to the terms and conditions hereof, from time to time during the Facility Period (but at no time thereafter) and at the written request of the Seller, the parties hereto may enter into transactions in which the Seller transfers Eligible Assets to the Purchaser in a sales transaction against the transfer of funds by the Purchaser representing the Purchase Price for such Purchased Assets, with a simultaneous agreement by the Purchaser to transfer to the Seller and the Seller to repurchase such Purchased Assets in a repurchase transaction at a date certain not later than the Facility Maturity Date, against the transfer of funds by the Seller representing the Repurchase Price for such Purchased Assets. Each such transaction including additional advances of Purchase Price with respect to existing Purchased Assets shall be referred to herein as a “Transaction” and shall be governed by this Agreement, unless otherwise agreed in writing; provided, however, Transactions under Subsection 2.2(k) or Section 2.6 shall be considered a modification to and part of the same outstanding Transaction to which such request under Subsection 2.2(k) or Section 2.6 relates, except: (i) for the purposes of funding a request under Subsection 2.2(k) or Section 2.6 and determining whether the requirements for such a request have been satisfied, such a request shall be treated as a separate Transaction (except as otherwise provided in said Sections), (ii) the Purchaser may, except as otherwise provided in said Sections, treat a Transaction under Subsection 2.2(k) or Section 2.6 as a separate Transaction for any purpose as it may determine in its discretion, including, without limitation, for the purposes of determining or calculating Price Differential, fees and interest due, provided that, with respect to additional fundings for existing Purchased Assets, the Purchaser acknowledges that the Seller does not need to redeliver any Asset Document to the Custodian to the extent the same were previously delivered to the Custodian, and (iii) where this Agreement expressly provides otherwise.

Section 2.2 Transaction Mechanics; Related Matters.

(a) From time to time during the Facility Period but no more frequently than once per week, in the discretion of the Purchaser, the Purchaser may purchase from the Seller the Seller’s rights and interests (but none of its obligations) under certain Eligible Assets; provided, however, (i) at no time shall the aggregate Purchase Price of the outstanding Transactions and any proposed Transactions exceed the Maximum Amount, (ii) at no time shall the Purchaser enter into Transactions after the Facility Period and (iii) in no event shall a Transaction be entered into when any Margin Deficit exists, any Default or Event of Default has occurred and is continuing or when the Repurchase Date for such Transaction would be later than the Facility Maturity Date or 364 calendar days from the related Purchase Date. The Seller shall request a Transaction by delivering to the Purchaser (with a copy to the Custodian), via Electronic Transmission (to the extent available in such form and otherwise by overnight delivery), an executed Transaction Request, a Seller Asset Schedule, a draft Confirmation and an Underwriting Package. The Transaction Request shall set forth, among other things, (i) the proposed Purchase Date, which, except with respect to the initial Transaction, shall be at least, (A) in the case of Non–Wachovia Assets, seven (7) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus seven (7) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request), and (B) in the case of Wachovia Assets, four (4) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus four (4) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) after the delivery of the Transaction Request, the Seller Asset Schedule, the draft Confirmation and the complete Underwriting Package, (ii) the proposed Purchase Price, which shall be in a minimum amount of $1,000,000, (iii) the proposed Repurchase Date, (iv) the applicable Asset Class and Property Class for each Asset for which the Seller is requesting the Transaction, and (v) such additional terms or conditions not inconsistent with this Agreement. The Purchaser shall have, (1) in the case of Non–Wachovia Assets, five (5) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus five (5) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request), and (2) in the case of Wachovia Assets, two (2) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus two (2) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) from the receipt thereof to review the Transaction Request, the Seller Asset Schedule, the draft Confirmation, the Underwriting Package and any supplemental requests (requested in writing) relating to the proposed Eligible Assets.

(b) The Purchaser shall notify the Seller in writing of the Purchaser’s approval (subject to the satisfaction of all conditions precedent set forth in this Agreement and the Custodial Agreement) and the proposed Purchase Price for each Eligible Asset) or final disapproval of each proposed Eligible Asset within, (i) in the case of Non–Wachovia Assets, five (5) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus five (5) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) and, (ii) in the case of Wachovia Assets, two (2) Business Days (in the case of each individual Eligible Asset identified in a Transaction Request plus two (2) additional Business Days for each additional Eligible Asset in excess thereof identified in a Transaction Request) after its receipt of the Transaction Request, the Seller Asset Schedule, the draft Confirmation, the complete Underwriting Package and any supplemental requests (requested in writing) relating to such proposed Eligible Asset. Unless the Purchaser notifies the Seller of the Purchaser’s approval of such proposed Eligible Asset within the applicable period, the Purchaser shall be deemed not to have approved such proposed Eligible Asset.

(c) Provided that the Purchaser has agreed (subject to the satisfaction of all conditions precedent set forth in this Agreement and the Custodial Agreement) to purchase the Eligible Assets described in the Transaction Request, the Seller Asset Schedule and the Underwriting Package, and the proposed Purchase Price is acceptable to the Seller, the Seller shall forward to the Purchaser, via Electronic Transmission, at least two (2) Business Days prior to the requested Purchase Date a completed and executed Confirmation with respect to each Transaction. The Confirmation shall specify any additional terms or conditions of the Transaction. The delivery of the Confirmation to the Purchaser shall be deemed to be a certification by the Seller that all conditions precedent to such Transaction set forth in Article III have been satisfied (except the Purchaser’s consent). Unless otherwise agreed in writing, upon receipt of the Confirmation, the Purchaser may, in its discretion, agree to enter into the requested Transaction with respect to an Eligible Asset and such agreement shall be evidenced by the Purchaser’s signature on the Confirmation. The Purchaser will execute and send, via Electronic Transmission, an acceptable Confirmation within one (1) Business Day of the receipt thereof. Any Confirmation executed by the Purchaser shall be deemed to have been received by the Seller on the date actually received by the Seller.

(d) Upon receipt of the Confirmation executed by the Purchaser, (i) the Seller shall release or cause to be released to the Custodian in accordance with the Custodial Agreement, (1) in the case of a single Non–Table Funded Purchased Asset, no later than 1:00 p.m. one (1) Business Day (for more than one (1) Non–Table Funded Purchased Asset, two (2) Business Days) prior to the requested Purchase Date, and (2) in the case of a Table Funded Purchased Asset, no later than 1:00 p.m. three (3) Business Days following the applicable Purchase Date, the Asset File pertaining to each Eligible Asset to be purchased by the Purchaser, and (ii) the Seller shall deliver to the Custodian, in connection with the applicable delivery under clause (i) above, a Custodial Identification Certificate and a completed Asset File Checklist required under Section 3.2 of the Custodial Agreement.

(e) Each Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Purchaser and the Seller with respect to the Transaction to which the Confirmation relates, and the Seller’s acceptance of the related proceeds shall constitute the Seller’s agreement to the terms of such Confirmation. It is the intention of the parties that each Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event that any terms or conditions of any Confirmation are inconsistent, or in direct conflict, with this Agreement, the terms of such Confirmation shall prevail; provided, however, such Confirmation and this Agreement shall be construed to be cumulative to the extent possible.

(f) Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Seller may sell to the Purchaser, repurchase from the Purchaser and resell to the Purchaser Eligible Assets hereunder; provided, however, the Seller may not substitute any Eligible Asset for any Purchased Asset without the consent of the Purchaser.

(g) Pursuant to the Custodial Agreement, the Custodian shall deliver to the Purchaser and the Seller as soon as reasonably possible but in any event no later than 1:00 p.m. on the Purchase Date for each Non–Table Funded Purchased Asset a Trust Receipt (along with a completed Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to the Basic Asset Documents for the Eligible Assets that the Seller has requested the Purchaser purchase on such Purchase Date. With respect to each Table Funded Purchased Asset, the Seller shall cause the Bailee to deliver to the Custodian, with a copy to the Purchaser, no later than 1:00 p.m. on the Purchase Date, by Electronic Transmission, copies of the related Basic Asset Documents, a fully executed Bailee Agreement, a Bailee’s Trust Receipt issued by the Bailee thereunder and such other evidence satisfactory to the Purchaser in its discretion that all documents necessary to effect a transfer of the Eligible Assets to the Purchaser have been delivered to Bailee. With respect to each Table Funded Purchased Asset, the Custodian shall deliver to the Purchaser with a copy to the Seller a Table Funded Trust Receipt as soon as reasonably possible but in any event no later than 3:00 p.m. on the Purchase Date, which receipt and all other documents delivered to the Bailee shall be in accordance with the terms of this Agreement and the Custodial Agreement or otherwise acceptable to the Purchaser in its discretion. In the case of a Table Funded Purchased Asset, no later than 3:00 p.m. on the second (2nd) Business Day following the Custodian’s receipt of the related Asset Documents comprising the Asset File, the Custodian shall deliver to the Purchaser a Trust Receipt (along with a completed Asset File Checklist attached thereto) certifying its receipt of the documents required to be delivered pursuant to the Custodial Agreement, together with an Asset Schedule and Exception Report relating to the Basic Asset Documents, with any Exceptions identified by the Custodian as of the date and time of delivery of such Asset Schedule and Exception Report. For Table Funded Purchased Assets and Non-Table Funded Purchased Assets, the Custodian shall deliver to the Purchaser an Asset Schedule and Exception Report relating to all of the Asset Documents within its possession within five (5) Business Days of the Purchase Date (in the case of Non–Table Funded Purchased Assets) or its receipt (in the case of Table Funded Purchased Assets) of the Asset File for the related Purchased Asset.

(h) On the Purchase Date for each Eligible Asset to be purchased on such date, and provided the requirements set forth in this Agreement and the other Repurchase Documents are satisfied, including, without limitation, the delivery to the Purchaser of a Trust Receipt or Table Funded Trust Receipt, as applicable, pursuant to Subsection 2.2(g) of this Agreement, ownership of the Purchased Assets shall be transferred to the Purchaser (subject to the terms of this Agreement) against the simultaneous transfer of the lesser of (A) Purchase Price (or such lesser amount requested by the Seller) and (B) the Availability to the Seller as soon as reasonably possible but in any event no later than 5:00 p.m. on such date. The Seller hereby sells, transfers, conveys and assigns to the Purchaser all the right, title and interest (but none of the obligations) of the Seller in and to the Purchased Assets and the other Purchased Items together with all right, title and interest in and to the proceeds of any related Purchased Items (subject to the terms of this Agreement).

(i) In the case of individual Transactions terminable upon demand (if any), such demand shall be made by the Purchaser or the Seller no later than such time as is customary in accordance with market practice, by telephone or otherwise, on or prior to the Business Day on which such termination will be effective. The Seller shall repurchase the Purchased Assets by no later than 3:00 p.m. on the Repurchase Date. On a Repurchase Date, termination of a Transaction will be effected by transfer to the Seller or its designee of the Purchased Assets immediately upon receipt by the Purchaser of the Repurchase Price for the Purchased Asset. In connection with the termination of a Transaction, any Income in respect of any Purchased Assets received by the Purchaser and not previously credited or transferred to, or applied to the obligations of, the Seller pursuant to Section 2.8 shall be netted against the Repurchase Price by the Purchaser. To the extent a net amount is owed to one party, the other party shall pay such amount to such party. Purchased Assets that are repurchased by the Seller and continue to be Eligible Assets may be resubmitted for purchase by the Purchaser, but such resubmissions shall be subject to the terms and conditions of this Agreement relating to the initial purchases of Eligible Assets.

(j) [Reserved].

(k) To the extent the Seller requests less than the Purchase Price that it would otherwise be entitled to receive under the terms of this Agreement in connection with the purchase of any Eligible Asset or to the extent the Seller seeks additional advances of the Purchaser Price under a Bridge Type or Construction Type Asset for construction draws, and provided (A) no Default or Event of Default exists, (B) the Purchased Asset continues to be a Purchased Asset, (C) such Purchased Asset is not a Defaulted Asset or Delinquent Asset, (D) no Margin Deficit is outstanding or will occur as a result of an additional advance of the Purchase Price, (E) after giving effect to any such Transaction, the aggregate Purchase Price outstanding for such Purchased Asset does not exceed the Asset Value of such Purchased Asset and the aggregate Purchase Price for all Transactions outstanding does not exceed the Maximum Amount and (F) each of the applicable representations and warranties set forth in Section 4.1 of this Agreement (to the extent related to the Purchased Asset or the Purchaser’s rights or remedies with respect thereto) is true and correct in all material respects, the Seller may request an additional advance of the Purchase Price against such Purchased Asset (1) in the case of additional advances of the Purchase Price where the initial advance was less than the Purchase Price that the Seller would otherwise be entitled to receive under the terms of this Agreement, in an amount not to exceed the positive difference (if any) between the current Purchase Price (calculated as if such Purchased Asset were purchased on such day) and the Purchase Price originally advanced by the Purchaser with respect thereto, which additional advance and the amount thereof shall be subject to the Purchaser’s discretion, provided, however, in no event shall the aggregate amounts advanced against such Purchased Asset exceed the maximum Purchase Price that the Purchaser was or would have been prepared to advance on the date the Purchased Asset was acquired by the Purchaser under this Agreement and (2) in connection with additional advances of the Purchase Price under a Bridge Type or Construction Type Asset for construction draws, provided the conditions to the advance of funds for draw requests under the applicable Asset Documents are satisfied in the Purchaser’s reasonable discretion (or waived with the Purchaser’s written consent in its reasonable discretion), the Purchaser agrees to fund in accordance with the Construction Standard an amount equal to the Asset Value of such requested advance within even (7) Business Days (where the related Asset Documents provide the Seller with at least ten (10) Business Days to respond to a draw request from the applicable Borrower) or five (5) Business Days (where the related Asset Documents provide the Seller with less than ten (10) Business Days to respond to draw requests from the applicable Borrower) of the Seller’s written request and the Purchaser’s receipt of all deliveries required under the Draw Procedures, which deliveries shall be satisfactory to the Purchaser in its reasonable discretion as a condition to such additional funding. To the extent of any conflict between the provisions of this Section 2.2(k) and any other provisions of Section 2.2, the provisions of this Section 2.2 (k) shall control.

(l) All of the Seller’s right, title and interest in the Purchased Assets that constitute CMBS Securities shall pass to the Purchaser on the applicable Purchase Date. The Seller shall deliver to the Custodian on behalf of the Purchaser a complete set of all transfer documents to be completed by the Purchaser and executed copies of any transfer documents to be completed by the Seller, in either case in blank, but in form sufficient to allow transfer and registration of such Purchased Assets to the Purchaser no later than the proposed Purchase Date for the relevant Purchased Asset, and such CMBS Securities shall be medallion guaranteed. All transfers of certificated securities from the Seller to the Purchaser shall be effected by physical delivery to the Custodian of the Purchased Assets (duly endorsed by the Seller, in blank), together with a stock power executed by the Seller, in blank. With respect to Purchased Assets that shall be delivered through the DTC or the National Book Entry System of the Federal Reserve or any similar firm or agency, as applicable, in book–entry form and credited to or otherwise held in an account, the Seller shall take such actions necessary to provide instruction to the relevant financial institution, clearing corporation, securities intermediary or other entity to effect and perfect a legally valid delivery of the relevant interest granted herein to the Purchaser hereunder to be held in the Securities Account. Purchased Assets delivered in book–entry form shall be under the custody of and held in the name of the Purchaser in the Securities Account. With respect to any Asset or collateral for an Asset that is an uncertificated security (as defined in the UCC), securities entitlement (as defined in the UCC) or is held in a securities account (as defined in the UCC), the Seller shall provide to the Purchaser a control agreement, which shall be acceptable to the Purchaser in its discretion and shall be delivered to the Custodian under the Custodial Agreement, executed by the issuer of the Asset or the collateral for the Asset or the related securities intermediary (as defined in the UCC), as applicable, granting control (as defined in the UCC) of such Asset or collateral for such Asset to the Purchaser and providing that, after an Event of Default, the Purchaser shall be entitled to (i) notify the issuer or securities intermediary, as applicable, that such issuer or securities intermediary shall comply exclusively with the instructions or entitlement orders (as defined in the UCC), as applicable, of the Purchaser without the consent of the Seller or any other Person and no longer follow the instructions or entitlement orders, as applicable, of the Seller or any other Person (other than the Purchaser) and (ii) an Opinion of Counsel acceptable to the Purchaser in its discretion as to the Purchaser’s perfected security interest in such collateral as of such Purchase Date.

Section 2.3 Reduction of Maximum Amount; Optional Repurchases.

(a) Prior to the Funding Expiration Date (as it may be extended from time to time in accordance with Subsection 2.4(b)), the Seller shall have the right (i) within the first sixty (60) days from the Closing Date and (ii) on an annual basis (notwithstanding any reduction under clause (i)) on the anniversary of the Closing Date, in each case, upon at least two (2) Business Days’ prior written notice to the Purchaser, to terminate in whole or reduce in part the portion of the Maximum Amount that exceeds the sum of the aggregate Purchase Price for all Transactions outstanding, accrued Price Differential, Breakage Costs, any fees then due and payable under the Fee Letter or the other Repurchase Documents and all other Aggregate Unpaids then due and payable; provided, however, that each partial reduction of the Maximum Amount shall be in an aggregate amount equal to $1,000,000 or an integral multiple thereof. Each notice of reduction or termination pursuant to this Subsection 2.3(a) shall be irrevocable. In connection with a reduction of the Maximum Amount, the Seller shall have the simultaneous right to repurchase Purchased Assets in accordance with Subsection 2.3(b). Upon the Purchaser’s request and at the expense of the Seller, the parties shall execute an amendment to this Agreement to document the reduction of and the then current amount of the Maximum Amount under this Agreement.

(b) The Seller may, upon two (2) Business Days’ prior written notice to the Purchaser (or such shorter period as the Purchaser may agree in its discretion), reduce the aggregate Repurchase Price of all Purchased Assets (or, prior to an Event of Default, any portion of all Purchased Assets or any individual Purchased Asset) currently outstanding by remitting (1) to the Collection Account cash in the amount of the Repurchase Price reduction plus accrued and unpaid Price Differential, any fees due under the Fee Letter and/or the other Repurchase Documents in connection with such reduction and any related Breakage Costs owed in connection with such reduction and (2) to the Purchaser instructions to reduce such Repurchase Price; provided, that (A) in connection with any such reduction, the Seller shall comply with the terms of any related Interest Rate Protection Agreement requiring that the Interest Rate Protection Agreement be terminated in whole or in part as the result of any such reduction of the Repurchase Price and the Seller has paid all amounts due to the applicable parties in connection with any such termination and (B) after giving effect to such reduction, the Seller shall be in compliance with all Sub–Limits and the Seller and the other Repurchase Parties shall be in compliance with and all other terms, conditions and requirements contained in the Repurchase Documents.

(c) To the extent prepayments of principal or scheduled principal payments (each a “Principal Payment” and collectively the “Principal Payments”) are received from one or more Borrowers and are deposited into the Collection Account and the same have not been applied under Section 2.8, the Seller may elect to have the Principal Payments applied to the Purchase Price outstanding for the related Purchased Assets prior to the next Payment Date by giving at least two (2) Business Days prior written notice (together with the related remittance reports) to the Purchaser of (i) the amount of the Principal Payments, (ii) the amount of the Principal Payments to be applied to the Purchase Price outstanding, (iii) the amount of the Principal Payments to be returned to the Seller (if any), (iv) the Purchased Assets to which the Principal Payments relate, (v) the date on which the Principal Payments are to be applied by the Purchaser (which shall be no less than two (2) Business Days from the Purchaser’s receipt of the notice and the related remittance reports) and (vi) such other information as the Purchaser may reasonably require; provided, however, the amount of the Principal Payments to be applied to the Purchase Price outstanding under this Subsection 2.3(c) must be greater than $250,000 for each such notice. Each notice by the Seller under this Subsection 2.3(c) shall be irrevocable. If a notice is given under this Subsection 2.3(c), on the next Business Day following the expiration of the two (2) Business Day period from the Purchaser’s receipt of the Seller’s notice and the related remittance reports (or such other later date as the Seller may specify in its notice), the Purchaser shall withdraw from the Collection Account the following amounts and apply such amounts to the outstanding Purchase Price for the related Purchased Assets specified in such notice: (A) prior to an Event of Default or the Funding Expiration Date and provided no Margin Deficit is outstanding, the applicable Advance Rate Amount (or such greater amount if so specified by the Seller in its notice) of such Principal Payments, (B) after an Event of Default or the Funding Expiration Date, the full amount of the Principal Payments, and (C) while any Margin Deficit is outstanding, the lesser of (x) the full amount of the Principal Payments and (y) the applicable Advance Rate Amount of such Principal Payments plus the outstanding Margin Deficit to the extent any Margin Deficit exists after consideration of such Principal Payments. In addition thereto, prior to an Event of Default or the Funding Expiration Date and provided no Margin Deficit is outstanding, the balance of such Principal Payments (if any), less any Breakage Costs due under this Subsection 2.3(c), shall be transferred by the Purchaser to the Operating Account. During the Facility Period, the amount of the outstanding Purchase Price of the Purchased Assets thus prepaid shall be available for subsequent Transactions subject to the terms of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, the application of the full amount of the Principal Payments in accordance with clause (C)(x) above shall not relieve the Seller of the obligation to cure any Margin Deficit outstanding in accordance with Section 2.7.

Section 2.4 Extension of Facility Maturity Date and Funding Expiration Date.

(a) Extension of the Facility Maturity Date. At the written request of the Seller delivered to the Purchaser no later than sixty (60) calendar days prior to the Facility Maturity Date (which request may be subsequently withdrawn in writing subject to the Seller paying all reasonable out–of–pocket costs and expenses incurred by the Purchaser in reliance on the request to extend), the Seller may extend the Facility Maturity Date subject to the following requirements and conditions: (i) no Event of Default shall have occurred on or before the date of the request to extend or thereafter to and including the original Facility Maturity Date, (ii) the Seller shall pay to the Purchaser the Extension Fee on or before the expiration of the Facility Maturity Date, (iii) no additional Transactions shall be permitted to be entered into after the original Facility Maturity Date, (iv) the Seller shall, in addition to other amounts owed by the Seller hereunder, amortize and pay to the Purchaser the aggregate Repurchase Price for all Transactions then outstanding in equal quarterly installments over the term of the extension commencing with the original Facility Maturity Date and on the Payment Date for each quarter thereafter and (v) not later than the Facility Maturity Date (as extended), the Seller shall pay to Purchaser an amount equal to the aggregate Repurchase Price then outstanding, together with all other Aggregate Unpaids, all other Obligations due and any other amounts then owing to the Purchaser by the Seller or any other Person pursuant to this Agreement or any other Repurchase Document.

(b) Extension of Funding Expiration Date. At the written request of the Seller delivered to the Purchaser no later than five (5) Business Days prior to the then current Funding Expiration Date, (i) the Funding Expiration Date shall be extended for an additional 364 calendar days from the then current Funding Expiration Date if no Event of Default has occurred and is continuing on the date of the request through the then current Funding Expiration Date and the Purchaser is in receipt of the Extension Fee and (ii) the Funding Expiration Date shall not be extended more than two (2) times or to a date that is beyond the Facility Maturity Date (not including any extensions thereof under Subsection 2.4(a)).

Section 2.5 Payment of Price Differential.

(a) Notwithstanding that the Purchaser and the Seller intend that the Transactions hereunder be sales to the Purchaser of the Purchased Assets, the Seller shall pay to the Purchaser the accreted value of the Price Differential of each Transaction on each Payment Date. The Purchaser shall deliver to the Seller, via Electronic Transmission, notice of the Price Differential due (along with the calculation of any other amounts owed and to be paid under Section 2.8) on or prior to the second (2nd) Business Day preceding each Payment Date. If the Seller fails to pay all or any part of the Price Differential due and the other amounts due by 11:00 a.m., Charlotte, North Carolina time, on the Payment Date, the Seller shall be obligated to pay to the Purchaser (in addition to, and together with, the Price Differential and the other amounts due) a Late Payment Fee in connection with the unpaid amounts until the unpaid amounts and Late Payment Fee are received in full by the Purchaser. If the Price Differential includes any estimated Price Differential, the Purchaser shall recalculate such Price Differential after the Payment Date and, if necessary, make adjustments to the Price Differential amount due on the following Payment Date.

(b) The Seller shall be responsible for the payment of all Breakage Costs incurred in connection with any repurchase or prepayment of the Purchase Price on a date other than the last day of a Eurodollar Period or the Repurchase Date for the related Purchased Assets. All Breakage Costs shall be due and payable hereunder upon receipt by Seller of documentation thereof in reasonable detail. Breakage Costs shall not be due for payments of the Repurchase Price on a Payment Date or the Facility Maturity Date provided, in the case of payment of the Repurchase Price that is not the Facility Maturity Date, at least two (2) Business Days advance notice is given to the Purchaser. This Subsection 2.5(b) shall survive termination of this Agreement and the repurchase of all Purchased Assets subject to Transactions hereunder.

(c) If the Purchaser and/or any other Affected Party shall notify the Seller that a Eurodollar Disruption Event has occurred, all Transactions in respect of which the Price Differential accrues at the Adjusted Eurodollar Rate shall immediately be converted into Transactions in respect of which the Price Differential accrues at the Base Rate.

Section 2.6 Request for Additional Transaction for Excess Margin.

(a) If, at any time during the Facility Period, the Margin Base exceeds the aggregate Purchase Price of all Transactions then outstanding, so long as no Default or Event of Default has occurred and is continuing, the Seller may request an additional Transaction for Excess Margin by delivering to the Purchaser, via Electronic Transmission, at least two (2) Business Days prior to the requested Purchase Date, an executed Request for Additional Transaction for Excess Margin in the form of Exhibit XIII attached hereto (“Request for Additional Transaction for Excess Margin”); provided, however, that the Purchase Price of the outstanding Transactions and the Purchase Price set forth in the proposed Request for Additional Transaction for Excess Margin shall not exceed the Maximum Amount. The Request for Additional Transaction for Excess Margin shall, among other things, (A) specify (i) the amount of the additional Purchase Price to be paid by Purchaser in respect of the outstanding Transactions, (ii) the requested Purchase Date, (iii) the Excess Margin with respect to all outstanding Transactions before giving effect to the requested Transaction, (iv) the remaining Excess Margin after giving effect to the requested Transaction, (v) the aggregate Purchase Price of all Transactions outstanding after giving effect to the requested Transaction, and (vi) the Request for Additional Transaction for Excess Margin equals or exceeds the lesser of (i) $500,000 or (ii) an amount, which, when aggregated with all outstanding Transactions, equals the Maximum Amount, and (B) include a certification that, (x) upon the consummation of the additional Transaction, the Margin Base will be equal to or greater than the aggregate Purchase Price of all outstanding Transactions (including the Transaction then being consummated), and (y) all conditions precedent to such Transaction set forth in Articles II and III have been satisfied.

(b) Upon confirming that the Request for Additional Transaction for Excess Margin correctly reflects the information set forth in Subsection 2.6(a) and that, after giving effect to the requested Transaction, the amount of the Margin Base would be equal to or greater than the aggregate Purchase Price of all outstanding Transactions, within two (2) Business Days the Purchaser shall remit in accordance with Subsection 2.2(h) an amount equal to the lesser of (i) the additional Purchase Price set forth in such Request for Additional Transaction for Excess Margin and (ii) the Availability. The Purchaser shall allocate the additional Purchase Price to the Purchased Assets which have excess margin, with such allocations to be evidenced by amended Confirmations executed by the Purchaser and the Seller. In the event that the Purchaser’s assessment of the Margin Base would alter the information set forth in any Request for Additional Transaction for Excess Margin, the Purchaser shall promptly notify the Seller in writing of such assessment. The Purchaser and Seller shall execute new Confirmations for the Purchased Assets as to which the Purchaser has elected to allocate the additional Purchase Price.

(c) The Purchaser shall not be obligated to remit the additional Purchase Price requested pursuant to a Request for Additional Transaction for Excess Margin where the Purchaser reasonably determines that the Margin Base as calculated by the Seller (i) is based on erroneous information or would result in a Transaction other than in accordance with the terms of this Agreement, or (ii) does not reflect the Purchaser’s current determination of Market Value as provided in the definition thereof (but subject to the dispute mechanism set forth in Section 2.10).

Section 2.7 Margin Account Maintenance.

(a) If at any time the Purchaser determines (based on such factors as the Purchaser determines to rely on in its sole discretion, including, but not limited to, a credit analysis of the Underlying Properties and the current market conditions for the Purchased Asset) that the Margin Base is less than the aggregate Purchase Price for all outstanding Transactions (in each case, the aggregate amount of such difference being a “Margin Deficit”), then the Purchaser may, by delivery of a Margin Deficit Notice to the Seller (which shall include the methodology utilized by the Purchaser to determine the Margin Deficit), require the Seller to transfer to the Purchaser cash or Eligible Assets with an Asset Value in the amount of the Margin Deficit by no later than the Margin Correction Deadline so that, after giving effect to such payments and/or transfers, the Margin Deficit is eliminated. All cash transferred to the Purchaser pursuant to this Section 2.7 shall be deposited into the Collection Account and shall be applied to reduce the aggregate Purchase Price with respect to all outstanding Transactions. Transfers of Eligible Assets to the Purchaser under this Subsection 2.7(a) shall be subject to the same conditions and requirements that are applicable to the transfers of Eligible Assets under Section 2.2 and the other provisions of this Agreement.

(b) To the extent any such Margin Deficit is the result of a reduction in the Asset Value or Market Value of any Purchased Asset, the Seller may dispute the determination of such Asset Value or Market Value by the Purchaser pursuant to the provisions of Section 2.10 of this Agreement, provided that no such dispute shall relieve, waive or delay the Seller’s obligation to timely satisfy the Margin Deficit in accordance with this Section 2.7. The failure of the Seller to satisfy the Margin Deficit on a timely basis shall constitute an Event of Default and the Seller shall be precluded from disputing the Margin Base determined by the Purchaser unless the failure to satisfy the Margin Deficit in a timely manner is due to a delay beyond the Seller’s control in the Purchaser’s receipt of the Seller’s wire transmission that was initiated on a timely basis, the Seller provides evidence of same to the Purchaser and such delay is no greater than one (1) Business Day. If (i) the Seller satisfies the Margin Deficit on a timely basis, (ii) the Seller timely satisfies the provisions set forth in Section 2.10 of this Agreement with respect to a dispute of the determination of the Market Value of any Purchased Asset, and, (iii) pursuant to the terms of such Section 2.10, a revised Asset Value or Market Value for such Purchased Asset is determined that (if used in lieu of the Asset Value or Market Value used by the Purchaser in determining the Margin Base) would have resulted in a reduction of the Margin Deficit paid by the Seller, then the Purchaser shall promptly remit the difference to the Seller without any interest or other amounts due thereon.

(c) The Purchaser’s election, in its discretion, not to deliver a Margin Deficit Notice at any time there is a Margin Deficit shall not in any way limit or impair its right to deliver a Margin Deficit Notice at any time that a Margin Deficit exists.

Section 2.8 Income Payments.

The Purchaser shall be entitled to receive for application in accordance with this Agreement an amount equal to all Income paid or distributed on or in respect of Purchased Items and Cash Collateral, which amounts shall be deposited by the Seller, each Servicer, each PSA Servicer, any other counterparty under an Interest Rate Protection Agreement and all other applicable Persons, as applicable, into the Collection Account. The Seller hereby agrees to instruct each Servicer, PSA Servicer, each counterparty under any other Interest Rate Protection Agreement and all other applicable Persons to transfer all Income in accordance with Subsection 5.1(f) of this Agreement into the Collection Account. On each Payment Date, any amounts on deposit in the Collection Account (including any interest or investment earnings on funds on deposit therein) shall be withdrawn by the Purchaser and applied as follows:

FIRST, to the payment of all fees, expenses, and other obligations then due to the Purchaser pursuant to this Agreement (including, without limitation, the Commitment Fee and Extension Fees), other than the Price Differential and Repurchase Price on the Purchased Assets;

SECOND, to the extent not paid by the Seller, to the payment of fees and expenses owed to the Custodian under the Custodial Fee Letter;

THIRD, to the payment of accrued and unpaid Price Differential on the Purchased Assets and Late Payment Fees outstanding;

FOURTH, at the option of the Seller, to the extent not previously paid pursuant to Section 2.3, to pay the Repurchase Price for Purchased Assets then subject to a request to repurchase in accordance with the terms of Section 2.3 of this Agreement;

FIFTH, without limiting the Seller’s obligations to cure Margin Deficits in accordance with Section 2.7 of this Agreement, to the Purchaser for the payment of any Margin Deficit outstanding;

SIXTH, to the extent any Income or other payments or amounts includes payments or prepayments of principal on the underlying Purchased Assets (including, without limitation, insurance or condemnation proceeds or recoveries from any foreclosure), the applicable Advance Rate Amount of such payments shall be applied to reduce the aggregate Purchase Price outstanding for the related Transaction;

SEVENTH, without limiting the Seller’s obligations under Section 2.4 of this Agreement and to the extent not paid previously by the Seller, to the Purchaser for the reduction of the Purchase Price outstanding in accordance with Section 2.4 of this Agreement;

EIGHTH, pari passu and pro–rata (based on the amounts owed to such Persons under this clause EIGHTH), to the payment of Breakage Costs, Indemnified Amounts, Increased Costs, Additional Amounts and all other amounts then due and owing to the Purchaser, any Affected Party or any other Person pursuant to the Repurchase Documents; and

NINTH, the remainder to the Operating Account, for such purposes as the Seller shall determine in its sole discretion; provided, however, that if the Facility Maturity Date has occurred, a Margin Deficit has occurred but is not then outstanding or a Default or Event of Default has occurred and is continuing, such amounts shall not be transferred to the Operating Account but, instead, such amounts shall be retained by the Purchaser (i) pending satisfaction of the Margin Deficit in the case of a Margin Deficit that has occurred but is not outstanding on the Payment Date and (ii) in all other cases, to be applied in reduction of the Obligations.

Notwithstanding anything to the contrary contained herein, in the event any Borrower Reserve Payments are deposited into the Collection Account, such Borrower Reserve Payments shall, upon written request of the Seller, be promptly transferred from the Collection Account to the Operating Account for the Seller to transfer into the appropriate escrow or reserve accounts.

Section 2.9 Payment, Transfer and Custody.

(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Seller hereunder shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. on the day when due in lawful money of the United States, in immediately available funds and without deduction, set–off or counterclaim, to the Purchaser’s Account and, if not received before such time, shall be deemed to be received on the next Business Day. The Seller shall, to the extent permitted by Applicable Law, pay to the Purchaser a Late Payment Fee in connection with any amounts not paid when due hereunder or under the Repurchase Documents, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Such interest shall be for the account of, and distributed to, the Purchaser. All computations of interest and all computations of the Price Differential and all fees hereunder or under the Fee Letter shall be made on the basis of a year consisting of 360 calendar days (other than calculations with respect to the Base Rate, which shall be based on a year consisting of 365 or 366 calendar days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Amounts payable to the Purchaser and not otherwise required to be deposited into the Collection Account shall be deposited into the Purchaser’s Account. The Seller acknowledges that it has no rights in, no rights of withdrawal from and no rights to give notices or instructions regarding the Purchaser’s Account. The Seller acknowledges that it has no rights of withdrawal from and no rights to give notices or instructions regarding the Collection Account or the Securities Account. Funds in the Collection Account may be invested at the direction of the Purchaser in Permitted Investments for distribution in accordance with Section 2.8.

(b) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of the Price Differential or any fee payable hereunder or under the Fee Letter, as the case may be.

(c) If any Transaction requested by the Seller and approved in writing by the Purchaser pursuant to Sections 2.2, 2.3 or 2.6 is not, for any reason (other than through the gross negligence or willful misconduct of the Purchaser), made or effectuated, as the case may be, on the date specified therefor, the Seller shall indemnify the Purchaser and each Affected Party against any reasonable loss, cost or expense incurred by the Purchaser and each Affected Party including, without limitation, any actual and reasonably documented loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Purchaser and any Affected Party to fund or maintain such Transaction.

(d) Any Asset File not delivered to the Purchaser or its designee (including the Custodian) are and shall be held in trust by the Seller or its designee for the benefit of the Purchaser as the owner thereof. The Seller or its designee shall maintain a copy of the Asset File and the originals of the Asset File not delivered to the Purchaser or its designee (including the Custodian). The possession of the Asset File by the Seller or its designee is at the will of the Purchaser for the sole purpose of servicing the related Purchased Asset, and such retention and possession by the Seller or its designee is in a custodial capacity only. Each Asset File retained or held by the Seller or its designee shall be segregated on the Seller’s books and records from the other assets of the Seller or its designee, and the books and records of the Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to the Purchaser. The Seller or its designee shall release its custody of the Asset File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the servicing of the Purchased Assets or is in connection with a repurchase of any Purchased Asset by the Seller, in each case in accordance with the terms of the Custodial Agreement.

(e) Notwithstanding anything contained in this Agreement to the contrary, all Repurchase Prices and all other Obligations shall be paid in full on or before the Facility Maturity Date.

(f) All amounts payable under this Agreement and the other Repurchase Documents shall be payable in Dollars.

Section 2.10 Disputes Regarding Market Value Determination.

If the Seller has a good faith basis to dispute any determination of the Market Value or the Asset Value by the Purchaser, the Seller may notify the Purchaser of such dispute within three (3) Business Days after any such determination thereof by Purchaser. The Seller may, at its sole cost and expense, (A) if the dispute involves the appraised value of an Underlying Property used by the Purchaser in determining the Market Value of an Asset, within forty–five (45) calendar days of the date of the notice to the Purchaser deliver a new FIRREA Appraisal of such Underlying Property, in which case the appraised value set forth in such new FIRREA Appraisal shall be used in lieu of the disputed appraised value in the determining the Market Value of such Asset, and, (B) if the dispute involves the price at which an Asset could readily be sold used by the Purchaser in determining the Market Value (or Asset Value, as the case may be) of such Asset, within three (3) Business Days of the date of the notice to the Purchaser deliver up to three (3) written Alternative Market Price Quotes, in which case the average of the Alternative Market Price Quotes on the one hand and the market price used by the Purchaser on the other shall be used in lieu of the disputed market price in the determination of the Market Value (or Asset Value) of such Asset. Notwithstanding anything to the contrary herein, in the event that the Seller fails to timely deliver to the Purchaser any notice of dispute within such three (3) Business Day period or fails to deliver such appraisal or such Alternative Market Price Quotes, as the case may be, within such forty–five (45) calendar days or three (3) Business Days, respectively, the Purchaser’s determination of the Market Value (or Asset Value, as the case may be) shall be final and conclusive.

Section 2.11 [Reserved].

Section 2.12 Fees.

(a) On or prior to the Closing Date, the Seller shall pay to the Purchaser the Commitment Fee contemplated under the Fee Letter.

(b) To the extent not separately paid by the Seller, the Price Differential and all other fees and amounts payable under the Fee Letter or the other Repurchase Documents shall be paid to the Purchaser from the Collection Account to the extent funds are available on each Payment Date pursuant to Section 2.8.

(c) To the extent not separately paid by the Seller, the Custodian’s fees and expenses shall be paid to the Custodian from the Collection Account to the extent funds are available on each Payment Date pursuant to Section 2.8.

(d) The Seller shall pay to Moore & Van Allen PLLC, as counsel to the Purchaser, on the Closing Date, its reasonable and reasonably detailed estimated fees and out–of–pocket expenses in immediately available funds relating to the closing of the transaction and shall pay all additional reasonable fees and out–of–pocket expenses of Moore & Van Allen PLLC (including fees and expenses incurred in reviewing proposed Assets for purchase by the Purchaser in accordance with the Fee Letter) within ten (10) days after receiving an invoice for such amounts.

Section 2.13 Increased Costs; Capital Adequacy; Illegality.

(a) If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) shall without duplication of amounts under Section 2.14, (1) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any ownership interest in the Purchased Items or the Pledged Collateral, or any right to enter into Transactions hereunder, or on any payment made hereunder or under the other Repurchase Documents, (2) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Price Differential), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (3) impose any other condition affecting the ownership interest in the Purchased Items conveyed to the Purchaser hereunder, the Pledged Collateral or any Affected Party’s rights hereunder or under the other Repurchase Documents, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement and the other Repurchase Documents, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other Governmental Authority or agency (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under the other Repurchase Documents or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

(c) In determining any amount provided for in this Section 2.13, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section 2.13 shall submit to the Seller a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(d) To the extent possible, the Purchaser will use its best efforts to give thirty (30) days notice to the Seller that there will be Increased Costs incurred under this Section 2.13.

(e) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 2.13 shall survive the termination of this Agreement.

Section 2.14 Taxes.

(a) All payments made by a Borrower in respect of a Purchased Item and all payments made by the Seller under this Agreement and the other Repurchase Documents will be made free and clear of and without deduction or withholding for or on account of any Indemnified Taxes. If any Indemnified Taxes are required to be withheld from any amounts payable to any Affected Party as a result of payments made hereunder, then the amount payable to such Person will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after withholding for or on account of any Indemnified Taxes (including, without limitation, any Indemnified Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to any Indemnified Taxes imposed as a result of any present or former connection between the Purchaser and the relevant taxing authority.

(b) The Seller will indemnify each Affected Party for the full amount of Taxes payable by such Person in respect of Additional Amounts and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. All payments in respect of this indemnification shall be made within ten (10) days from the date a written invoice therefor is delivered to the Seller.

(c) Within thirty (30) days after the date of any payment by the Seller of any Taxes, the Seller will furnish to the Purchaser, at its address set forth under its name on the signature pages hereof, appropriate evidence of payment thereof.

(d) If an Affected Party is not created or organized under the laws of the United States or a political subdivision thereof, such Affected Party shall deliver to the Seller, (i) within fifteen (15) days after the date hereof, two (or such other number as may from time to time be prescribed by Applicable Laws) duly completed copies of IRS Form W–8BEN or Form W–8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or Applicable Laws), as appropriate, and a certificate substantially in the form of Exhibit XIV (a “Section 2.14 Certificate”) to permit the Seller to make payments hereunder and under the other Repurchase Documents for the account of such Affected Party without deduction or withholding of United States federal income or similar Indemnified Taxes, and (ii) upon the obsolescence of, or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Subsection 2.14(d), copies (in such numbers as may from time to time be prescribed by Applicable Laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under Applicable Laws or regulations to permit the Seller to make payments hereunder for the account of the Affected Party without deduction or withholding of United States federal income or similar Taxes.

(e) The Seller shall not be required to pay any Additional Amounts to any Affected Party pursuant to paragraph (a) above to the extent that: (i) the obligation to pay such amounts existed on the date such Affected Party became a party to this Agreement or, with respect to payments to a new lending office, the date such Affected Party designated such new lending office; provided, however, that this clause (i) shall not apply to the extent the Additional Amounts any Affected Party, acting through a new lending office, would be entitled to receive (without regard to this Subsection 2.14(e)) do not exceed the Additional Amounts that the Person making the assignment, participation or transfer to such Affected Party or making the designation of such new lending office would have been entitled to receive in the absence of such assignment, participation, transfer or designation; or (ii) the obligation to pay such Additional Amounts would not have arisen but for a failure by such Affected Party to comply with the provisions of Subsection 2.14(d) above.

(f) For any period with respect to which an Affected Party has failed to provide the Seller with the appropriate form described in Subsection 2.14(d) (other than if such failure is due to a change in the Applicable Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided), such Affected Party shall not be entitled to Additional Amounts under Section 2.14 with respect to Indemnified Taxes by reason of such failure; provided, however, that should an Affected Party that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Party shall reasonably request to recover such Taxes.

(g) To the extent possible, the Purchaser will use its best efforts to give thirty (30) days notice to the Seller that there will be Additional Amounts incurred under this Section 2.14.

(h) If an Affected Party receives the benefit of a tax refund, credit or other benefit that is attributable to any Indemnified Taxes as to which the Affected Party has been indemnified by the Seller, or with respect to which the Seller has paid an Additional Amount hereunder, the Affected Party shall, within thirty (30) days after the date of such receipt, pay over the amount of such refund or credit (to the extent so attributable) to the Seller, net of all reasonable out–of–pocket third party expenses of such Affected Party related to claiming such refund or credit; provided, however, that (i) the Affected Party, acting in good faith, will be the sole judge of the amount of any such refund, credit or reduction and of the date on which such refund, credit or reduction is received, (ii) the Affected Party, acting in good faith, shall have absolute discretion as to the order and manner in which it employs or claims tax refunds, credits, reductions and allowances available to it, and (iii) the Seller agrees to repay the Affected Party, upon written request from the Affected Party, as the case may be, the amount of such refund, credit or reduction received by the Seller, in the event and to the extent, the Affected Party is required to repay such refund, credit or reduction to any relevant Governmental Authority.

(i) Notwithstanding any other provision of this Agreement, in the event that any Affected Party is a party to a merger or consolidation pursuant to which the Affected Party no longer exists (but excluding any change in the ownership of the Affected Party), any Indemnified Taxes payable under Applicable Law as a result of such change shall be considered excluded from Taxes to the extent it is in excess of the Taxes that would have been payable had such change not occurred.

(j) Within thirty (30) days of the written request of the Seller therefor, each Affected Party shall execute and deliver to the Seller such certificates, forms or other documents that can be furnished consistent with the facts and which are reasonably necessary to assist the Seller in applying for refunds of Taxes remitted hereunder.

(k) Without prejudice to the survival of any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 2.14 shall survive the termination of this Agreement.

Section 2.15 Obligations Absolute.

Except as set forth to the contrary in the Repurchase Documents, all sums payable by the Seller hereunder or under the other Repurchase Documents shall be paid without notice, demand, counterclaim, setoff, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the obligations and liabilities of the Seller hereunder and under the other Repurchase Documents shall in no way be released, discharged, or otherwise affected (except as expressly provided herein) by reason of: (a) any damage to or destruction of or any taking of any asset, Property, any Underlying Property, any Purchased Item, Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion of any of the foregoing; (b) any restriction or prevention of or interference with any use of any asset, Property, any Underlying Property, any Purchased Item, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion of the foregoing; (c) any title defect or encumbrance or any eviction from any Property, any Underlying Property, any Purchased Item, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility or any portion thereof by title paramount or otherwise; (d) any Insolvency Proceeding relating to the Seller, the Guarantor, the Pledgor, any Repurchase Party or any Borrower under the Asset Documents, or any action taken with respect to this Agreement or any other Repurchase Document by any trustee or receiver of the Seller, the Guarantor, the Pledgor, any Repurchase Party or any Borrower under the Asset Documents, or by any court, in any such proceeding; (e) any claim that the Seller, the Guarantor, the Pledgor or any Repurchase Party has or might have against the Purchaser and/or any Affected Party or any Affiliate; (f) any default or failure on the part of the Purchaser and/or any Affected Party to perform or comply with any of the terms hereof, the Repurchase Documents, the Engagement Letter or of any other agreement with the Seller, the Pledgor, the Guarantor and/or any other Repurchase Party; (g) the invalidity or unenforceability of any Purchased Asset, any Purchased Item, the Pledged Collateral, any other collateral for a Purchased Asset or the Facility, any of the Asset Documents or any of the Repurchase Documents; (h) anything related to or arising out of a Seller–Related Obligation; or (i) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not the Seller, the Guarantor, the Pledgor or any other Repurchase Party shall have notice or knowledge of any of the foregoing. The Obligations shall be full recourse to the Seller and the Guarantor.

ARTICLE III

CONDITIONS TO TRANSACTIONS

Section 3.1 Conditions to Closing and Initial Purchase.

The Purchaser shall not be obligated to enter into any Transaction hereunder nor shall the Purchaser be obligated to take, fulfill or perform any other action hereunder until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, the Purchaser:

(a) each Repurchase Document shall have been duly executed by, and delivered to, the parties thereto, and such documents shall be in form and substance satisfactory to the Purchaser;

(b) the Purchaser shall be in receipt of a good standing certificate, secretary certificates (or the equivalent) and certified copies of the Authority Documents and applicable resolutions of the Seller, the Guarantor, the Pledgor and the Custodian evidencing the corporate or other authority for the Seller, the Guarantor, the Pledgor and the Custodian with respect to the execution, delivery and performance of the applicable Repurchase Documents and each of the other documents to be delivered by the Seller, the Guarantor, the Pledgor and the Custodian from time to time in connection herewith;

(c) no Applicable Law shall prohibit or render it unlawful, and no order, judgment or decree of any Governmental Authority shall prohibit, enjoin or render it unlawful, to enter into the Facility, any Repurchase Document or any Transaction, including after giving effect to the consummation thereof;

(d) the Seller, the Guarantor and the Pledgor shall each be in compliance in all material respects with all material Applicable Laws, all material Contractual Obligations, all material Guarantee Obligations and all material Indebtedness, each shall have obtained all required consents, approvals and/or waivers of all necessary Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Repurchase Documents to which each is a party and the consummation of the transactions contemplated hereby or thereby and each shall have delivered to the Purchaser as to these and other closing matters certification in the form of Exhibit III attached hereto;

(e) the Seller and the Pledgor shall have delivered to the Purchaser a duly executed power of attorney in the form of Exhibit IV attached hereto;

(f) the UCC Financing Statements shall have been filed against the Seller and the Pledgor in the filing offices described in Schedule 5 to this Agreement;

(g) any and all consents and waivers applicable to the Seller, the Guarantor, the Pledgor or to the Purchased Items shall have been obtained;

(h) the Purchaser shall be in receipt of such Opinions of Counsel from the counsel to the Seller, the Guarantor, the Pledgor and the Custodian (in the case of the Custodian only, such Opinion of Counsel may be an in–house opinion) as the Purchaser may reasonably require, each in form and substance satisfactory to the Purchaser in its sole discretion;

(i) the Purchaser shall have received payment from the Seller of all fees then payable under the Fee Letter and the other Repurchase Documents and the amount of actual reasonable out–of–pocket costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to the Purchaser as contemplated by Section 2.12 and Section 13.9 of this Agreement and the Fee Letter, incurred by the Purchaser in connection with the development, preparation and execution of this Agreement, the other Repurchase Documents and any other documents prepared in connection herewith or therewith;

(j) the Purchaser is in receipt of pro–forma Financial Covenant calculations;

(k) the Purchaser is in receipt of copies of all Existing Financing Facilities;

(l) no Material Adverse Effect has occurred;

(m) neither the Seller, the Guarantor, the Pledgor nor any other Repurchase Party is the subject of an Insolvency Proceeding;

(n) the Purchaser shall have completed to its satisfaction such due diligence as it may require in its discretion;

(o) the Seller, the Guarantor, the Pledgor and the other Repurchase Parties are in compliance with all Anti-Terrorism Laws and the Purchaser is in receipt of such evidence thereof as it may require;

(p) the Purchaser shall have received UCC searches and such other searches as the Purchaser may reasonably request with respect to the Seller, the Pledgor and the Guarantor, which search results shall be satisfactory to the Purchaser in its discretion; and

(q) the Purchaser shall have received all such other and further documents, certifications, reports, approvals and legal opinions as the Purchaser in its sole discretion shall reasonably require.

Section 3.2 Conditions Precedent to all Transactions.

The Purchaser’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:

(a) no Applicable Law shall prohibit, and no order, judgment or decree of any Governmental Authority shall prohibit or enjoin, the entering into such Transaction by the Purchaser in accordance with the provisions hereof or any other transaction contemplated herein;

(b) the Seller, the Guarantor and the Pledgor shall have delivered to the Purchaser all reports, certifications and other information required to be delivered under the terms of this Agreement and the other Repurchase Documents as of the date of such Transaction;

(c) the Seller shall have delivered to the Purchaser an executed Confirmation in accordance with the procedures set forth in Section 2.2, the Purchaser shall have determined that the Asset described in such Confirmation is an Eligible Asset, and the Purchaser shall have approved the purchase of the Eligible Asset to be included in such Transaction in its discretion, shall have obtained all necessary internal credit and other approvals for such Transaction and shall have executed the Confirmation;

(d) the Purchaser shall have received a written Transaction Request, the related Underwriting Package, the related Seller Asset Schedule and such other information as it may reasonably request related to its review and approval of an Asset;

(e) no Default or Event of Default shall have occurred and be continuing;

(f) the Purchaser shall have received a Compliance Certificate in the form of Exhibit VIII attached hereto from a Responsible Officer of the Seller;

(g) after giving effect to the requested Transaction, the aggregate outstanding Purchase Price of the Transactions outstanding shall not exceed the Asset Value of all the Purchased Assets subject to outstanding Transactions or the Maximum Amount;

(h) subject to the Purchaser’s right to perform one or more Due Diligence Reviews pursuant to Section 13.21, the Purchaser shall have completed in accordance with Section 2.2 its due diligence review of the Asset File and the Underwriting Package for each Asset and such other documents, records, agreements, instruments, mortgaged properties or information relating to such Asset as the Purchaser in its sole reasonable discretion deems appropriate to review, and such reviews shall be satisfactory to the Purchaser in its sole reasonable discretion;

(i) no Margin Deficits are outstanding and no Margin Deficits will occur after giving effect to the requested Transaction;

(j) subject to Section 6.3, with respect to any Eligible Asset to be purchased hereunder on the related Purchase Date that is serviced pursuant to a Servicing Agreement or a Pooling and Servicing Agreement, the Seller shall have provided to the Purchaser copies of the related Servicing Agreements and, as applicable, the Pooling and Servicing Agreements, certified as true, correct and complete copies of the originals;

(k) the Purchaser shall be in receipt of an executed Servicer Redirection Notice for each Eligible Asset serviced by any Person other than the Seller instructing each Servicer, PSA Servicer or other applicable Person to pay Income with respect to the Purchased Items directly to the Collection Account as provided herein, which instructions may not be modified or revoked without the prior written consent of the Purchaser;

(l) the Purchaser shall have received payment from the Seller of all fees and expenses of the Purchaser as contemplated by the Repurchase Documents, including, with limitation, the reasonable fees and expenses of counsel to the Purchaser and the reasonable costs and expenses incurred by the Purchaser in connection with the entering into any Transaction hereunder (including, without limitation, reasonable out–of–pocket costs associated with due diligence, recording, travel, lodging or other administrative expenses necessary or incidental to the execution of any Transaction hereunder), which amounts, at the Purchaser’s option, may be withheld from the sale proceeds of any Transaction hereunder;

(m) the Purchaser shall have received an original Assignment for each Eligible Asset executed by the Seller in blank;

(n) none of the following shall have occurred and/or be continuing:

(i) an event or events shall have occurred in the good faith determination of the Purchaser resulting in the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured directly or indirectly by commercial mortgage loans or securities, or an event or events shall have occurred resulting in the Purchaser not being able to finance Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events;

(ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Assets, or an event or events shall have occurred resulting in the Purchaser not being able to sell securities backed by Assets at prices that would have been reasonable prior to such event or events; or

(iii) there shall have occurred a Material Adverse Effect or a material adverse change in the financial condition of the Purchaser that affects (or can reasonably be expected to affect) materially and adversely the ability of the Purchaser to fund its obligations under this Agreement;

(o) for each Non–Table Funded Purchased Asset, the Purchaser shall have received from the Custodian on each Purchase Date a Trust Receipt (along with a completed Asset File Checklist attached thereto) and an Asset Schedule and Exception Report with respect to each Eligible Asset, each dated the Purchase Date, duly completed and, in the case of the Asset Schedule and Exception Report, with exceptions acceptable to the Purchaser in its discretion in respect of Eligible Assets to be purchased hereunder on such Business Day; and for each Table Funded Purchased Asset, the Purchaser shall have received on the related Purchase Date the Table Funded Trust Receipt and all other items described in the second (2nd) sentence of Subsection 2.2(g), each in form and substance required by this Agreement and the Custodial Agreement or otherwise satisfactory to the Purchaser in its discretion, provided that the Purchaser subsequently receives the items described in Subsection 2.2(d) and (g) and the other delivery requirements under the Custodial Agreement on or before the date and time specified herein and therein, which items shall be in form and substance satisfactory to the Purchaser in its discretion;

(p) the Purchaser shall be in receipt of the evidence of insurance required by Section 9.1 of the Custodial Agreement;

(q) each Purchased Asset is the subject of an Assignment permitted under the Asset Documents, and each Purchased Asset is further assignable by the Purchaser in accordance with Section 13.16, unless the ability to assign in accordance with Section 13.16 is waived in writing by the Purchaser in its discretion;

(r) the Purchase Date for such Transaction is not later than the Funding Expiration Date and the Repurchase Date for such Transaction is not later than the Facility Maturity Date and 364 calendar days from the Purchase Date;

(s) the Purchaser shall have received from the Seller a Warehouse Lender’s Release Letter or a Seller’s Release Letter, as applicable, covering each Eligible Asset to be sold to the Purchaser;

(t) prior to the purchase of any Eligible Asset acquired (by purchase or otherwise) by the Seller from any Affiliate of the Seller (that is not a Seller under this Agreement), the Purchaser shall have received certified copies of the applicable Purchase Agreements (if any) and, if requested by the Purchaser in its discretion, a True Sale Opinion;

(u) any and all consents, approvals and waivers applicable to the Purchased Items shall have been obtained;

(v) both immediately prior to the requested Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties and certifications made by the Seller, the Guarantor and the Pledgor under the Repurchase Documents shall be true, correct and complete on and as of such Purchase Date in all material respects, and the applicable eligibility criteria in Schedule 1 to this Agreement shall be satisfied (except as disclosed in the related Confirmation) on and as of such Purchase Date, in each case with the same force and effect as if made on and as of such date;

(w) for each Preferred Equity Interest and Equity Asset, (1) the Seller has executed and delivered all instruments and documents and has taken all further action reasonably necessary and desirable or that the Purchaser has reasonably requested in order to (i) perfect and protect the Purchaser’s security interest in such Preferred Equity Interest or Equity Asset, as applicable (including, without limitation, execution and delivery of one or more control agreements reasonably acceptable to the Purchaser, execution and filing of UCC financing statements and any and all other actions reasonably necessary to satisfy the Purchaser that the Purchaser has obtained a first priority perfected security interest in such Preferred Equity Interest or Equity Asset, as applicable); (ii) enable the Purchaser to exercise and enforce its rights and remedies hereunder in respect of such Preferred Equity Interest or Equity Asset, as applicable; and (iii) otherwise effect the purposes of this Agreement, including, without limitation and if reasonably requested by the Purchaser, having delivered to the Purchaser irrevocable proxies in respect of such Preferred Equity Interest or Equity Asset, as applicable, and (2) if required by the Purchaser in its discretion, the requirements of the definition of Preferred Equity Interest or Equity Asset, as applicable, are satisfied to the satisfaction of the Purchaser in its discretion;

(x) as applicable, the Seller shall have complied with Subsection 2.2(l) of this Agreement;

(y) to the extent the Asset Documents for the related Eligible Asset contain notice, cure and other provisions in favor of a pledgee of the Eligible Asset under a repurchase or warehouse facility, and without prejudice to the sale treatment of the Eligible Asset to the Purchaser, the Seller shall provide evidence to the Purchaser that the Seller has given notice to the applicable Persons of the Purchaser’s interest in such Eligible Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that the Purchaser is entitled to receive the benefits and exercise the rights of a pledgee under the terms of such pledgee provisions contained in the related Asset Documents;

(z) the Purchaser shall have received all such other and further documents, reports, certifications, approvals and legal opinions as the Purchaser in its sole discretion shall reasonably require; and

(aa) on or before the initial funding of any Purchase Price under this Agreement, the Purchaser shall have received (i) an Opinion of Counsel addressing perfection by possession of Asset Documents that are comprised of notes, certificates and physical securities and (ii) an in–house Opinion of Counsel under New York law (to the extent New York law is applicable) covering due execution and delivery of the Repurchase Documents.

Each Confirmation delivered by the Seller hereunder shall constitute a certification by the Seller that all the conditions set forth in Section 3.1 and this Section 3.2 have been satisfied (both as of the date of such notice or request and as of the date of such purchase) (i) other than conditions (if any) to be satisfied by the Custodian and (ii) except as may be waived in writing by the Purchaser in its discretion.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Seller.

The Seller represents and warrants, as of the date of this Agreement (or such later date as the identified document or item is required be delivered or satisfied by the terms of this Agreement) and as of each Purchase Date:

(a) Organization and Good Standing. The Seller has been duly organized, and is validly existing as a corporation, limited liability company or limited partnership, as applicable, in good standing, under the laws of the jurisdiction of its organization or formation, respectively, with all requisite power and authority to own or lease its Properties and conduct its business as such business is presently conducted, and had, at all relevant times, and the Seller now has, all necessary power, authority and legal right to acquire, own, sell and pledge the Purchased Items.

(b) Due Qualification. The Seller is duly qualified to do business and is in good standing as a corporation, limited liability company or limited partnership, as applicable, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of its Property or the conduct of its business requires such qualification, licenses or approvals, except where the failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect on the Seller.

(c) Power and Authority; Due Authorization; Execution and Delivery. The Seller (i) has all necessary power, authority and legal right (A) to execute and deliver the Repurchase Documents to which it is a party, (B) to carry out the terms of the Repurchase Documents to which it is a party, and (C) to sell, assign and pledge an ownership interest in the Purchased Items on the terms and conditions provided herein, and (ii) has duly authorized by all necessary corporate, company or partnership action (A) the execution, delivery and performance of the Repurchase Documents to which it is a party, and (B) the sale, assignment and pledge of an ownership interest in the Purchased Items on the terms and conditions herein provided. The Repurchase Documents to which the Seller is a party have been duly executed and delivered by the Seller.

(d) Binding Obligation. Each of the Repurchase Documents to which the Seller is a party constitute a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e) No Violation or Defaults. The consummation of the transactions contemplated by the Repurchase Documents to which the Seller is a party and the fulfillment of the terms hereof and thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the Seller’s Authority Documents or any material Indebtedness, any Guarantee Obligation, any Contingent Liabilities or any Contractual Obligation of the Seller, (ii) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the Seller’s Properties pursuant to the terms of any such Indebtedness, Guarantee Obligation, Contingent Liabilities or Contractual Obligation, other than this Agreement, or (iii) violate any Applicable Law.

(f) No Proceedings. There is no material litigation, proceeding or investigation pending or, to the best knowledge of the Seller, threatened against the Seller, before any Governmental Authority (i) asserting the invalidity of any of the Repurchase Documents to which the Seller is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by any of the Repurchase Documents to which the Seller is a party, or (iii) seeking any determination or ruling that could reasonably be expected to have Material Adverse Effect.

(g) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by the Seller of the Repurchase Documents to which the Seller is a party (including the transfer of and the grant of a security interest in the Purchased Items) have been obtained, effected or given and are in full force and effect, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect on the Seller.

(h) [Reserved].

(i) Solvency. The Seller is not the subject of any Insolvency Proceedings or Insolvency Event. The Transactions under this Agreement and any other Repurchase Document to which the Seller is a party do not and will not render the Seller not Solvent. The Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of the Seller or any other Repurchase Party and the Seller has received or will receive reasonably equivalent value in exchange for the Repurchase Documents and each Transaction.

(j) Financial Covenants. The Seller is in compliance with the Financial Covenants.

(k) Taxes. The Seller has filed or caused to be filed all material tax returns that are required to be filed by it. The Seller has paid or made adequate provisions for the payment of all material Taxes and all material assessments made against it or any of its Property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Seller), and no tax Lien has been filed and, to the Seller’s knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge, other than Liens with respect to Taxes that are being contested in good faith or are not yet due and payable.

(l) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein (including, without limitation, the use of the proceeds from the sale of the Purchased Items) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X. The Seller does not own or intend to carry or purchase, and no proceeds from the Transactions will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purpose credit” within the meaning of Regulation U. The Seller is not subject to any Applicable Law that purports to restrict or regulate its ability to borrow money.

(m) Environmental Matters. With respect to the Properties of the Seller other than Eligible Assets and Purchased Assets:

(i) No Properties owned or leased by the Seller and, to the knowledge of the Seller, no Properties formerly owned or leased by the Seller, any present or former Subsidiary of the Seller or any predecessors or former predecessors of any of the foregoing, contain, or have previously contained, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably could be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect;

(ii) The Seller is in compliance, and has in the last five (5) years (or such shorter period as the Seller shall have been in existence) been in compliance, with all applicable Environmental Laws, and there is no violation of any Environmental Laws that reasonably could be expected to have a Material Adverse Effect;

(iii) The Seller has not received any notice of violation, alleged violation, non–compliance, liability or potential liability under any Environmental Law that would have a Material Adverse Effect, nor does the Seller have knowledge that any such notice will be received or is being threatened;

(iv) Materials of Environmental Concern have not been transported or disposed of by the Seller (including any employee or agent of either the Seller) in violation of, or in a manner or to a location that reasonably could be expected to give rise to liability under, any applicable Environmental Law, nor has any of them generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that reasonably could be expected to give rise to liability under, any applicable Environmental Law that would have a Material Adverse Effect;

(v) The Seller has not received any written notice of any judicial proceedings or governmental or administrative action that is pending or threatened under any Environmental Law to which Seller is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements arising out of judicial proceedings or governmental or administrative actions, outstanding under any Environmental Law to which the Seller is a party that would have a Material Adverse Effect; and

(vi) There has been no Release or, to the best knowledge of the Seller, threat of Release of Materials of Environmental Concern in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under any Environmental Law for which the Seller may become liable that would have a Material Adverse Effect.

(n) Security Interest.

(i) This Agreement, the other Repurchase Documents and the Transfer Documents constitute a valid transfer to the Purchaser of all right, title and interest of the Seller in, to and under all Purchased Items, free and clear of any Lien of any Person claiming through or under the Seller or its Affiliates, except for Permitted Liens and the Seller’s repurchase rights described in Article II, and is enforceable against creditors of and purchasers from the Seller. If the conveyances contemplated by this Agreement are determined to be transfers for security, then this Agreement constitutes a grant of a security interest in all Purchased Items to the Purchaser, that, upon the delivery of the Transfer Documents, the Confirmations and Asset Files to the Custodian and the filing of the UCC Financing Statements described in Subsection 3.1(f), shall be a first priority perfected security interest in all of the Seller’s right, title and interest in, to and under all Purchased Items to the extent such Purchased Items can be perfected by possession, filing or control, subject only to Permitted Liens. Neither the Seller nor any Person claiming through or under the Seller shall have any claim to or interest in the Collection Account or the Securities Account, except for the interest of the Seller in such Property as a debtor for purposes of the UCC;

(ii) The Purchased Items constitute either a “general intangible,” an “instrument,” an “account,” “investment property,” a “security,” a “deposit account,” a “financial asset,” an “uncertificated security,” a “securities account,” a “securities entitlement” and/or “chattel paper” within the meaning of the applicable UCC;

(iii) Other than the Lien and transfers contemplated hereunder, the Seller has not sold, assigned, pledged, encumbered or otherwise conveyed any of the Purchased Items to any Person (other than any Lien that may have been released on or before the Closing Date), and, immediately prior to the sale to the Purchaser, the Seller was the sole owner of such Purchased Items and the Seller owns and has good and marketable title to the Purchased Items free and clear of any Lien (other than Permitted Liens);

(iv) The Seller has received all consents and approvals, if any, required by the terms of any Purchased Items to the sale and granting of a security interest in the Purchased Items hereunder to the Purchaser;

(v) Upon execution and delivery of the Account Control Agreement, the Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Collection Account and all amounts on deposit therein, including any investment property therein;

(vi) Upon execution and delivery of the Securities Account Control Agreement, the Purchaser shall either be the owner of, or have a valid and fully perfected first priority security interest in, the Securities Account and the monies, cash, securities, deposits, investment property and other Purchased Items contained therein;

(vii) The Seller has not authorized the filing of and is not aware of any financing statements against the Seller as debtor that include a description of collateral covering the Purchased Items other than any financing statement (A) that has been terminated or (B) granted pursuant to this Agreement and the Seller is not aware of the filing of any judgment or tax Lien filings against the Seller;

(viii) Upon receipt by the Custodian of each Instrument, promissory note or certificate contained in the Asset File endorsed in blank (if applicable) by a duly authorized officer of the Seller and payment by the Purchaser of the applicable Purchase Price, either a purchase shall have been completed by the Purchaser of each Asset or the Purchaser shall have a valid and fully perfected first priority security interest in each Instrument, promissory note or certificate applicable to such Asset; and

(ix) None of the Asset Documents has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser.

(o) Location of Offices. The Seller’s location (within the meaning of Article 9 of the UCC) is Maryland. The office where the Seller keeps all the records (within the meaning of Article 9 of the UCC) is at the address of the Seller referred to in Section 13.2 hereof (or at such other locations as to which the notice and other requirements specified in Subsection 5.1(n) shall have been satisfied). The Non–SPE Seller’s organizational identification number is D11529179. The SPE Seller’s organizational identification number is W11713641. The Seller has not changed its name, whether by amendment of its Authority Documents, by reorganization or otherwise, and has not changed its location, within the past twelve (12) months.

(p) Tradenames. The Seller’s exact legal name is set forth on the signature pages to this Agreement. The Seller has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business.

(q) Value Given. The Seller shall have given reasonably equivalent value to each Transferor in consideration for the transfer to the Seller of the Purchased Items under the applicable Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor thereunder to the Seller, and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.

(r) Compliance with Anti–Terrorism Laws. Neither the Seller, the Guarantor, the Pledgor nor any other Repurchase Party (i) is or will be in violation of any Anti–Terrorism Law, (ii) is or will be a Prohibited Person, (iii) conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (iv) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (v) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti–Terrorism Law, (vi) has more than 10% of its assets in a Prohibited Person or derives more than 10% of its operating income from direct or indirect investments in, or transactions with, any Prohibited Person, and (vii) engages in or will engage in any of the foregoing activities in the future. To the extent applicable, each of the Seller, the Guarantor, the Pledgor and the other Repurchase Parties has established an adequate anti–money laundering compliance program as required by the Anti–Terrorism Laws, has conducted the requisite due diligence in connection with the origination or acquisition of each Asset and each Purchased Asset for purposes of the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Borrower and the origin of the assets used by the said Borrower to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Borrower for purposes of the Anti–Terrorism Laws. No Asset or Purchased Asset, as applicable, is subject to nullification pursuant to any Anti–Terrorism Law, no Asset or Purchased Asset, as applicable, is in violation of any Anti–Terrorism Law, and no Borrower is subject to the provisions of any Anti–Terrorism Law nor listed as a Prohibited Person. The proceeds of any Purchase Price have not been used and shall not be used to fund any operations in, finance any investments or activities in or make any payments to a Prohibited Person.

(s) Adverse Selection. To the best of the Seller’s knowledge, each Asset is an Eligible Asset as of the Purchase Date.

(t) Investment Company Act. The Seller is not, and is not controlled by, an “investment company” within the meaning of the 40 Act, as amended, or is exempt from the provisions of the 40 Act.

(u) ERISA. The Seller and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan. Neither the Seller nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, nor has there been a complete or partial withdrawal by the Seller or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization. The present value of all benefits vested under all “employee pension benefit plans,” as such term is defined in Section 3(2) of ERISA but excluding a Multiemployer Plan, maintained by the Seller, or in which employees of the Seller are entitled to participate, as from time to time in effect (herein called the “Pension Plans”), does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date), except to the extent the same would not reasonably be expected to have a Material Adverse Effect. No prohibited transactions, accumulated funding deficiencies, withdrawals or reportable events have occurred with respect to any Pension Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability. No Lien in favor of the PBGC or a Pension Plan has arisen or is likely to arise on account of any Pension Plan. No notice of intent to terminate a Pension Plan under Section 4041(b) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the PBGC instituted proceedings to terminate or appoint a trustee to administer a Pension Plan, and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(v) PUHCA. The Seller is not a “holding company” or a “subsidiary holding company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or any successor statute.

(w) Compliance with Law, Etc. The Seller has complied (i) in all respects with all material Applicable Laws to which it may be subject and (ii) in all material respects with all material Contractual Obligations.

(x) Income. The Seller acknowledges that all Income received by it or its Affiliates with respect to the Purchased Items sold hereunder (to the extent the Seller or its Affiliates has knowledge that it is Income and relates to the Purchased Assets) are held and shall be held for the benefit of the Purchaser until deposited into the Collection Account as required herein.

(y) Acting as Principal. The Seller will engage in such Transactions as principal, or, if agreed in writing in advance of any Transaction by the Purchaser, as agent for a disclosed principal.

(z) No Broker. The Seller has not dealt with any broker, investment banker, agent or other Person, except for the Purchaser (or an Affiliate of the Purchaser), who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(aa) Ability to Perform. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in the Repurchase Documents applicable to it to which it is a party.

(bb) No Default. No Default or Event of Default has occurred and is continuing under any Repurchase Document.

(cc) Financial Condition. The audited consolidated balance sheet of the Seller and the Seller’s Consolidated Subsidiaries as at the fiscal year end 2006 set forth in the registration statement of the Seller filed with the Securities and Exchange Commission on February 1, 2007 (Registration No. 333–138591) (“Registration Statement”) for the year then ended, reported on without a “going concern” or like qualification arising out of the scope of the audit conducted by Deloitte & Touche LLP, are complete and correct and present fairly the consolidated financial condition of the Seller and the Seller’s Consolidated Subsidiaries as of such date. All such financial statements, including the related schedules and notes thereto (if any), have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). The Seller or any of the Seller’s Consolidated Subsidiaries had, as of the date of the most recent balance sheet referred to above, any material contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other financial derivative, that is not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2006, to and including the date hereof, there has been no sale, transfer or other disposition by the Seller or any of the Seller’s Consolidated Subsidiaries of any material part of their business or Property and no purchase or other acquisition of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Seller and the Seller’s Consolidated Subsidiaries on the date hereof except as contemplated in the Registration Statement.

(dd) Servicing Agreements. The Seller has delivered to the Purchaser all Servicing Agreements and all Pooling and Servicing Agreements with respect to the Eligible Assets and Purchased Assets, as applicable, and, to the best of the Seller’s knowledge, no material default or event of default exists thereunder.

(ee) Insurance. The Seller has and maintains, with respect to its Properties, assets and business, insurance which meets the requirements of Subsection 5.1(hh). In addition, the Seller shall maintain the insurance required by Section 5.7 of the Custodial Agreement.

(ff) True and Complete Disclosure. The information, reports, certificates, documents, financial statements, books, records, files, exhibits and schedules furnished in writing by or at the direction of the Seller to the Purchaser in connection with the negotiation, preparation or delivery of this Agreement and the other Repurchase Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact that would make the statements herein or therein, in light of the circumstances under which they were made, materially misleading. All written information furnished after the date hereof by or at the direction of the Seller to the Purchaser in connection with this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. There is no fact known to the Seller that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Repurchase Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to the Purchaser for use in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary contained in this Subsection 4.1(ff), this Subsection 4.1(ff) shall not include the matters contained on Schedule 1, which are used solely in determining Asset Value and whether a Purchased Asset is a Defaulted Asset.

(gg) No Reliance. The Seller has made its own independent decision to enter into the Repurchase Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including, without limitation, legal counsel and accountants) as it has deemed necessary. The Seller is not relying upon any advice from the Purchaser as to any aspect of the Transactions, including, without limitation, the legal, accounting or tax treatment of such Transactions.

(hh) Indebtedness. The SPE Seller has no Indebtedness or Contractual Obligations other than (i) ordinary trade payables, (ii) in connection with Purchased Assets and the Assets originated or acquired for this Facility and (iii) the Repurchase Documents. The SPE Seller has no Guarantee Obligations. The Non–SPE Seller has no Guarantee Obligations other than (i) the Guaranty and (ii) KeyBank Facility.

(ii) Separateness. As of the date hereof, the SPE Seller is in compliance with the requirement of Subsection 5.1(ll) (provided that the SPE Seller shall have thirty (30) calendar days after the Closing Date to obtain an Independent Director).

(jj) REIT Status. Beginning with its 2007 taxable year, the Non–SPE Seller will be organized in conformity with the requirements for qualification and taxation as a real estate investment trust within the meaning of Sections 856 through and including 860 of the Code (a “REIT”), and its proposed method of operation will enable it to qualify as a REIT for such taxable year and future taxable years. Each Subsidiary of the Non–SPE Seller is either (i) a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, (ii) a taxable REIT subsidiary within the meaning of Section 856(l) of the Code, or (iii) a Passthrough Subsidiary.

(kk) Full Payment. The Seller has no knowledge of any fact that should lead it to expect that any Purchased Asset will not be paid in full (other than risks inherent in the related Purchased Asset).

(ll) Subsidiaries. The SPE Seller does not have any Subsidiaries other than any Co–Seller. The SPE Seller is a Subsidiary of the Non–SPE Seller and Schedule 4 contains an organizational chart setting forth the name of each direct or indirect Subsidiary of the Seller.

(mm) Purchased Assets. (i) Other than any purchase options set forth in the Asset Documents related to such Purchased Asset, there are no outstanding rights, options, warrants or agreements for the purchase, sale or issuance of the Eligible Assets or Purchased Assets, as applicable, created by, through, or as a result of the Seller’s actions or inactions; (ii) there are no agreements on the part of the Seller to issue, sell or distribute the Eligible Assets or the Purchased Assets, as applicable, other than this Agreement, and (iii) other than this Agreement, the Seller has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Eligible Assets or the Purchased Assets, as applicable.

(nn) Labor Relations. The Seller is not engaged in any unfair labor practice which could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending or, to the best knowledge of the Seller and each of its Subsidiaries, threatened against the Seller before the National Labor Relations Board which could reasonably be expected to have a Material Adverse Effect and no grievance or arbitration proceeding arising out of or under a collective bargaining agreement is so pending or threatened, (ii) no strike, labor dispute, slowdown or stoppage is pending or, to the best knowledge of the Seller, threatened against the Seller, and (iii) no union representation question existing with respect to the employees of the Seller and no union organizing activities are taking place with respect to any thereof.

(oo) No Defenses. There are no defenses, offsets, counterclaims, abatements, rights of rescission or other claims, legal or equitable, available to the Seller, the Guarantor, the Pledgor or any other Person with respect to this Agreement, the Engagement Letter, the Repurchase Documents, any other instrument, document and/or agreement described herein or therein (including, without limitation, the validity or enforceability of any of the foregoing) or with respect to the obligation of the Seller to repay the Obligations and other amounts due under the Repurchase Documents.

(pp) Compliance with FCPA. Each of the Seller, the Guarantor, the Pledgor and the other Repurchase Parties are in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Seller, the Guarantor, the Pledgor nor any other Repurchase Party has made a payment, offering or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Seller, the Guarantor, the Pledgor and all other Repurchase Parties or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(qq) Set–Off, etc. No Purchased Item has been compromised, adjusted, extended, satisfied, subordinated, rescinded, set–off or modified by the Seller, the Transferor, any Borrower or any other Person, and no Purchased Item is subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set–off, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning the Purchased Item or otherwise, by the Seller, the Transferor, any Borrower or any other Person with respect thereto, except as set forth in the Asset Documents and except for amendments to such Purchased Items otherwise permitted under Section 6.10 of this Agreement.

(rr) Qualified Transferees. With respect to each Eligible Asset and Purchased Asset, as applicable, the Seller and the Purchaser are “qualified transferees”, “qualified institutional lenders” or “qualified lenders” (however such terms are phrased or denominated) under the terms of the applicable Asset Documents with respect to each party’s ability to hold and/or to be a transferee of each such Eligible Asset and Purchased Asset, as applicable. The Assignments do not violate any provisions of the underlying Asset Documents.

(ss) Existing Financing Facilities. All credit facilities, repurchase facilities or substantially similar facilities of the Seller that are presently in effect are listed under the definition of “Existing Financing Facilities.” The Seller has delivered to the Purchaser copies of all Existing Financing Facilities and, to the Seller’s knowledge, no material defaults or events of default exist thereunder.

(tt) Bulk Sales. The execution, delivery and performance of this Agreement and the other Repurchase Documents and the transactions contemplated hereby and thereby do not require compliance with any “bulk sales” act or similar law by the Seller.

(uu) Certain Tax Matters. The Seller represents, warrants, acknowledges and agrees that it does not intend to treat any Transaction or any related transactions hereunder as being a “reportable transaction” (within the meaning of United States Treasury Department Regulation Section 1.6011–4). In the event that the Seller determines to take any action inconsistent with such intention, it will promptly notify the Purchaser. If the Seller so notifies the Purchaser, the Seller acknowledges and agrees that the Purchaser may treat each Transaction as part of a transaction that is subject to United States Treasury Department Regulation Section 301.6112–1, and the Purchaser will maintain the lists and other records required by such Treasury Regulation.

(vv) Insider. The Seller is not an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of the Purchaser, of a bank holding company of which the Purchaser is a Subsidiary, or of any Subsidiary of a bank holding company of which the Purchaser is a Subsidiary, of any bank at which the Purchaser maintains a correspondent account or of any lender which maintains a correspondent account with the Purchaser.

ARTICLE V

COVENANTS

Section 5.1 Covenants of the Seller.

From the date hereof until the Obligations are paid in full:

(a) Compliance with Laws. The Seller will comply in all material respects with all Applicable Laws (including Environmental Laws), including those with respect to the Purchased Items or any part thereof, and all material Contractual Obligations, all material Indebtedness, all material Guarantee Obligations and all material Contingent Liabilities. No part of the proceeds of any Transaction shall be used for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X.

(b) Preservation of Company Existence. The Seller will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its formation and will qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has not had, or could not reasonably be expected to have, a Material Adverse Effect. The Seller shall continue to engage in business of the same general type as now conducted by it (and, in the case of the SPE Seller, no other lines of business) and maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, the preservation of all lending licenses held by the Seller).

(c) Performance and Compliance with Purchased Assets. The Seller will, at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Purchased Items and all other agreements related to such Purchased Items.

(d) Keeping of Records and Books of Account. The Seller will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Purchased Items in the event of the destruction of the originals thereof) and will keep and maintain all documents, books, records and other information reasonably necessary or advisable in which complete entries are made in accordance with GAAP.

(e) Lien Covenants. With respect to each Purchased Item acquired by the Purchaser, the Seller shall (i) take all action requested by the Purchaser to perfect, protect and more fully evidence the Purchaser’s ownership of and first priority perfected security interest in such Purchased Item, including, without limitation, executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (ii) taking all additional action that the Purchaser may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement and the other Repurchase Documents in such Purchased Items. Immediately upon notice to the Seller of a Lien or any circumstance which, if adversely determined, would reasonably likely to give rise to a Lien (other than in favor of the Purchaser or created by or through the Purchaser) on any of the Purchased Items, the Seller shall notify the Purchaser and the Seller shall further defend the Purchased Items against, and shall take such other action as is necessary to remove, any Lien or claim on or to the Purchased Items (other than any Lien created under this Agreement), and the Seller shall defend the right, title and interest of the Purchaser in and to any of the Purchased Items against the claims and demands of all Persons whomsoever.

(f) Delivery of Income. The Seller shall deposit all Income received in respect of the Purchased Items into the Collection Account within three (3) Business Days of receipt thereof. The Seller shall instruct all Servicers under the Servicing Agreement and PSA Servicers under the Pooling and Servicing Agreements to deposit into the Collection Account within three (3) Business Days of the date the Servicers and PSA Servicers, respectively, are obligated to disburse the same under the Servicing Agreements and Pooling and Servicing Agreements all Income in respect of the Purchased Items and the Seller shall take reasonable steps to enforce such instructions. The Seller will instruct and cause the counterparties under Interest Rate Protection Agreements to deposit any payments due to the Seller from time to time under the Interest Rate Protection Agreements into the Collection Account within three (3) Business Days of the date such Person is obligated to disburse same and the Seller shall take reasonable steps to enforce such instructions. The Seller shall comply with and enforce each Servicer Redirection Notice and shall not amend or revoke any such Servicer Redirection Notice without the Purchaser’s consent. The Seller shall promptly provide the Purchaser with additional Servicer Redirection Notices to the extent requested by the Purchaser or to the extent of any changes in the servicing of a Purchased Asset since the Purchase Date. In connection with each principal payment or prepayment under a Purchased Asset, the Seller shall remit or cause to be remitted to the Purchaser sufficient detail to enable the Purchaser to appropriately identify the Purchased Asset to which any full or partial principal payment or prepayment applies.

(g) Events of Default. The Seller shall provide the Purchaser with prompt written notice of the occurrence of (i) each Event of Default of which the Seller has knowledge or has received notice and (ii) each Default of which a Responsible Officer of the Seller has actual knowledge or has received notice. In addition, no later than five (5) Business Days following the Seller’s knowledge or notice required in the preceding sentence of the occurrence of any Event of Default, the Seller shall provide to the Purchaser a written statement of a Responsible Officer of the Seller setting forth the details of such event and the action that the Seller proposes to take with respect thereto.

(h) Limitations on Liens. Without the prior written consent of the Purchaser and except for Permitted Liens, the Seller shall not directly or indirectly: (i) assign, sell, transfer, pledge, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien on any of the Purchased Items to anyone except the Purchaser, (ii) permit any UCC financing statement (except any UCC financing statements in favor of the Purchaser) or assignment (except for any assignments in favor of the Purchaser) to be on file in any public office with respect thereto, (iii) permit or suffer to exist any Lien or right of others to attach to any of the Purchased Items (or any portion thereof), except as contemplated by this Agreement or (iv) sell, pledge, transfer, assign, participate or grant a Lien on its interest under the Repurchase Documents or the Purchased Items.

(i) Notices. The Seller shall furnish notice to the Purchaser with respect to the following:

(i) Representations. Forthwith upon receiving knowledge of same, the Seller shall notify the Purchaser if any representation or warranty set forth in Section 4.1 or, except as disclosed to the Purchaser in the related Confirmation prior to the related Purchase Date, in Schedule 1, was incorrect at the time it was given or deemed to have been given and at the same time shall deliver to the Purchaser a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Seller shall notify the Purchaser in the manner set forth in the preceding sentence before any Purchase Date of any facts or circumstances within the knowledge of the Seller which would render any of the said representations and warranties or confirmations untrue at the date when such representations and warranties or confirmations were made or deemed to have been made;

(ii) Proceedings. Promptly after the Seller receives notice or obtains notice or knowledge thereof, notice of any settlement of, material judgment (including a material judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy (of a material nature), litigation, action, suit, arbitration or proceeding before any court or governmental department, commission, board, bureau, agency, arbitrator or instrumentality, domestic or foreign, adversely affecting (A) the Purchased Items or the Pledged Collateral, (B) any of the Repurchase Documents, (C) the Purchaser’s interest in the Purchased Items or the Pledged Collateral, or (D) the SPE Seller in which the amount involved exceeds $1,000,000 (to the extent not covered by insurance), or the Non–SPE Seller or any of its Affiliates in which the amount involved exceeds $5,000,000 (to the extent not covered by insurance); and

(iii) Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstances that, in the discretion of the Seller, is likely to have a Material Adverse Effect.

(iv) Casualty. With respect to any Purchased Asset hereunder, promptly upon receipt of notice or knowledge that the Underlying Property has been damaged by waste, fire, earthquake or earth movement, flood, tornado or other casualty, or is otherwise damaged, so as to have a Material Adverse Effect on the Asset Value of such Purchased Asset;

(v) Defaults. Promptly upon receipt of notice or knowledge of (1) any material default related to any Purchased Item or the Pledged Collateral, (2) any default under any Contractual Obligation, Indebtedness or Guarantee Obligation that would have a Material Adverse Effect or (3) any Lien or security interest on, or claim asserted against, any Purchased Item or the Pledged Collateral other than Permitted Liens;

(vi) REIT. Immediately upon notice or knowledge thereof, notice of any change in the Non–SPE Seller’s status as a REIT, the establishment of a rating assigned to the long–term unsecured debt issued by the Non–SPE Seller by any Rating Agency and/or of any downgrade in such rating once established;

(vii) Covenants. Immediately upon notice or knowledge thereof, notice of any material default with respect to any covenant, duty, obligation or agreement of the Seller or the Pledgor under any Repurchase Document or any Asset Document;

(viii) Servicers. Promptly upon notice or knowledge thereof, notice of the resignation or termination of any Servicer under any Servicing Agreement with respect to any Purchased Asset or any PSA Servicer under a Pooling and Servicing Agreement;

(ix) Sales. Promptly upon notice or knowledge thereof, notice of the intended conveyance, sale, lease, assignment, transfer or other disposition (any such transaction, or related series of transactions, a “Sale”) of any Property, business or assets of the Seller or the Pledgor whether now owned or hereafter acquired, with the exception of (A) this Agreement and (B) any Sale of Property by the Seller or the Pledgor that is not material to the conduct of its business and is effected in the ordinary course of business;

(x) Losses. Immediately upon notice or knowledge thereof, notice of any loss or expected loss in respect of any Purchased Item or Pledged Collateral, or any other event or change in circumstances or expected event or change in circumstances that could reasonably be expected to result in a material decline in value or cash flow of any Purchased Item, the Pledged Collateral or any Underlying Property (including, without limitation, any violation or alleged violation of Environmental Laws or other Applicable Law or any discharge or damage relating to or resulting from Materials of Environmental Concern); and

(xi) Senior Interests. Notice of at least ten (10) days prior to the Seller or any other Repurchase Party acquiring any interest that would be senior in priority to or pari passu with any existing Purchased Asset in respect of the Underlying Property.

Each notice pursuant to this Subsection 5.1(i) shall be accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what action the Seller and has taken or proposes to take with respect thereto.

(j) Purchased Assets Not to be Evidenced by Instruments. The Seller shall take no action to cause any Purchased Item that is not, as of the applicable Purchase Date, evidenced by an Instrument to be so evidenced except in connection with the enforcement or collection of such Purchased Items.

(k) Assets. With respect to Assets acquired by the Seller pursuant to a Purchaser Agreement, the Seller shall (i) acquire the Assets pursuant to and in accordance with the terms of the Purchase Agreements (if applicable), (ii) take all action necessary to perfect, protect and more fully evidence the Seller’s ownership of such Assets under the Purchase Agreements (if any) free and clear of any Lien other than the Lien created hereunder and Permitted Liens, including, without limitation, (A) filing and maintaining effective financing statements against the Transferors in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, and (iii) take all additional action that the Purchaser may reasonably request to perfect, protect and more fully evidence the respective interests of the parties to this Agreement in the Purchased Items.

(l) Deposits. The Seller shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Income in respect of Purchased Items or Cash Collateral. Neither the Seller nor any other Repurchase Party shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Securities Account any item except uncertificated securities that are Purchased Assets and all cash, property, proceeds, securities, investment property or Income with respect to such Purchased Assets.

(m) Change of Name or Location of Loan Files. The Seller shall not (i) change its name, organizational number, identity, structure or jurisdiction of formation, move the location of its principal place of business and chief executive office, or change the offices where it keeps its records (as defined in the UCC) from the location referred to in Section 13.2, or (ii) move, or consent to the Custodian moving, the Asset Files from the location thereof on the Closing Date, unless the Seller has given at least thirty (30) days’ prior written notice to the Purchaser and has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Purchaser in the Purchased Items.

(n) Exceptions. The Seller shall promptly correct any and all Exceptions set forth on any Asset Schedule and Exception Report not waived by the Purchaser in writing.

(o) ERISA Matters. The Seller shall not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code, or any funding deficiency with respect to any Benefit Plan other than a Multiemployer Plan, (iii) fail to make any payments to a Multiemployer Plan that the Seller or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto, (iv) terminate any Benefit Plan so as to result in any liability that would have a Material Adverse Effect or (v) permit to exist any occurrence of any Reportable Event that would have a Material Adverse Effect.

(p) Servicing Agreements. The Seller shall not materially amend, modify, waive or terminate any provision of any Servicing Agreement or Pooling and Servicing Agreement without the prior written consent of the Purchaser.

(q) Compliance with Anti–Terrorism Laws. The Seller and the other Repurchase Parties shall comply with all applicable Anti–Terrorism Laws. The Seller shall conduct the requisite due diligence in connection with the origination or acquisition of each Asset for purposes of complying with the Anti–Terrorism Laws, including with respect to the legitimacy of the applicable Borrower, obligor or account debtor and the origin of the assets used by the said Borrower, obligor or account debtor to purchase the property in question, and will maintain sufficient information to identify the applicable Borrower, obligor or account debtor for purposes of the Anti–Terrorism Laws. Neither the Seller nor any other Repurchase Party shall engage in any conduct described in Subsection 4.1(s). The Seller shall, upon the request of the Purchaser from time to time, provide certification and other evidence of the Seller’s and any other Repurchase Party’s compliance with this Subsection 5.1(q).

(r) [Reserved].

(s) Financial Statements. The Seller shall deliver to the Purchaser:

(i) as soon as available, and in any event within sixty (60) calendar days after the end of each fiscal quarter of the Seller, the unaudited consolidated balance sheets of the Seller and the Seller’s Consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller and the Seller’s Consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller and the Seller’s Consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year–end adjustments);

(ii) as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Seller, the consolidated balance sheets of the Seller and the Seller’s Consolidated Subsidiaries (audited in the case of the Non–SPE Seller and its Consolidated Subsidiaries and unaudited in the case of the SPE Seller and its Consolidated Subsidiaries) as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Seller and the Seller’s Consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by, in the case of the Non–SPE Seller, (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern, and (B) in the case of the SPE Seller, a certificate from a Responsible Officer of the SPE Seller, in each case stating that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Seller and the Seller’s Consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(iii) with respect to each Purchased Asset, as soon as available, but in any event not later than sixty (60) days after the end of each fiscal quarter of the Seller, the operating statement, rent roll and sales reports for each Underlying Property to the extent that the Seller has received the same (the Seller agreeing to use reasonable efforts to obtain the same to the extent required to be delivered to the Seller pursuant to the applicable Asset Documents);

(iv) with respect to each Purchased Asset, if provided or available to the Seller by the Borrower under any Purchased Asset, as soon as available, but in any event not later than thirty (30) days after receipt thereof, the annual balance sheet with respect to such Borrower;

(v) with respect to each Purchased Asset, as soon as available but in any event not later than thirty (30) days after receipt thereof, (A) the related monthly securitization or remittance report, if any, and any other reports, notices or other documents delivered under any Servicing Agreements or Pooling and Servicing Agreements to the Seller, if any, and (B) within thirty (30) days after the end of each quarter, a copy of the document and financial statement exceptions prepared by or for the Seller in respect of the related Purchased Asset or Underlying Property;

(vi) from time to time such other information regarding the financial condition, operations or business of the Seller as the Purchaser may reasonably request;

(vii) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of the Seller knows, or with respect to any Plan or Multiemployer Plan to which the Seller or any ERISA Affiliate makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, a statement signed by a senior financial officer of the Seller setting forth details respecting such event or condition and the action, if any, that the Seller or their ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Seller or an ERISA Affiliate with respect to such event or condition):

(A) any Reportable Event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA or any successor provision thereof, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA or any successor provision thereof, shall be a “Reportable Event” regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any successor provision thereof); and any request for a waiver under Section 412(d) of the Code or any successor provision thereof for any Plan;

(B) the distribution under Section 4041(c) of ERISA or any successor provision thereof of a notice of intent to terminate any Plan or any action taken by the Seller or an ERISA Affiliate to terminate any Plan;

(C) the institution by the PBGC of proceedings under Section 4042 of ERISA or any successor provision thereof for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by the Seller or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA or any successor provision thereof (including the obligation to satisfy secondary liability as a result of a purchaser default) that would have a Material Adverse Effect or the receipt by the Seller or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or any successor provision thereof or that it intends to terminate or has terminated under Section 4041A of ERISA or any successor provision thereof;

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Seller or any ERISA Affiliate to enforce Section 515 of ERISA or any successor provision thereof, which proceeding is not dismissed within thirty (30) days; and

(F) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Seller or an ERISA Affiliate fails to provide timely security to such Plan in accordance with the provisions of Section 401(a)(29) of the Code or Section 307 of ERISA or any successor provision thereof; and

(viii) notwithstanding anything contained herein to the contrary, any report or document required to be delivered under this Subsection 5.1(s) or under Subsection 5.1(t) that is available to the Purchaser on EDGAR or any website of the Seller shall be deemed delivered to the Purchaser provided the same is posted in a timely manner.

(t) Certificates; Other Information. The Seller shall furnish to the Purchaser:

(i) concurrently with the delivery of the financial statements referred to in Subsections 5.1(s) above, a Compliance Certificate from a Responsible Officer of the Seller, which Compliance Certificate shall, among other things, describe in detail, on a quarterly basis, the calculations supporting the Responsible Officer’s certification of the Seller’s compliance with the Financial Covenants;

(ii) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal year of the Seller, a copy of the projections of the Seller of the operating budget, cash flow budget, pipeline report and liquidity report of the Seller for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer certifying that such projections have been prepared in good faith based upon reasonable assumptions;

(iii) within thirty (30) days of the end of each calendar quarter, the Seller shall provide the Purchaser with a quarterly report, which report shall include, among other items, a summary of such Seller’s delinquency and loss experience with respect to Purchased Assets serviced by the Seller, any Servicer, any PSA Servicer or any designee of the foregoing, the Seller’s internal risk rating, the Seller’s, any Servicer’s or any PSA Servicer’s surveillance reports on the Purchased Assets;

(iv) within fifteen (15) days after the same are sent, copies of all financial statements and reports that the Seller sends to its stockholders and, within fifteen (15) days after the same are filed, copies of all financial statements and reports that the Seller may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(v) no later than the fifteenth (15th) day of each month, with respect to each Purchased Asset, a Purchased Asset Data Summary, properly completed;

(vi) promptly, such additional financial and other information as the Purchaser may from time to time reasonably request, if available;

(vii) promptly upon receipt thereof, copies of all final reports submitted to the Non–SPE Seller by independent certified public accountants in connection with each annual, interim or special audit of the books and records of the Non–SPE Seller made by such accountants, including, without limitation, any final management letter commenting on the Non–SPE Seller’s internal controls submitted by such accountants to management in connection with their annual audit;

(viii) the Seller shall promptly provide the Purchaser with copies of all documents that the Seller or any Subsidiary of the Seller is required to file with any regulatory body in accordance with its regulations;

(ix) no later than sixty (60) days after the end of each fiscal quarter of the Seller, an updated list of Subsidiaries as of such time;

(x) promptly, any modifications or additions to the items contained in the Underwriting Package; and

(xi) the Seller shall promptly deliver or cause to be delivered to the Purchaser (i) any report or material notice received by the Seller from any Borrower under the Purchased Items promptly following receipt thereof and (ii) any other such document or information relating to the Purchased Items as the Purchaser may reasonably request from time to time.

(u) Payment of Taxes. The Seller shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature (including, without limitation, all material Taxes and all material Indebtedness, all material Contractual Obligations, all material Guarantee Obligations, all material Contingent Liabilities and all Seller–Related Obligations), except where the amount or validity of any Taxes is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Seller.

(v) Prohibition of Fundamental Changes. The Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, however, that the Non–SPE Seller may merge or consolidate with (i) any wholly owned Subsidiary of the Non–SPE Seller or (ii) any Affiliate of any of the Non–SPE Seller or (iii) any other Person if the Non–SPE Seller is the surviving entity; and provided, further, that, (x) if after giving effect thereto, no Default or Event of Default would exist hereunder, and (y) the new entity (if any) assumes the Non–SPE Seller’s obligations, liabilities and Indebtedness under the Repurchase Documents.

(w) Margin Deficit. If at any time there exists a Margin Deficit, the Seller shall cure such Margin Deficit in accordance with Section 2.7.

(x) Transactions with Affiliates. The Seller may enter into any transaction with an Affiliate, provided that such transaction is disclosed in writing in advance to the Purchaser and is upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided, however, that in no event shall the Seller transfer to the Purchaser hereunder any Eligible Asset acquired by the Seller from an Affiliate of the Seller (that is not a Seller under this Agreement) unless the Seller shall have delivered to the Purchaser prior to the sale date a certified copy of the related Purchase Agreement and, if requested by the Purchaser in its discretion, a True Sale Opinion.

(y) Limitations on Guarantee Obligations. The Seller shall not create, incur, assume or suffer to exist any Guarantee Obligation or Contingent Liability (other than, in the case of the Non–SPE Seller only, the Guaranty and KeyBank Facility).

(z) Sub–Limits. The Seller shall not sell to the Purchaser any Eligible Assets if, after giving effect to such Transactions, a Sub–Limit would be exceeded, unless waived in writing by the Purchaser in its discretion.

(aa) Limitation on Distributions. If and for so long as (i) an Event of Default shall have occurred and be continuing, (ii) a Margin Deficit shall be outstanding or (iii) the distribution of such funds would violate any Financial Covenant, then the Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of the Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller, except that the Seller may declare and pay dividends in accordance with the terms of its Authority Documents in an amount necessary to enable the Seller to comply with the distribution requirements imposed on a REIT under the Code.

(bb) The Non–SPE Seller (on a consolidated basis taking into account all Consolidated Subsidiaries) shall comply with the following Financial Covenants:

(i) Maintenance of Liquidity. The Non–SPE Seller shall not permit, for any Test Period, its Liquidity for such Test Period to be less than $30,000,000, at least $15,000,000 of which shall consist of cash or Permitted Investments.

(ii) Maintenance of Tangible Net Worth. The Non–SPE Seller shall not permit, for any Test Period, its Tangible Net Worth at any time to be less than the sum of (i) $300,000,000 plus (ii) an amount equal to 75% of the aggregate proceeds received by the Non–SPE Seller in connection with the offering or issuance of any Equity Interests by the Non–SPE Seller after March 1, 2007 plus (iii) an amount equal to 80% of the consolidated retained earnings of the Non–SPE Seller accrued after March 1, 2007.

(iii) Maintenance of Ratio of Total Liabilities to Tangible Net Worth. The Non–SPE Seller shall not permit, for any Test Period, the ratio of its Total Liabilities (exclusive of collateralized debt obligations of any Subsidiary of the Seller) to Tangible Net Worth at any time to be greater than 5.0 to 1.0.

(iv) Fixed Charge Coverage Ratio. The Non–SPE Seller shall not permit, for any Test Period, its Fixed Charge Coverage Ratio to exceed 1.5x.

(cc) [Reserved].

(dd) Extension or Amendment of Purchased Items. The Seller shall not, except as otherwise permitted in Section 6.10, extend (other than nondiscretionary extensions), amend, waive or otherwise modify, or permit any Servicer or PSA Servicer to extend (other than nondiscretionary extensions), amend, waive or otherwise modify, the material terms of any Purchased Item.

(ee) Account Control Agreement and Securities Account Control Agreement. The Seller shall maintain each of the Account Control Agreement and the Securities Account Control Agreement in full force and effect, shall perform its duties, obligations and agreements thereunder and shall not amend or modify either such agreement or waive compliance with any provisions thereunder without the prior written consent of the Purchaser.

(ff) Inconsistent Agreements. The Seller shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into any agreement containing any provision that would be violated or breached by any Transaction hereunder or by the performance by the Seller of its obligations under any Repurchase Document.

(gg) Interest Rate Protection Agreements. The Seller shall perform its duties and obligations under and shall otherwise maintain each Interest Rate Protection Agreement in a manner it deems appropriate in the conduct of its business without prejudice to the rights of the Purchaser.

(hh) Maintenance of Property; Insurance. The Seller shall keep all Property useful and necessary in its business in good working order and condition, shall maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks as are usually and customarily insured against in the same general area by companies acting prudently and engaged in the same or a similar business, and furnish to the Purchaser, upon written request, full information as to the insurance carried.

(ii) Environmental Laws. The Seller shall, and shall cause its Affiliates and Subsidiaries to:

(i) comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not reasonably be expected to cause a Material Adverse Effect; and

(ii) conduct and complete all investigations, studies, sampling and testing and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to cause a Material Adverse Effect.

(jj) Limitation on Indebtedness. The SPE Seller shall not create, incur, assume or suffer to exist any Indebtedness or Contractual Obligation of the Seller, except any Indebtedness or Contractual Obligation of the Seller (i) that are ordinary trade payables, (ii) in connection with Purchased Assets and Assets originated or acquired for this Facility, or (iii) under the Repurchase Documents.

(kk) Unrelated Activities. The SPE Seller shall not engage in any activity other than activities specifically permitted by this Section 5.1 and those permitted by its Authority Documents.

(ll) Authority Documents. The SPE Seller shall comply in all material respects with its Authority Documents, including, without limitation, all special purpose entity provisions, shall not engage in any business or activity that is not authorized by its Authority Documents and shall not modify or amend its Authority Documents in any respect without the prior written consent of the Purchaser. The Non–SPE Seller shall maintain its status as a corporation in good standing under the laws of the jurisdiction of its formation.

(mm) Separateness. The SPE Seller shall (i) own no assets, and shall not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (ii) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) with respect to the Asset Documents and the Retained Interests, (B) commitments to make loans which may become Eligible Assets and (C) as otherwise permitted under this Agreement; (iii) not make any loans or advances to (1) any Affiliate or (2) any third party unless the loans or advances are on an arms length basis in connection with the origination of Assets intended for the Facility; (iv) not acquire obligations or securities of its Affiliates; (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (v) comply with the provisions of its Authority Documents; (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify or otherwise change its Authority Documents; (vii) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is required under the GAAP consistently applied or as a matter of Applicable Law) and file its own tax returns (except to the extent consolidation is required or permitted under Applicable Law); (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other; (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (x) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (xi) not commingle its funds or other assets with those of any Affiliate or any other Person; (xii) maintain its accounts separate from those of any Affiliate or any other Person; (xiii) shall not hold itself out to be responsible for the debts or obligations of any other Person; (xiv) shall not, without the vote of its Independent Director, (A) file or consent to the filing of any Insolvency Proceeding with respect to the Seller, institute any proceedings under any applicable Insolvency Law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the Seller, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Seller or a substantial portion of its Properties, or (C) make any assignment for the benefit of the Seller’s creditors; (xv) shall have at all times at least one (1) Independent Director (or such greater number as required by the Purchaser or the Rating Agencies); (xvi) shall maintain an arm’s length relationship with its Affiliates; (xvii) maintain a sufficient number of employees in light of contemplated business operations; (xviii) use separate stationary, invoices and checks; and (xvix) allocate fairly and reasonably any overhead for shared office space.

(nn) Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

(oo) Subsidiaries. The SPE Seller shall not create, form, acquire or permit to exist any Subsidiary without the consent of the Purchaser in its discretion (other than a special purpose entity Subsidiary created to acquire and transfer a Preferred Equity Interest or an Equity Asset to the Purchaser as a Co–Seller under this Agreement; provided such Co–Seller executes a joinder agreement).

(pp) Negative Pledge. The SPE Seller shall not contract, create, incur, assume or permit to exist any Lien on or with respect to any of its Property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for Permitted Liens.

(qq) Non–SPE Seller Status. The Non–SPE Seller shall at all times be organized in conformity with the requirements for qualification and taxation as a REIT, and its actual and proposed methods of operation shall enable it to qualify as a REIT. The Non–SPE Seller shall elect to be taxed as a REIT beginning with its 2007 taxable year and for all future taxable years. Each Subsidiary of the Non–SPE Seller shall be (i) a qualified REIT subsidiary within the meaning of Section 856(i) of the Code, (ii) a taxable REIT subsidiary within the meaning of Section 856(l) of the Code or (iii) a Passthrough Subsidiary.

(rr) Registration of Securities. In the case of any Purchased Asset not physically delivered to the Purchaser or its designee and registered in the name of the Purchaser, unless otherwise consented to by the Purchaser, the Seller shall maintain, or cause to be maintained, each of the securities in the Purchaser’s name with DTC, the National Book Entry System of the Federal Reserve or any similar firm or agency, as applicable.

(ss) Termination of Securities Account. Upon the Seller’s receipt of notice from any securities intermediary (as defined in the UCC) of its intent to terminate any securities account (as defined in the UCC) of the Seller held by such securities intermediary and relating to a Purchased Asset or collateral for a Purchased Asset, prior to the termination of such securities account the collateral in such account (i) shall be transferred to a new securities account, upon the request of the Purchaser, which shall be subject to an executed control agreement as provided in Subsection 2.2(l) of this Agreement or (ii) transferred to an account held by the Purchaser in which such collateral will be held until a new securities account is established with an executed control agreement acceptable to the Purchaser in its discretion.

(tt) Preferred Equity Interest and Equity Assets. The Seller shall not permit any Equity Interests that is the subject of a Preferred Equity Interest or Equity Asset, as applicable, to consist of an interest in an entity other than a partnership or limited liability company and, with respect to such limited partnership and limited liability company interests, shall not permit any such interest to: (i) be dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provide that it is a Security governed by Article 8 of the UCC, (iii) be or become Investment Property, (iv) be held in a Securities Account or (v) constitute a Security or a Financial Asset. Without waiving the foregoing covenant or a breach thereof, to the extent any Equity Interests that is the subject of a Preferred Equity Interest or Equity Asset, as applicable, violates any of the foregoing clauses (i) through (v), the Seller shall execute and deliver, or cause to be executed or delivered, to the Purchaser (or the Custodian on its behalf) such agreements, documents and instruments as the Purchaser may reasonably require to perfect its security interest in any such Equity Interests. The Seller shall or shall cause the Preferred Equity Grantor or Equity Asset Grantor to preserve and maintain its legal and valid existence, rights, franchises, privileges and good standing in the jurisdiction of its formation and will qualify and remain qualified in good standing in each other jurisdiction where, due to the nature of its business or property, such qualification is necessary. The Seller shall provide evidence to the Purchaser on an annual basis of each Preferred Equity Grantor’s and each Equity Asset Grantor’s compliance with the requirements of this Subsection 5.1(tt).

(uu) Investments. Neither the Seller nor any other Repurchase Party shall acquire or maintain any right or interest in any Purchased Asset that is senior to or pari passu with the rights and interests of the Purchaser therein under this Agreement unless such Asset is also a Purchased Asset.

(vv) Portfolio Assets. To the extent the Purchaser acquires multiple Eligible Assets as a part of a portfolio or package, except as provided in the related Confirmation or Section 8.2, the Seller shall not repurchase or obtain the release of any Purchaser Lien on less than all such Purchased Assets without repurchasing all such Purchased Assets included in the portfolio or package, unless the Purchaser otherwise consents in its discretion.

(ww) Distributions in Respect of Purchased Items. If the Seller shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Items, or otherwise in respect thereof, the Seller shall accept the same as the Purchaser’s agent, hold the same in trust for the Purchaser and deliver the same forthwith to the Purchaser (or its designee) in the exact form received, together with duly executed instruments of transfer or assignment in blank and such other documentation as the Purchaser shall reasonably request. If any sums of money or property are paid or distributed in respect of the Purchased Items and received by the Seller (other than the Borrower Reserve Payments), the Seller shall promptly pay or deliver such money or property to the Purchaser and, until such money or property is so paid or delivered to the Purchaser, hold such money or property in trust for the Purchaser, segregated from other funds of the Seller.

ARTICLE VI

ADMINISTRATION AND SERVICING

Section 6.1 Servicing.

(a) Appointment. The Purchaser hereby appoints the Seller as its agent to service the Purchased Items and enforce its rights in and under such Purchased Items. The Seller hereby accepts such appointment and agrees to perform the duties and obligations with respect thereto as set forth herein. The Seller acknowledges that the Purchaser and the Affected Parties are third party beneficiaries of the obligations undertaken by the Seller hereunder.

(b) The Seller covenants to maintain or cause the servicing of the Purchased Items to be maintained in conformity with Accepted Servicing Practices and in a manner at least equal in quality to the servicing Seller provides for Assets that it owns. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) an Event of Default, (ii) the date on which this Agreement terminates, or (iii) the transfer of servicing approved by the Purchaser.

Section 6.2 Seller as Servicer.

If the Purchased Items are serviced pursuant to an Excluded Servicing Relationship, the Seller agrees that, until the repurchase of a Purchased Item on a Repurchase Date, the Purchaser is the owner of all servicing records for the period that the Purchaser owns the Purchased Items, including, but not limited to, any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Purchased Items (the “Servicing Records”). The Seller covenants to safeguard such Servicing Records and to deliver them promptly to Purchaser or its designee (including the Custodian) at the Purchaser’s request.

Section 6.3 Third Party Servicer.

If the Purchased Assets are serviced by a Servicer or a PSA Servicer pursuant to a Servicing Agreement or a Pooling and Servicing Agreement, the Seller (i) shall, in accordance with Subsection 3.2(j), provide a copy of each such Servicing Agreement and Pooling and Servicing Agreement to the Purchaser and shall provide a fully executed Servicer Redirection Notice to the Purchaser; and (ii) hereby irrevocably assigns to the Purchaser and its successors and assigns all right, title and interest of the Seller, as lender, in, to and under, and the benefits of, any Servicing Agreement and Pooling and Servicing Agreement with respect to the Purchased Items. Notwithstanding the fact that the Seller has contracted with the Servicers to service the Purchased Items, the Seller shall remain liable to the Purchaser for the acts of the Servicers and for the performance of the duties and obligations set forth herein, unless after the receipt of a notice of an Event of Default from the Purchaser, the Servicer is following the instructions of the Purchaser. The Seller agrees that, with respect to Excluded Servicing Relationships, no Person shall assume the servicing obligations with respect to the Purchased Items as successor to the Servicer unless such successor is approved in writing by the Purchaser (which approval shall not be unreasonably withheld or delayed and shall be deemed given to the Persons listed on Schedule 6 attached hereto) prior to such assumption of servicing obligations.

Section 6.4 Duties of the Seller.

(a) Duties. The Seller shall take or cause to be taken all such actions as may be necessary or advisable to collect the Purchased Items from time to time, all in accordance with Applicable Laws, with reasonable care and diligence, and in accordance with the standard set forth in Subsection 6.1(b). Without limiting the foregoing, the duties of the Seller shall include the following:

(i) preparing and submitting claims to, and post–billing liaison with, Borrowers on each Purchased Item;

(ii) maintaining all necessary servicing records with respect to the Purchased Items and providing such reports to the Purchaser in respect of the servicing of the Purchased Items (including information relating to its performance under this Agreement) as may be required hereunder or as the Purchaser may reasonably request;

(iii) maintaining and implementing administrative and operating procedures (including, without limitation, an ability to recreate Servicing Records evidencing the Purchased Items in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Purchased Items;

(iv) promptly delivering to the Purchaser or the Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Purchaser or the Custodian may from time to time reasonably request;

(v) identifying each Purchased Item clearly and unambiguously in its Servicing Records to reflect that such Purchased Item is owned by the Purchaser pursuant to this Agreement;

(vi) notifying the Purchaser of any material action, suit, proceeding, dispute, offset, deduction, defense or counterclaim (1) that is or is threatened to be asserted by a Borrower with respect to any Purchased Item (or portion thereof) of which it has knowledge or has received notice; or (2) that, in the reasonable judgment of the Seller, is reasonably expected to have a Material Adverse Effect;

(vii) maintaining the perfected security interest of the Purchaser in the Purchased Items;

(viii) maintaining, in the same manner as the Custodian holds the Asset Files, all Servicing Records and Servicing Files relating to each Purchased Item; and

(ix) remitting and causing all Servicers to remit all Income to the Collection Account as required by Subsection 5.1(f).

(b) Purchaser’s Rights. Notwithstanding anything to the contrary contained herein, the exercise by the Purchaser of its rights hereunder shall not release the Seller from any of its duties or responsibilities with respect to the Purchased Items. The Purchaser shall not have any obligation or liability with respect to any Purchased Items, nor shall any of them be obligated to perform any of the obligations of the Seller hereunder, except as provided in a Servicer Redirection Notice.

Section 6.5 Authorization of the Seller.

(a) The Purchaser hereby authorizes the Seller (including any successor thereto) to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the sale of the Purchased Items to the Purchaser, in the determination of the Seller, to collect all amounts due under any and all Purchased Items, including, without limitation, endorsing any of their names on checks and other instruments representing Income, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Purchased Items and, after the delinquency of any Purchased Items and to the extent permitted under and in compliance with Applicable Law, to commence proceedings with respect to enforcing payment thereof, to the same extent as the Seller could have done if it had continued to own such Purchased Items. The Purchaser shall furnish the Seller (and any successors thereto) with any powers of attorney and other documents necessary or appropriate to enable the Seller to carry out its servicing and administrative duties hereunder, and shall cooperate with the Seller to the fullest extent in order to ensure the collectibility of the Purchased Items. In no event shall the Seller be entitled to make the Purchaser a party to any litigation without such party’s express prior written consent.

(b) Subject to all other rights of the Purchaser contained herein, after an Event of Default has occurred and is continuing at the direction of the Purchaser, the Seller shall take such action as the Purchaser may deem necessary or advisable to enforce collection of the Purchased Items; provided, however, that the Purchaser may, at any time that an Event of Default or Default has occurred and is continuing, notify any Borrower with respect to any Purchased Items of the assignment of such Purchased Items to the Purchaser and direct that payments of all amounts due or to become due be made directly to the Purchaser or any servicer, collection agent or lock–box or other account designated by the Purchaser and, upon such notification and at the expense of the Seller, the Purchaser may enforce collection of any such Purchased Items and adjust, settle or compromise the amount or payment thereof.

Section 6.6 Collection of Payments.

(a) Collection Efforts, Modification of Purchased Items. The Seller shall, consistent with the standard set forth in Section 6.1, take any and all reasonable steps to collect all payments called for under the terms and provisions of the Purchased Items and, when the same become due, shall follow those collection procedures that it follows with respect to all comparable Purchased Items that it services for itself or others.

(b) Acceleration. To the extent consistent with the standard set forth in Section 6.1, the Seller shall take any and all reasonable steps to accelerate the maturity of all or any scheduled payments and other amounts due under any Purchased Item in which a default under the terms thereof has occurred and is continuing (after the lapse of any applicable grace period) promptly after such Purchased Item becomes a Defaulted Asset.

(c) Taxes and Other Amounts. To the extent provided for in any Purchased Item, the Seller shall, consistent with the standard set forth in Section 6.1, take all reasonable steps to collect all payments with respect to amounts due for taxes, assessments and insurance premiums relating to such Purchased Item and remit such amounts to the appropriate Governmental Authority or insurer on or prior to the date such payments are due.

Section 6.7 Realization Upon Defaulted Asset.

The Seller shall, to the extent consistent with the standard set forth in Subsection 6.1(b), use reasonable efforts to repossess or otherwise comparably convert the ownership of any Underlying Property relating to a Defaulted Asset and shall act as sales and processing agent for such Underlying Property that it repossesses. Consistent with Subsection 6.1(b), the Seller shall follow such other practices and procedures that it deems necessary or advisable and as are customary and usual in its servicing of contracts and other actions by the Seller in order to realize upon such Underlying Property, which practices and procedures may include reasonable efforts to enforce all obligations of Borrowers and repossessing and selling such Underlying Property at public or private sale in circumstances other than those described in the preceding sentence. In any case in which any such Underlying Property has suffered damage, the Seller shall not, unless required by the applicable Asset Documents, expend funds in connection with any repair or toward the repossession of such Underlying Property unless it reasonably determines that such repair and/or repossession shall increase the recoveries by an amount greater than the amount of such expenses. The Seller shall remit to the Collection Account the recoveries received in connection with the sale or disposition of Underlying Property relating to a Defaulted Asset. The Seller shall consult with the Purchaser prior to taking any material action under this Section 6.7 and shall take only those actions as the Purchaser may approve in its discretion; provided, however, the Purchaser agrees not to unreasonably withhold or delay its consent if no Default or Event of Default shall have occurred and be continuing.

Section 6.8 Maintenance of Insurance Policies.

The Seller shall, consistent with the standard set forth in Subsection 6.1(b), use reasonable efforts to ensure that each Borrower maintains an insurance policy with respect to any Underlying Property in an amount at least equal to the sum of the Purchase Price of the related Purchased Item and all of the Seller’s right, title and interest therein is fully assigned to the Purchaser. Additionally, subject to the terms of the Asset Documents, the Seller shall require that each Borrower maintain property damage liability insurance or self insure during the term of each Purchased Asset in amounts and against risks customarily insured against by the Borrower on property owned by it. If a Borrower fails to maintain property damage insurance, the Seller may, in its discretion, purchase and maintain such insurance on behalf of, and at the expense of, the Borrower. In connection with its activities as the Seller, the Seller agrees to present, on behalf of the Purchaser, claims to the insurer under each insurance policy and any such liability policy, and to settle, adjust and compromise such claims, in each case, consistent with the terms of each Purchased Asset. The Seller’s insurance policies with respect to the Underlying Property shall insure against liability for physical damage relating to such property in accordance with the requirements of Subsection 6.1(b). Until the applicable Purchased Asset is repurchased by the Seller, the Seller hereby disclaims (as between the Seller and the Purchaser) any and all right, title and interest in and to any related insurance policy and insurance proceeds with respect to any Underlying Property, including any insurance policy with respect to which it is named as loss payee and as an insured, and agrees that (as between the Seller and the Purchaser) until the applicable Purchased Asset is repurchased by the Seller, the Seller has no equitable, beneficial or other interest in the related insurance polices and insurance proceeds other than being named as loss payee and as an insured. The Seller acknowledges that, with respect to the insurance policies and insurance proceeds thereof, that it is acting solely in the capacity as agent for the Purchaser.

Section 6.9 Event of Default.

If the servicer of the Purchased Items is the Seller in the case of an Excluded Servicing Relationship, upon the occurrence and during the continuance of an Event of Default, the Purchaser shall have the right to terminate the Seller as the servicer of the Purchased Items and transfer servicing to its designee (subject, as applicable, to any right of consent by a Borrower, a senior lender and/or a rating agency under the applicable Asset Documents), at no cost or expense to the Purchaser, at any time thereafter. If the Servicer of the Purchased Items is an Affiliate of the Seller in the case of an Excluded Servicing Relationship, the Purchaser shall have the right, as contemplated in the applicable Servicer Redirection Notice, upon the occurrence of an Event of Default, to terminate any applicable Servicing Agreement and transfer servicing to its designee (subject, as applicable, to any right of consent by a Borrower, a senior lender and/or a rating agency under the applicable Asset Documents), at no cost or expense to the Purchaser, it being agreed that the Seller will pay any and all fees required to terminate such Servicing Agreement and to effectuate the transfer of servicing to the designee of the Purchaser. In the case of Excluded Servicing Relationships, the Seller shall fully cooperate and shall cause all Servicers that are Affiliates of the Seller to fully cooperate with the Purchaser in transferring the servicing of the Purchased Items to the Purchaser’s designee (subject, as applicable, to any right of consent by a Borrower, a senior lender and/or a rating agency under the applicable Asset Documents). With respect to all other Servicers, the Seller shall request the transfer of servicing of the Purchased Items to the Purchaser’s designee and shall use good faith commercially reasonable efforts to assist the Purchaser in effectuating such transfers (subject, as applicable, to any right of consent by a Borrower, a senior lender and/or a rating agency under the applicable Asset Documents).

Section 6.10 Modification.

Unless otherwise agreed to by the Purchaser in its discretion until the repurchase of any Purchased Item, the Seller (or a Servicer under the direction and control of the Seller on its behalf) shall have no right to agree to waive, amend, modify or alter the material terms of or exonerate any material rights of a holder of such Purchased Item.

Section 6.11 Inspection.

In the event the Seller or its Affiliate is servicing the Purchased Items, the Seller shall permit the Purchaser to inspect the Seller’s or its Affiliate’s servicing facilities, as the case may be, for the purpose of satisfying the Purchaser that that Seller or its Affiliate, as the case may be, has the ability to service the Purchased Items as provided in this Agreement.

Section 6.12 [Reserved].

Section 6.13 Payment of Certain Expenses by Servicer.

The Seller and any Servicers will be required to pay all expenses incurred by them in connection with their activities under this Agreement, including fees and disbursements of independent accountants, Taxes imposed on the Seller or the Servicers, expenses incurred in connection with payments and reports pursuant to this Agreement, and all other fees and expenses not expressly stated under this Agreement for the account of the Seller. The Seller shall be required to pay all reasonable fees and expenses owing to any bank or trust company in connection with the maintenance of the Collection Account, the Securities Account and the Operating Account. The Seller shall be required to pay such expenses for its own account and shall not be entitled to any payment therefor other than a servicing fee payable out of the Operating Account.

Section 6.14 Pooling and Servicing Agreements.

Notwithstanding the provisions of this Article VI, to the extent the Purchased Items are serviced by a Servicer or a PSA Servicer (in either case other than an Excluded Servicing Relationship) under a Servicing Agreement or a Pooling and Servicing Agreement, as applicable, the provisions of Article VI (other than Section 6.3, this Section 6.14 and, with respect to Servicers that are Affiliates of the Seller, the last sentence of Section 6.9) shall not apply and in lieu thereof (a) the standards for servicing those Purchased Items shall be those set forth in the applicable Servicing Agreement or Pooling and Servicing Agreement, as applicable, (b) the Seller shall enforce its rights and interests under such agreements for and on behalf of the Purchaser, (c) the Seller shall instruct the applicable Servicer or PSA Servicer to deposit all Income received in respect of the Purchased Items into the Collection Account within one (1) Business Day of the date the Servicer or PSA Servicer is obligated to make payments under the applicable Servicing Agreement or Pooling and Servicing Agreement, (d) prior to an Event of Default, the Seller shall not take any action or fail to take any action or consent to any action or inaction under any Servicing Agreement or Pooling and Servicing Agreement where the effect of such action or inaction would prejudice the interests of the Purchaser, (e) the Seller will not consent to any change or modification to any payment dates, interests rates, fees, payments of principal or interest, maturity dates, restrictions on indebtedness or any monetary term or release any Borrowers, guarantors or collateral without the consent of the Purchaser, and (f) following an Event of Default, the Purchaser shall be entitled to exercise any and all rights of the Seller under each such Servicing Agreement or Pooling and Servicing Agreements in accordance with the requirements of the applicable Servicing Agreement or Pooling and Servicing Agreement as such rights relate to the Purchased Items. At all times while the Purchaser is the owner of the Purchased Items, the Purchaser shall be entitled to exercise the material rights of a holder of such Purchased Items, including, to the extent applicable, the rights of a participant as a “controlling participant” under the documents applicable thereto to the extent permitted under the applicable Asset Documents. For the avoidance of doubt, (i) the provisions of Sections 6.1, 6.2, 6.4 through 6.13 and 6.15 apply only to those Purchased Items serviced by the Seller or an Affiliate of the Seller and (ii) nothing contained herein shall require the Seller to deposit into the Collection Account any Income that is not the Property of the Seller and that is payable to any third party for whom the Seller is acting as Servicer.

Section 6.15 Servicer Default.

If the Seller and any Affiliate of the Seller shall fail to observe or perform in any material respect any of the covenants or agreements of the Seller and any Affiliate of the Seller set forth in this Article VI, the Servicing Agreements or the other Repurchase Documents to which the Seller and any Affiliate of the Seller is a party and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller by the Purchaser, and (ii) the date on which the Seller and any Affiliate of the Seller becomes aware thereof, the same shall constitute a “Servicer Default” hereunder.

ARTICLE VII

[RESERVED]

ARTICLE VIII

SECURITY INTEREST

Section 8.1 Security Interest.

(a) Each of the following items or types of property (in each case to the extent of the Seller’s right, title and interest therein), whether now owned or hereafter acquired, now existing or hereafter created and wherever located, is hereinafter collectively referred to as the Purchased Items (the “Purchased Items”): (i) all Purchased Assets; (ii) all Income and Cash Collateral, if any; (iii) all Asset Documents; (iv) all Asset Files, including, without limitation, all promissory notes, notes, certificates, instruments, negotiable documents and instruments, Security Agreements, chattel mortgages and all other loan, security or other documents relating to such Purchased Items, together with all files, documents, instruments, surveys, certificates, correspondence, appraisals, licenses, contracts and computer storage media (except as provided in the last sentence of this Subsection 8.1(a)), accounting records and other books and records relating thereto; (v) all collateral, security interests, rights and other interests under or with respect to each Purchased Item; (vi) all Purchase Agreements and the collateral, security interests, rights and other interests thereunder; (vii) all mortgage guaranties and insurance (issued by governmental agencies or otherwise) and any mortgage insurance certificate, policy or other document evidencing such mortgage guaranties or insurance relating to any Purchased Items and all claims, payments and proceeds thereunder; (viii) all servicing fees to which the Seller is entitled and servicing and other rights relating to the Purchased Items; (ix) all Servicing Agreements, Servicing Records and Servicing Files with respect to the Purchased Items and the rights and interests of the Seller thereunder or with respect thereto; (x) all Servicer Accounts established pursuant to any Servicing Agreement, Pooling and Servicing Agreement or otherwise with respect to the Purchased Items and all amounts on deposit therein from time to time related to the Purchased Items; (xi) all Pooling and Servicing Agreements relating to the Purchased Items and all rights of the Seller thereunder or with respect thereto; (xii) all other agreements, instruments or contracts relating to, constituting, or otherwise governing, any or all of the foregoing to the extent they relate to the Purchased Items, including the right to receive principal and interest payments and any related fees, breakage fees, late fees and penalties with respect to the Purchased Items and the right to enforce such payments; (xiii) insurance policies, certificates of insurance, insurance proceeds and the rights to enforce payment of insurance proceeds, in each case to the extent they relate to the Purchased Items; (xiv) the Collection Account and all monies, cash, deposits, securities or investment property from time to time on deposit in the Collection Account; (xv) the Securities Account and any other securities account for the Purchased Items or any collateral therefor and all monies, cash, deposits, securities or investment property from time to time on deposit in the Securities Account and any other securities account; (xvi) any collection account, escrow account, reserve account, collateral account or lock–box account related to the Purchased Items to the extent of the Seller’s or the holder’s interest therein, including all moneys, cash, deposits, securities or investment property from time to time on deposit therein; (xvii) rights of the Seller under any letter of credit, guarantee or other credit support or enhancement related to the Purchased Items; (xviii) any Interest Rate Protection Agreements relating to the Purchased Assets, including all payments due to the Seller thereunder; (xix) all purchase or take–out commitments relating to or constituting any of the foregoing; (xx) all collateral, however defined, under any of the agreements between a Borrower or an Affiliate on the one hand and the Seller on the other hand; (xxi) all “general intangibles”, “accounts”, “chattel paper”, “deposit accounts”, “securities accounts”, “instruments”, “securities”, “financial assets”, “uncertificated securities”, “securities entitlements” and “investment property” as defined in the Uniform Commercial Code as in effect from time to time relating to or constituting any and all of the foregoing; and (xxii) any and all replacements, substitutions, conversions, distributions on or proceeds of, from or on any and all of the foregoing; provided, however, none of the foregoing Purchased Items shall include any obligations; provided, further, however, notwithstanding the foregoing, (A) no account, instrument, chattel paper or other obligation or Property of any kind due from, owed by, or belonging to, a Person described in the definition of Prohibited Person or (B) any lease in which the lessee is a Person described in the definition of Prohibited Person, shall be collateral under the Repurchase Documents. Notwithstanding the foregoing or any other provisions of this Agreement, Purchased Items shall not include any portion of the Seller’s web site (currently located at the URL http://www.quadrarealty.com or any of the computer programs, software or documentation of the Seller whether or not related to the foregoing, and whether now existing or hereafter created, and the Purchaser acknowledges and agrees that it shall have no security or other interest therein.

(b) The Purchaser and the Seller intend that the Transactions hereunder be sales to the Purchaser of the Purchased Items and not loans from the Purchaser to the Seller secured by the Purchased Items. However, in order to preserve the Purchaser’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as loans and as security for (i) the repayment of the Aggregate Unpaids and performance by the Seller of all of the Seller’s obligations to the Purchaser, under the Repurchase Documents and the Transactions entered into hereunder (collectively, the “Repurchase Obligations”), (ii) the Seller–Related Obligations and (iii) all expenses and charges, legal or otherwise, incurred in collecting or enforcing, realizing on or protecting any security for, the Repurchase Obligations and/or the Seller Related Obligations (the amounts described in the foregoing clauses (i)–(iii) are collectively referred to as the “Obligations”), (A) the Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Purchased Items to the Purchaser to secure the Obligations, (B) it is the express intent of the parties that conveyance of the Purchased Items be deemed a pledge of the Purchased Items by the Seller to the Purchaser to secure a debt or other obligation of the Seller, and (C) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Article 9 of the UCC of the applicable jurisdiction; (2) the conveyance provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Purchased Items; (3) the assignment by the Purchaser of the interest of the Purchaser as contemplated in Section 8.2 shall be deemed to be an assignment of any security interest created hereunder; (4) the possession by the Purchaser or any of its agents, including, without limitation, the Custodian, of the Asset Documents, the Purchased Items and such other items of Property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting the security interest pursuant to the UCC; and (5) notifications to Persons (other than the Purchaser) holding such Property, and acknowledgments, receipts or confirmations from Persons (other than the Purchaser) holding such Property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Applicable Law. The assignment, pledge and grant of security interest contained herein shall be, and the Seller hereby represents and warrants to the Purchaser that it is, a first priority perfected security interest. The Seller agrees to mark its computer records and tapes to evidence the interests granted to the Purchaser hereunder. All Purchased Items shall secure the payment of all Obligations now or hereafter existing, including, without limitation, the Seller’s obligation to repurchase Purchased Items, or if such obligation is so recharacterized as a loan, to repay such loan for the Repurchase Price and to pay the Aggregate Unpaids and any and all other Obligations. For the avoidance of doubt and not by way of limitation of the foregoing, (x) each Purchased Item, including all Income related thereto, secures the obligations of the Seller with respect to all other Transactions and the obligations with respect to all other Purchased Assets, including those Purchased Assets that are junior in priority to the Purchased Asset in question, and (y) if an Event of Default has occurred and is continuing, no Purchased Item will be released from the Purchaser’s Lien or transferred to the Seller until the Obligations are indefeasibly paid in full. The Seller hereby authorizes the filing of any financing statements, and amendments to financing statements, in any jurisdictions and with any filing offices as the Purchaser may determine, in its discretion, are necessary or advisable to perfect the security interest to the Purchaser in connection hereunder. Such financing statements may describe the collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner, including, without limitation, describing such collateral as “all assets, whether now owned or hereafter acquired, now existing or hereafter created and wherever located” or “all personal property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.”

(c) Pursuant to the Custodial Agreement, the Custodian shall hold the Asset Files as exclusive bailee and agent for the Purchaser pursuant to the terms of the Custodial Agreement and shall deliver the related Trust Receipts to the Purchaser.

(d) The assignment under this Section 8.1 does not constitute and is not intended to result in a creation or an assumption by the Purchaser of any obligation of the Seller or any other Person in connection with any or all of the Purchased Items or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Seller shall remain liable under the Purchased Items to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement and the other Repurchase Documents had not been executed, (ii) the exercise by the Purchaser of any of its rights in the Purchased Items shall not release the Seller from any of its duties or obligations under the Purchased Items, and (iii) the Purchaser shall not have any obligations or liabilities under the Purchased Items by reason of this Agreement (except if notice of Event of Default has been sent to the Servicer and the Purchaser instructs the Servicer), the Repurchase Documents or otherwise, nor shall the Purchaser be obligated to perform any of the obligations or duties of the Seller thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(e) The Seller agrees (i) to perform all of its obligations, duties, covenants and agreements in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by it or others on its behalf in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 8.2 Release of Lien on Purchased Assets.

Except as otherwise provided in this Agreement or any Repurchase Document, at such time as any Purchased Asset is repurchased in accordance with this Agreement, the Repurchase Price and all other amounts due with respect thereto have been paid in full and there is no Default or Event of Default and no Margin Deficit is outstanding or will occur as a result of the release of the Purchased Asset, the Purchaser will promptly release its interest in such Purchased Asset and any related Purchased Items; provided, however, if a Purchased Asset is secured by multiple Underlying Properties, the release price for the release of the subject Underlying Property from the related Mortgage has been disclosed to and approved by the Purchaser prior to the Purchaser’s purchase of such Purchased Asset, such release price is paid to the Purchaser, no Event of Default has occurred and is continuing and any other condition (if any) to such release set forth in the related Confirmation is satisfied, the Purchaser will consent to the release of such Underlying Property; provided, further, however, the Purchaser will make no representation or warranty, express or implied, with respect to any such Purchased Asset or Purchased Items in connection with such release, and any such transfer shall be without recourse to, and shall be without expense to, the Purchaser.

Section 8.3 [Reserved].

Section 8.4 Remedies.

Upon the occurrence of an Event of Default, the Purchaser shall have, with respect to the security interest in the Purchased Items granted pursuant to Section 8.1, and in addition to all other rights and remedies available to the Purchaser under this Agreement and the other Repurchase Documents, all rights and remedies of a secured party upon default under the UCC and other Applicable Law.

Section 8.5 Waiver of Certain Laws.

In connection with the exercise of rights after an Event of Default, the Seller agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Items may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Items or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Seller for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the Properties or assets constituting the Purchased Items marshaled upon any such sale, and agrees that the Purchaser or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Items as an entirety or in such parcels as the Purchaser or such court may determine.

Section 8.6 Purchaser’s Duty of Care.

Except as provided in the Repurchase Documents, the Purchaser’s (or, on its behalf, the Custodian’s) sole duty with respect to the Purchased Items, the Pledged Collateral and any other collateral for the Facility shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Items, the Pledged Collateral and any other collateral for the Facility in its possession or control. The Purchaser shall incur no liability to the Seller, the Guarantor, the Pledgor or any other Person for any act of government, act of God or other such destruction in whole or in part or negligence or wrongful act of custodians or agents selected by and supervised by the Purchaser with reasonable care, or the Purchaser’s failure to provide adequate protection or insurance for the Purchased Items, the Pledged Collateral and the other collateral for the Facility. The Purchaser shall have no obligation to take any action to preserve any rights of the Seller, the Guarantor, the Pledgor and any other Repurchase Party in any of the Purchased Items, the Pledged Collateral and the other collateral for the Facility against prior parties, and the Seller hereby agrees to take such action. The Seller shall defend the Purchased Items, the Pledged Collateral and the other collateral for the Facility against all such claims and demands of all Persons (other than claims and demands resulting from interests created by the Purchaser), at all times, as are adverse to the Purchaser. The Purchaser shall have no obligation to realize upon any Purchased Item, the Pledged Collateral or the other collateral for the Facility, except through proper application of any distributions with respect to the Purchased Items, the Pledged Collateral and the other collateral for the Facility made directly to the Purchaser or its agent(s). So long as the Purchaser (or the Custodian, on the Purchaser’s behalf) shall act in good faith in its handling of the Purchased Items, the Pledged Collateral and the other collateral for the Facility, the Seller waives or is deemed to have waived the defense of impairment of the Purchased Items, the Pledged Collateral and the other collateral for the Facility by the Purchaser and the Custodian.

ARTICLE IX

[RESERVED]

ARTICLE X

EVENTS OF DEFAULT

Section 10.1 Events of Default.

The following events shall be Events of Default (“Events of Default”) hereunder:

(a) the aggregate Purchase Price for all Transactions outstanding on any day exceeds the Maximum Amount and the same continues unremedied for two (2) Business Days after receipt of written notice thereof by the Seller; provided, however, during the period of time that such event remains unremedied, no additional Transaction will be made under this Agreement; or

(b) the Facility Maturity Date shall have occurred and the aggregate Repurchase Price for all outstanding Transactions shall not have been paid in full ; or

(c) any Insolvency Event relating to the Seller, the Guarantor, the Pledgor or any other Repurchase Party shall have occurred; or

(d) the Seller, the Guarantor or the Pledgor shall become required to register as an “investment company” within the meaning of the 40 Act or the arrangements contemplated by the Repurchase Documents shall require registration of any of the foregoing as an “investment company” within the meaning of the 40 Act; or

(e) there shall exist any event or occurrence that has caused a Material Adverse Effect; or

(f) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any Purchased Items or the Pledged Collateral, and such Lien shall not have been released within five (5) Business Days; or

(g) the Seller shall fail to timely cure a Margin Deficit as required by Section 2.7; or

(h) (i) any Repurchase Document or any Lien or security interest granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Seller, the Guarantor or the Pledgor; or

(ii) the Seller, the Guarantor or the Pledgor shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of, any Repurchase Document or any Lien or security interest thereunder; or

(iii) the Purchased Items shall not have been sold to the Purchaser, or the Liens contemplated under the Repurchase Documents shall cease or fail to be first priority perfected Liens on any Purchased Items or the Pledged Collateral in favor of the Purchaser; or

(i) the Seller, the Guarantor or the Pledgor shall have failed to observe or perform in any material respect any of the covenants or agreements of the Seller, the Guarantor or the Pledgor set forth in this Agreement, or the other Repurchase Documents to which the Seller, the Guarantor or the Pledgor is a party and the same continues unremedied for a period of thirty (30) days after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Seller, the Guarantor or the Pledgor by the Purchaser and (ii) the date on which a Responsible Officer of the Seller, the Guarantor or the Pledgor has actual knowledge thereof; or

(j) any representation, warranty or certification made by the Seller, the Guarantor or the Pledgor in this Agreement (other than Schedule 1), or any other Repurchase Document or in any certificate delivered pursuant to this Agreement or any other Repurchase Document shall prove to have been incorrect in any material respect when made and that continues to be unremedied for a period of ten (10) Business Days after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Seller, the Guarantor or the Pledgor by the Purchaser, and (ii) the date on which a Responsible Officer of the Seller, the Guarantor or the Pledgor has actual knowledge thereof; or

(k) the Seller shall default in the payment of any Repurchase Price due or any amount due under Section 2.8 or any other provision of this Agreement or the Repurchase Documents when due (whether at stated maturity, upon acceleration or at mandatory or optional prepayment) or the Seller’s or an Affiliate’s failure to deposit to the Collection Account all Income as required by Subsection 5.1(f); or

(l) the Seller shall default in the payment of any other amount payable by it hereunder or under any other Repurchase Document after notification by the Purchaser of such default, and such default shall have continued unremedied for five (5) Business Days; or

(m) a final judgment or judgments for the payment of money in excess of $1,000,000 (in the case of the SPE Seller) or $5,000,000 (in the case of the Non–SPE Seller) in the aggregate shall be rendered against any Seller by one (1) or more courts, administrative tribunals or other bodies or any Governmental Authority having jurisdiction, and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof; or

(n) any Repurchase Document or a replacement therefor acceptable to the Purchaser shall for whatever reason be terminated, cease to be in full force and effect, be deemed or determined to be invalid or unenforceable, or the validity or enforceability thereof shall be contested by the Seller, the Guarantor or the Pledgor; or

(o) the Seller or the Pledgor shall grant, or suffer to exist, any Lien on any Purchased Item or Pledged Collateral (except Permitted Liens); or

(p) the Seller shall fail to make a payment due with respect to, be in default under or an event or condition exists or has occurred that would permit the acceleration of (regardless of whether any of the foregoing have been or are waived) (i) any material Indebtedness (including any material Indebtedness under any Existing Financing Facility), any material Contractual Obligation or material Guarantee Obligation of the Seller, (ii) any material Interest Rate Protection Agreement, or (iii) any Seller–Related Obligation; or

(q) (i) the Seller or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Benefit Plan, (ii) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Seller or any ERISA Affiliate of any of the foregoing, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Purchaser, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Plan shall terminate for purposes of Title IV of ERISA, or (v) the Seller or any ERISA Affiliate of any of the foregoing shall, or in the reasonable opinion of the Purchaser is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan, and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(r) any Seller shall violate any of the Financial Covenants; or

(s) the Non–SPE Seller shall cease to qualify as a REIT under the applicable provisions of the Code or a public company or any rating applicable to it by any Rating Agency is downgraded; or

(t) the Pledgor shall cease to own directly 100% of the issued and outstanding Equity Interests of the SPE Seller; or

(u) a Servicer Default occurs and is continuing; or

(v) a Change of Control occurs; or

(w) either the Seller, the Guarantor or the Pledgor shall engage in any conduct or action where the Purchaser’s prior written consent is required by the terms of this Agreement or the other Repurchase Documents and the Seller, the Guarantor or the Pledgor fails to obtain such consent; or

(x) to the extent merger or consolidation is permitted under the Repurchase Documents, the Non–SPE Seller shall merge or consolidate into any entity, and such entity is, in the Purchaser’s determination in its discretion, materially weaker in its financial condition (in the aggregate) than the Non–SPE Seller immediately prior to such merger or consolidation.

Section 10.2 Remedies.

(a) If an Event of Default occurs, the following rights and remedies are available to the Purchaser; provided, that, subject to this Section 10.2, an Event of Default shall be deemed to be continuing unless cured as permitted by this Agreement or expressly waived by the Purchaser in writing:

(i) At the option of the Purchaser, exercised by written notice to the Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of the Seller, the Guarantor, the Pledgor or any other Repurchase Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately cancelled) and the Funding Expiration Date and the Facility Maturity Date shall be deemed to have occurred. The Purchaser shall (except upon the occurrence of an Insolvency Event of the Seller, the Guarantor, the Pledgor or any other Repurchase Party) give notice to the Seller of the exercise of such option as promptly as practicable.

(ii) If the Purchaser exercises or is deemed to have exercised the option referred to in Subsection 10.2(a)(i),

(A) (1) the Seller’s obligations in such Transactions to repurchase all Purchased Items, at the Repurchase Price therefor on the Repurchase Date, and, without duplication, to pay the Obligations and all other amounts owed by the Seller and any other Person hereunder and under the other Repurchase Documents, shall thereupon become immediately due and payable, (2) all amounts in the Collection Account and the Securities Account and all Income paid after such exercise or deemed exercise shall be retained by the Purchaser and applied to the aggregate unpaid Repurchase Price, all other Obligations and all other amounts owed by the Seller and any other Person hereunder and under the other Repurchase Documents with excess to be returned to the Seller, and (3) the Seller shall immediately deliver to the Purchaser any Purchased Items subject to such Transactions then in the Seller’s possession or control; and

(B) all amounts in the Collection Account and the Securities Account and all Income actually received by the Purchaser pursuant to Section 2.8 (excluding any Late Payment Fees) shall be applied to the aggregate unpaid Repurchase Price, all other Obligations and all other amounts owed by the Seller and any other Person hereunder or the other Repurchase Documents.

(iii) Upon the occurrence of one or more Events of Default, and subject to Section 6.14, the Purchaser shall have the right to obtain physical possession of the Servicing Records (subject to the provisions of the Custodial Agreement), the Servicing Files and all other files of the Seller relating to the Purchased Items and all documents relating to the Purchased Items which are then or may thereafter come into the possession of the Seller or any third party acting for the Seller, and the Seller shall deliver to the Purchaser such assignments as the Purchaser shall request, and the Purchaser shall have the right to appoint any Person to act as the Servicer for the Purchased Assets. The Purchaser shall be entitled to specific performance of all agreements of the Seller contained in the Repurchase Documents.

(iv) At any time after two (2) Business Days following notice to the Seller (which notice may be the notice given under Subsection 10.2(a)(i)), in the event the Seller has not repurchased all Purchased Items, the Purchaser may (A) complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank, (B) immediately sell, without demand or further notice of any kind, at a public or private sale and at such arm’s length price or prices as the Purchaser may deem reasonably satisfactory any or all Purchased Items subject to such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Price, the Obligations and any other amounts owed by the Seller and any other Person hereunder and under the other Repurchase Documents, and/or (C) in its sole discretion, elect, in lieu of selling all or a portion of such Purchased Items, to give the Seller credit for such Purchased Items in an amount equal to the Market Value of the Purchased Items against the aggregate unpaid Repurchase Price, the Obligations and any other amounts owing by the Seller and any other Person hereunder and under the other Repurchase Documents. The Purchaser acknowledges that, although the Purchased Assets may be sold, the Asset Documents may not permit the Purchaser to sell the Purchased Assets as specified in the first sentence of this clause (iv). The proceeds of any disposition of Purchased Items shall be applied first to the costs and expenses incurred by the Purchaser in connection with the Event of Default; second to the costs of related covering and/or related hedging transactions; third to the Repurchase Price; fourth to the Obligations and any other amounts owed by the Seller and any other Person hereunder or under the other Repurchase Documents; and fifth to the Seller.

(v) The Seller agrees that the Purchaser may obtain an injunction or an order of specific performance to compel the Seller to fulfill any of its obligations as set forth in this Agreement or the other Repurchase Documents, including, without limitation, Article X of this Agreement, if the Seller fails or refuses to perform its obligations as set forth herein or therein.

(vi) The Seller shall be liable to the Purchaser, payable as and when incurred by the Purchaser, for (A) the amount of all actual out–of–pocket expenses, including legal or other expenses incurred by the Purchaser in connection with or as a consequence of an Event of Default, and (B) all costs incurred in connection with reasonable hedging or covering transactions of the Purchaser of which the Seller has been given notice in writing by the Purchaser.

(vii) The Purchaser shall have, in addition to its rights hereunder, any rights and remedies otherwise available to it under any other agreement, Applicable Law or the UCC.

(b) The Purchaser may exercise one or more of the remedies available to the Purchaser immediately upon the occurrence of an Event of Default and, except to the extent provided in Subsections 10.2(a)(i) and 10.2(a)(iv), at any time thereafter without notice to the Seller. All rights and remedies arising under this Agreement and the other Repurchase Documents are cumulative and not exclusive of any other rights or remedies that the Purchaser may have.

(c) The Purchaser may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives any defenses the Seller might otherwise have to require the Purchaser to enforce its rights by judicial process. The Seller also waives any defense (other than a defense of payment or performance) the Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Items, or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s–length.

(d) To the extent permitted by Applicable Law, the Seller shall be liable to the Purchaser for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Purchaser’s rights hereunder. Interest on any sum payable by the Seller to the Purchaser under this Subsection 10.2(d) shall be at a rate equal to the Post–Default Rate.

(e) In addition to the rights under this Section 10.2, upon an Event of Default the Purchaser shall no longer be obligated to enter into any additional Transactions pursuant to any outstanding Confirmation. The Purchaser and the Seller agree and acknowledge that the Purchased Items constitute collateral that may decline rapidly in value. Accordingly, notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be required to give notice to the Seller or any other Person prior to exercising any remedy in respect of an Event of Default. If no prior notice is given, the Purchaser shall give notice to the Seller of the remedies effected by the Purchaser promptly thereafter. The Purchaser shall act in good faith in exercising its rights pursuant to this Subsection 10.2(e).

(f) Notwithstanding anything contained in the Repurchase Documents to the contrary, neither the Seller, the Guarantor, the Pledgor nor any other Person shall be permitted to cure an Event of Default after the acceleration of any of the Obligations except as otherwise permitted by Applicable Law.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnities by the Seller.

(a) Without limiting any other rights that any such Person may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify the Purchaser, the Affected Parties and each of their respective assigns and officers, directors, shareholders, owners, members, Affiliates, employees and agents thereof (collectively, the “Indemnified Parties”), forthwith on demand, from and against any and all damages, losses, claims, liabilities, related costs and expenses, including attorneys’ fees and disbursements, and civil fines or penalties (in connection with the Anti–Terrorism Laws) (all of the foregoing being collectively referred to as the “Indemnified Amounts”) awarded against or incurred by such Indemnified Party or any of them arising out of or as a result of this Agreement or the other Repurchase Documents or the ownership of an interest in the Purchased Items or in respect of any Purchased Item, excluding, however, (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) Indemnified Amounts that have the effect of recourse for non–payment of the Purchased Assets due to credit problems of the Borrowers (except as otherwise specifically provided in this Agreement) or (c) damages excluded pursuant to Subsection 13.8(b). If the Seller has made any indemnity payment pursuant to this Section 11.1 and such payment fully indemnified the recipient thereof and the recipient thereafter collects any payments from others in respect of such Indemnified Amounts then, the recipient shall repay to the Seller an amount equal to the amount it has collected from others in respect of such indemnified amounts. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(i) any representation or warranty made or deemed made by the Seller or any of its respective officers under or in connection with this Agreement or any other Repurchase Document, that shall have been false or incorrect in any material respect when made or deemed made or delivered;

(ii) the failure by the Seller, any Servicer or any PSA Servicer to comply with any term, provision or covenant contained in this Agreement, the Repurchase Documents, any Servicing Agreement, any Pooling and Servicing Agreement or any agreement executed in connection with the foregoing agreements, or with any Applicable Law or with respect to any Purchased Items, or the nonconformity of any Purchased Items with any such Applicable Law;

(iii) the failure to vest and maintain vested in the Purchaser, an undivided ownership interest in the Purchased Items, together with all Income, free and clear of any Lien (other than Permitted Liens) whether existing at the time of any Transaction or at any time thereafter;

(iv) the aggregate Purchase Price for all Transactions exceeding the Maximum Amount on any Business Day;

(v) the failure to file, or any delay in filing, financing statements, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Purchased Items, whether at the time of any Transaction or at any subsequent time;

(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Borrower) of the Borrower to the payment with respect to any Purchased Item (including, without limitation, a defense based on the Purchased Item not being a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Purchased Item or the furnishing or failure to furnish such merchandise or services;

(vii) any failure of the Seller, any Servicer or any PSA Servicer to perform its duties or obligations in accordance with the provisions of this Agreement, any Servicing Agreement, any Pooling and Servicing Agreement or any of the other Repurchase Documents or any failure by the Seller, any Servicer, any PSA Servicer or any Affiliate of the Seller to perform its respective duties under any Purchased Item;

(viii) the failure of the Seller, any Servicer or any PSA Servicer to remit any Income due hereunder to the Collection Account on or before the date such Income is required to be deposited therein (whether by the exercise of setoff rights or otherwise);

(ix) any inability to obtain any judgment in, or utilize the court or other adjudication system of, any state in which a Borrower may be located as a result of the failure of the Seller to qualify to do business or file any notice or business activity report or any similar report;

(x) any action taken by the Seller, any Servicer or any PSA Servicer in the enforcement, collection or foreclosure of any Purchased Item;

(xi) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with the Purchased Assets or services that are the subject of any Purchased Asset;

(xii) any claim, suit or action of any kind or nature whatsoever arising out of or in connection with Environmental Laws including any vicarious liability;

(xiii) the failure by the Seller to pay when due any Taxes for which the Seller is liable, including, without limitation, sales, excise or personal property taxes payable in connection with the Purchased Items;

(xiv) any repayment by the Purchaser or an Affected Party of any amount previously distributed in payment of the Repurchase Price, payment of Price Differential or the Aggregate Unpaids or any other amount due hereunder or under any Interest Rate Protection Agreement, in each case which amount the Purchaser or an Affected Party believes in good faith is required to be repaid;

(xv) the commingling of Income on the Purchased Items at any time with other funds;

(xvi) any investigation, litigation or proceeding related to this Agreement or the use of proceeds of Transactions or the security interest in the Purchased Items;

(xvii) any failure by the Seller to give reasonably equivalent value to the Transferors in consideration for the transfer by the Transferors to the Seller of any item of the Purchased Items or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including, without limitation, any provision of the Bankruptcy Code;

(xviii) the use of the proceeds of any Transaction in a manner other than as provided in this Agreement;

(xix) any Purchased Asset treated as or represented as an Eligible Asset or as satisfying the criteria set forth in Schedule 1 that, at the applicable time, does not satisfy the foregoing criteria;

(xx) the exercise by any Borrower of any rights of setoff against the Seller, the Guarantor or any of their Affiliates or the exercise of any rights by a Borrower that impacts, impairs, reduces or diminishes any Income or any Purchased Asset;

(xxi) the failure by the Seller to comply with any of the covenants relating to the Interest Rate Protection Agreements;

(xxii) any and all direct or indirect Tax liability and/or losses in connection with, arising out of, relating to, occasioned by or resulting from the pledge or ownership of Purchased Items, including, without limitation, any such loss or liability resulting from the classification of any Purchased Items as an interest in a REMIC; or

(xxiii) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, by any Indemnified Party as a result of conduct of the Seller, the Pledgor, the Guarantor or any other Repurchase Party that violates any sanction enforced by OFAC.

(b) Any amounts subject to the indemnification provisions of this Section 11.1 shall be paid by the Seller to the Indemnified Party within five (5) Business Days following such Person’s demand therefor.

(c) If for any reason the indemnification provided in this Section 11.1 is unavailable to the Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d) The obligations of the Seller under this Section 11.1 shall survive the termination of this Agreement.

ARTICLE XII

[RESERVED]

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Amendments and Waivers.

Except as provided in this Section 13.1, no amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the Seller and the Purchaser; provided, however, if the amendment, modification or waiver relates to (i) a definition contained in Subsection 1.1(b) of this Agreement that is also incorporated into the Custodial Agreement by reference or (ii) a representation and warranty of the Seller contained in Subsections 4.1(a), (b), (c), (d), (e), (f) or (g) of this Agreement, such amendment, modification or waiver shall require the written consent of the Custodian (such consent not to be unreasonably withheld, conditioned or delayed). Any waiver or consent shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 13.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by facsimile copy) and transmitted or delivered, as to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective in the case of (a) notice by overnight mail by internationally recognized courier, the next Business Day provided there is evidence of receipt, or (b) notice by facsimile copy, when verbal communication and written receipt is obtained.

Section 13.3 Set–offs.

(a) In addition to any rights now or hereafter granted under Applicable Law or otherwise, and not by way of limitation of such rights, the Seller hereby grants to the Purchaser and each Affected Party a right of set–off, to secure repayment of all amounts owing to the Purchaser by the Seller, the Guarantor and the Pledgor under the Repurchase Documents and the Obligations, upon any and all (regardless of any currency thereof) monies, securities, collateral or other Property of the Seller, the Guarantor, the Pledgor and each other Repurchase Party and any proceeds from the foregoing, now or hereafter held or received by the Purchaser or any Affected Party or any entity under the control of the Purchaser or any Affected Party and their respective successors and assigns (including, without limitation, branches and agencies of the Purchaser or any Affected Party wherever located), for the account of the Seller, the Guarantor, the Pledgor or any other Repurchase Party, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of the Seller, the Guarantor, the Pledgor or any other Repurchase Party at any time existing, in each case whether direct or indirect, absolute or contingent, matured or unmatured, and in each case at any time held or owing by the Purchaser or any Affected Party to or for the credit of any the Seller, the Guarantor, the Pledgor or any other Repurchase Party. Each of the Purchaser and each Affected Party is hereby authorized at any time and from time to time upon any amount becoming due and payable by the Seller, the Guarantor, the Pledgor or any other Repurchase Party to the Purchaser or any of the Affected Parties under the Repurchase Documents, the Obligations or otherwise (whether at stated maturity, by acceleration, by mandatory or optional prepayment or otherwise) or upon the occurrence and during the continuance of an Event of Default, without notice to the Seller, the Guarantor, the Pledgor or any other Repurchase Party, any such notice being expressly waived by the Seller, the Guarantor, the Pledgor or any other Repurchase Party to the extent permitted by Applicable Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to the Purchaser or any Affected Party by the Seller, the Guarantor, the Pledgor or any other Repurchase Party under the Repurchase Documents and the Obligations, irrespective of whether the Purchaser or any Affected Party shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts. The Seller, the Guarantor, the Pledgor and all other Repurchase Parties shall be deemed directly indebted to the Purchaser and the other Affected Parties in the full amount of all amounts owing to the Purchaser and the other Affected Parties by the Seller, the Guarantor, the Pledgor and all other Repurchase Parties under this Agreement, the other Repurchase Documents and the Obligations, and the Purchaser and the other Affected Parties shall be entitled to exercise the rights of set–off provided for above. ANY AND ALL RIGHTS TO REQUIRE THE PURCHASER OR THE OTHER AFFECTED PARTIES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE AMOUNTS OWING TO THE PURCHASER OR THE OTHER AFFECTED PARTIES BY THE SELLER, THE GUARANTOR, THE PLEDGOR AND THE OTHER REPURCHASE PARTIES UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING ITS RIGHT OF SET–OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY THE SELLER, THE GUARANTOR, THE PLEDGOR AND EACH OTHER REPURCHASE PARTY.

(b) The Purchaser or any applicable Affected Party will promptly notify the affected Seller after any such set–off and application made by the Purchaser or any Affected Party, provided that the failure to give such notice shall not affect the validity of such set–off and application.

Section 13.4 No Waiver; Remedies.

(a) No failure on the part of the Purchaser to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

Section 13.5 Binding Effect; Benefit of Assignment.

This Agreement shall be binding upon and inure to the benefit of the Seller, the Purchaser, the Affected Parties and their respective successors and permitted assigns.

Section 13.6 Term of this Agreement.

This Agreement, including, without limitation, the Seller’s representations, covenants and duties set forth herein, creates and constitutes the continuing obligation of the parties hereto in accordance with its terms and shall remain in full force and effect until the Obligations are paid in full; provided, however, notwithstanding the repayment in full of the Obligations and/or the termination of this Agreement, the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Seller pursuant to Articles II, III and IV, the indemnification and payment provisions of Article XI, the provisions of Subsections 2.5(b), 2.13, 2.14, 13.8, 13.9, 13.11 and 13.13, and any other provision that by its terms expressly survives termination, shall each be continuing and shall survive any termination of this Agreement. This Agreement and the other Repurchase Documents shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Obligations is rescinded or must otherwise be restored or returned by the Purchaser as a preference, fraudulent conveyance or otherwise under any Insolvency Law, all as though such payment had not been made; provided that in the event payment of all or any part of the Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by the Purchaser in defending and enforcing such reinstatement shall be deemed to be included as a part of the Obligations.

Section 13.7 Governing Law; Consent to Jurisdiction; Waiver of Objection to Venue.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON–EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH OF THE PARTIES HERETO AND EACH SECURED PARTY HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 13.8 Waivers.

(a) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT, THE REPURCHASE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(b) EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING THE OTHER PARTY OR ANY AFFECTED PARTY OR ANY AFFILIATE OF THE FOREGOING ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

Section 13.9 Costs, Expenses and Taxes.

(a) The Seller agrees to pay the Purchaser (within thirty (30) days after receipt by the Seller of an invoice therefor containing reasonable supporting documentation) all of the reasonable out–of–pocket costs and expenses incurred by the Purchaser in connection with the development, preparation, execution and delivery of, and any amendment, supplement, extension, renewal or modification to or waiver of, this Agreement, the Repurchase Documents, any Transaction hereunder and any other documents and agreements prepared in connection herewith or therewith. The Seller agrees to pay as and when billed by the Purchaser all of the reasonable out–of–pocket costs and expenses actually incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i)  all reasonable out–of–pocket costs, expenses and disbursements (including, without limitation, reasonable fees, disbursements and expenses of counsel) actually incurred by the Purchaser and/or the Affected Parties in connection with advise to the Purchaser and/or the Affected Parties as to their respective rights and remedies under any of the Repurchase Documents and related documents delivered in connection therewith and the enforcement of any of the Repurchase Documents or any documents delivered in connection therewith and (ii) all reasonable out–of–pocket due diligence, inspection, testing, review, recording, travel, lodging or other administrative costs and expenses incurred by the Purchaser with respect to the Purchaser’s review, consideration and purchase or proposed purchase of any Eligible Asset, any Purchased Asset or any Purchased Item under this Agreement and the other Repurchase Documents (including any reasonable costs necessary or incidental to the execution of any Transaction under this Agreement), including, but not limited to, those costs and expenses incurred by the Purchaser and reimbursable by the Seller pursuant to Subsection 11.1(a) of this Agreement.

(b) The Seller shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Repurchase Documents or the other documents to be delivered hereunder or thereunder or the funding or maintenance of Transactions hereunder.

Section 13.10 Construction.

This Agreement and the other Repurchase Documents shall be construed fairly as to the parties hereto and thereto and not in favor of or against any party, regardless of which party or which party’s counsel prepared this Agreement and/or the other Repurchase Documents.

Section 13.11 Recourse Against Certain Parties.

No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, the payment of any fees or any other obligations) of the Purchaser, any Affected Party or the Seller or any manager of the Seller as contained in this Agreement, the Repurchase Documents or any other agreement, instrument or document entered into by the Purchaser, any Affected Party, the Seller or any such party pursuant hereto or thereto or in connection herewith or therewith shall be had against any administrator of the Purchaser, any Affected Party, the Seller or any manager of the Seller or any incorporator, Affiliate, owner, member, partner, stockholder, officer, director or employee of the Purchaser, any Affected Party, the Seller, or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Purchaser, the Affected Parties or the Seller contained in this Agreement, the Repurchase Documents and all of the other agreements, instruments and documents entered into by it pursuant hereto or thereto or in connection herewith or therewith are, in each case, solely the corporate obligations of the Purchaser, the Affected Parties and the Seller, and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Purchaser, the Affected Parties, the Seller or any manager of the Seller or any incorporator, owner, member, partner, stockholder, Affiliate, officer, director or employee of the Purchaser, the Affected Parties or the Seller, or of any such manager or administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of the Purchaser, the Affected Parties or the Seller contained in this Agreement, the Repurchase Documents or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of the Purchaser, any Affected Party or the Seller or any manager of the Seller and each incorporator, owner, member, partner, stockholder, Affiliate, officer, director or employee of the Purchaser, the Affected Parties or the Seller, or of any such manager or administrator, or any of them, for breaches by the Purchaser, the Affected Parties or the Seller of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement. The provisions of this Section 13.11 shall survive the termination of this Agreement.

Section 13.12 Protection of Right, Title and Interest in the Purchased Assets; Further Action Evidencing Transactions.

(a) The Seller shall cause this Agreement, all amendments hereto and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of the Purchaser to the Purchased Items to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Purchaser hereunder to all property comprising the Purchased Items. The Seller shall deliver to the Purchaser file–stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing. The Seller shall execute any and all documents reasonably required to fulfill the intent of this Subsection 13.12(a).

(b) The Seller agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that the Purchaser may reasonably request in order to perfect, protect or more fully evidence the Transactions hereunder and the security interest granted in the Purchased Items, or to enable the Purchaser or any Affected Party to exercise and enforce their rights and remedies hereunder or under any Repurchase Document.

(c) If the Seller fails to perform any of its obligations hereunder, the Purchaser may (but shall not be required to) perform, or cause performance of, such obligation; and the Purchaser’s costs and expenses incurred in connection therewith shall be payable by the Seller. The Seller irrevocably appoints the Purchaser as its attorney–in–fact and authorizes the Purchaser to act on behalf of the Seller (i) to execute on behalf of the Seller as debtor and to file financing statements necessary or desirable in the Purchaser’s sole discretion to perfect and to maintain the perfection and priority of the security interest in the Purchased Items, and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Purchased Items as a financing statement in such offices as the Purchaser in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests in the Purchased Items. This appointment is coupled with an interest and is irrevocable.

(d) Without limiting the generality of the foregoing, the Seller will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statement referred to in Subsection 3.1(f) or any other financing statement filed pursuant to this Agreement or any Repurchase Document or in connection with any Transaction hereunder, unless the Obligations have been paid in full:

(i) execute and deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to the Purchaser an Opinion of Counsel, in form and substance reasonably satisfactory to the Purchaser, confirming and updating the opinion delivered pursuant to Subsection 3.1(h) with respect to perfection and otherwise to the effect that the security interest hereunder continues to be an enforceable and perfected security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder, which opinion may contain usual and customary assumptions, limitations and exceptions.

Section 13.13 Confidentiality.

(a) Each of the Purchaser, the Affected Parties and the Seller shall maintain and shall cause each of its employees and officers to maintain the confidentiality of this Agreement and all information with respect to the other parties, including all information regarding the Purchased Items, Assets, Asset Documents, Underlying Property, Borrowers and of the business of the Seller and its business obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, attorneys, investors, potential investors and the agents of such Persons (“Excepted Persons”); provided, however, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Purchaser, the Affected Parties and the Seller that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Seller and its Affiliates, (ii) disclose the existence of this Agreement and the other Repurchase Documents, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, and (iv) disclose this Agreement, the other Repurchase Documents and such other information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Repurchase Documents for the purpose of defending itself, reducing its liability or protecting or exercising any of its claims, rights, remedies or interests under or in connection with any of the Repurchase Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Subsection 13.13(a) include, without limitation, all fees and other pricing terms, all Events of Default and the priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, the Seller hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Purchaser or any Affected Party by each other, (ii) by the Purchaser or any Affected Party to any prospective or actual assignee, participant or pledgee of any of them provided such Person agrees to hold such information confidential pursuant to the terms of this Agreement, or (iii) by the Purchaser and any Affected Party to any Rating Agency, commercial paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to any Affected Party and to any officers, directors, employees, agents, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information and such Person has a need to know such information. In addition, the Purchaser and any Affected Party may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, the foregoing shall not be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any Applicable Law (including public filings required of the Non–SPE Seller), (B) to any Governmental Authority having or claiming authority to regulate or oversee any respects of the Purchaser’s or any Affected Party’s business or that of its respective Affiliates, including, without limitation, pursuant to any regulatory examination of the Purchaser, any Affected Party or any Affiliates of the foregoing or in accordance with the Purchaser’s, any Affected Party’s or any of their Affiliates’ regulatory compliance policy, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Purchaser, the other Affected Parties or an officer, director, employer, shareholder, owner, member, partner, agent, employee or Affiliate of any of the foregoing is a party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in writing in advance by the Seller or (E) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Custodian, the Purchaser or any Affected Party having a need to know the same, provided that the Custodian, the Purchaser or any Affected Party advises such recipient of the confidential nature of the information being disclosed and such Person agrees to be bound by the confidentiality provisions set forth herein; or (iii) any other disclosure authorized by the Seller.

(d) Notwithstanding anything to the contrary contained herein, the Repurchase Documents or in any related document, all Persons may disclose to any and all Persons, without limitation of any kind, the federal income tax treatment of any of the transactions contemplated by this Agreement, the Repurchase Documents or any other related document, any fact relevant to understanding the federal tax treatment of such transactions and all materials of any kind (including opinions or other tax analyses) relating to such federal income tax treatment.

Section 13.14 Execution in Counterparts; Severability; Integration.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(b) In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction the validity, legality and enforceability of the remaining provisions, or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c) This Agreement and any agreements or letters (including fee letters) executed in connection herewith contain the final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings other than the Fee Letter.

Section 13.15 Seller’s Waiver of Setoff.

Each of the parties hereto (other than the Purchaser and any Affected Party) hereby waives any right of setoff it may have or to which it may be entitled under this Agreement and the other Repurchase Documents from time to time against the Purchaser and any Affected Party or their assets or Properties.

Section 13.16 Assignments and Participations; Hypothecation of Purchased Assets.

The Seller may not assign, delegate, grant any interest in, permit any Lien to exist on or otherwise transfer in any way any of its rights, duties, covenants or obligations under this Agreement or the other Repurchase Documents (other than the joinder of additional Sellers that are qualified REIT subsidiaries or Passthrough Subsidiaries of the Non–SPE Seller) without the prior written consent of the Purchaser in its discretion and any attempt by the Seller to do any of the foregoing without the prior written consent of the Purchaser in its discretion shall be null and void. The Purchaser and any Affected Party may, upon written notice to the Seller, engage in repurchase transactions with any of the Purchased Items and otherwise sell, transfer, assign, pledge, repledge, syndicate, hypothecate, rehypothecate or grant participation interests (each a “Transfer”) to any Pre–Approved Purchaser in all or any portion of any Transaction, its interest in all or any portion of any Purchased Item and/or any other interest of the Purchaser under this Agreement and the other Repurchase Documents (any such entity, a “Transferee”), provided that (i) the Purchaser shall give concurrent notice to the Seller of any participation (the failure to give such notice, however, shall not affect the validity or enforceability of such participation), (ii) any assignment effected pursuant to this Section 13.16 shall be in respect of Purchased Assets with a minimum Purchase Price of $5,000,000 (other than in the case of (x) an assignment of all of the interests then held by the Purchaser (or a Transferee), or (y) an Event of Default) and (iii) in connection with any assignment or participation, (A) Wachovia shall act as agent for the assignees and participants, (B) no assignees or participant shall have any mark–to–market rights under Section 2.7, which rights shall be exercised by Wachovia as agent and (C) the assignees’ and participants’ voting rights shall be limited to material matters, such as, but not limited to, changes in the Maximum Amount, changes in the Purchase Price outstanding, changes in the Pricing Rate and extensions of maturity dates by more than six (6) months (other than such extensions that are expressly contemplated under this Agreement). The Seller agrees to cooperate with the Purchaser and each Affected Party in connection with any such assignment, transfer, pledge, participation or sale, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement, in order to give effect to such assignment, transfer, pledge, participation or sale.

Section 13.17 Heading and Exhibits.

The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 13.18 Single Agreements.

The Purchaser and the Seller acknowledge that each has entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of the Purchaser and the Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

Section 13.19 Disclosure Relating to Certain Federal Protections.

The parties acknowledge that they have been advised that:

(a) in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) will not provide protection to the other parties with respect to any Transaction hereunder;

(b) in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the Exchange Act, SIPA will not provide protection to the other parties with respect to any Transaction hereunder;

(c) in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d) in the case of Transactions in which one of the parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the Code, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

Section 13.20 Intent.

(a) The parties recognize that each Transaction is a “Repurchase Agreement” as that term is defined in Section 101 of Title 11 of the United States Code (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable) and a “Securities Contract” as that term is defined in Section 741 of Title 11 of the United States Code (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(b) The parties agree and acknowledge that if a party hereto is an “Insured Depository Institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “Qualified Financial Contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of Purchased Assets subject to such Transaction would render such definition inapplicable).

(c) It is understood and agreed that this Agreement constitutes a “Master Netting Agreement” as that term is defined in Section 101 of Title 11 of the United States Code.

(d) It is understood that this Agreement constitutes a “Netting Contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “Covered Contractual Payment Entitlement” or “Covered Contractual Payment Obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “Financial Institution” as that term is defined in FDICIA or regulations promulgated thereunder).

(e) It is understood that any party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 10.2 is a contractual right to liquidate such Transaction as described in Sections 555, 559 and 561 of Title 11 of the United States Code, as amended.

Section 13.21 Periodic Due Diligence Review.

The Seller acknowledges that the Purchaser has the right to perform continuing due diligence reviews with respect to the Purchased Items and the Seller for purposes of verifying compliance with the representations, warranties, covenants, agreements and specifications made hereunder, under the Repurchase Documents or otherwise, and the Seller agrees that, upon reasonable (but no less than one (1) Business Day’s) prior notice, unless an Event of Default shall have occurred, in which case no notice is required, to the Seller, the Purchaser or its authorized representatives shall be permitted during normal business hours to inspect any Properties and to examine and inspect, and make copies and extracts of, the books and records of the Seller, the Asset Files, the Servicing Records, the Servicing Files and any and all documents, records, agreements, instruments or information relating to the Purchased Items, the Pledged Collateral and the other collateral for the Facility in the possession or under the control of the Seller and/or the Custodian. The Seller also shall make available to the Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Seller, the Asset Files, the Purchased Items, the Pledged Collateral and the other collateral for the Facility. The Seller shall also cause each of the Servicers and PSA Servicers to cooperate with the Purchaser by permitting the Purchaser to conduct due diligence reviews of the files of each such Servicer and/or PSA Servicer to the extent such reviews are permitted by the applicable Servicing Agreement or Pooling and Servicing Agreement. Without limiting the generality of the foregoing, the Seller acknowledges that the Purchaser may purchase Purchased Items from the Seller based solely upon the information provided by the Seller to the Purchaser in the Seller Asset Schedule and the representations, warranties and covenants contained herein, and that the Purchaser, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Items purchased in a Transaction, including, without limitation, ordering new credit reports and new appraisals on the related Underlying Properties and otherwise re–generating the information used to originate such Purchased Items. The Purchaser may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Seller agrees to cooperate with the Purchaser and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Purchaser and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of the Seller. The Seller shall pay all out–of–pocket costs and expenses incurred by the Purchaser in connection with the Purchaser’s activities pursuant to this Section 13.21 (“Due Diligence Costs”).

Section 13.22 Purchaser and Participant Register.

(a) From and after the effective date specified in each assignment and acceptance under Section 13.16, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such assignment and acceptance, have the rights and obligations of the Purchaser under this Agreement. Any assignment or transfer by the Purchaser of rights or obligations under this Agreement that does not comply with this Section 13.23 shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with Subsection 13.23(b).

(b) The Seller shall maintain a register (the “Register”) on which it will record the Purchaser’s rights hereunder, and each assignment and acceptance and participation. The Register shall include the names and addresses of the Purchaser (including all assignees, successors and participants). Failure to make any such recordation, or any error in such recordation, shall not affect the Seller’s obligations in respect of such rights. If the Purchaser sells a participation in its rights hereunder, the Purchaser shall provide the Seller the information described in this paragraph and permit the Seller to review such information as reasonably needed for the Seller to comply with its obligations under this Agreement or under any applicable law or governmental regulation or procedure. This Subsection 13.22(b) shall be construed so that the Transactions are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

Section 13.23 Joint and Several Obligations.

(a) At all times during which there is more than one (1) Seller under this Agreement, each Seller hereby acknowledges and agrees that (i) such Seller shall be jointly and severally liable to the Purchaser to the maximum extent permitted by Applicable Law for all representations, warranties, covenants, duties and indemnities of the Sellers, arising under this Agreement and the other Repurchase Documents, as applicable, and the Obligations; (ii) the liability of each Seller (A) shall be absolute and unconditional and shall remain in full force and effect (or be reinstated) until all the Obligations shall have been paid in full and the expiration of any applicable preference or similar period pursuant to any bankruptcy, insolvency, reorganization, moratorium or similar law, or at law or in equity, without any claim having been made before the expiration of such period asserting an interest in all or any part of any payment(s) received by the Purchaser, and (B) until such payment has been made, shall not be discharged, affected, modified or impaired on the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of each Seller, the Guarantor or the Pledgor, (1) the waiver, compromise, settlement, release, termination or amendment (including, without limitation, any extension or postponement of the time for payment or performance or renewal or refinancing) of any or all of the obligations or agreements of any Seller, the Guarantor or the Pledgor under the Repurchase Agreement or any Repurchase Document, (2) the failure to give notice to each Seller, the Guarantor or the Pledgor of the occurrence of an Event of Default under any of the Repurchase Documents, (3) the release, substitution or exchange by the Purchaser of any or all of the Purchased Items or Pledged Collateral (whether with or without consideration) or the acceptance by the Purchaser of any additional collateral or the availability or claimed availability of any other collateral or source of repayment or any nonperfection or other impairment of collateral, (4) the release of any Person primarily or secondarily liable for all or any part of the Obligations, whether by the Purchaser or in connection with any voluntary or involuntary liquidation, dissolution, receivership, insolvency, bankruptcy, assignment for the benefit of creditors or similar event or proceeding affecting any or all of each Seller, the Guarantor, the Pledgor or any other Person who, or any of whose Property, shall at the time in question be obligated in respect of the Obligations or any part thereof, or (5) to the extent permitted by Applicable Law, any other event, occurrence, action or circumstance that would, in the absence of this Section 13.26, result in the release or discharge of any or all of the Sellers from the performance or observance of any obligation, covenant or agreement contained in the Repurchase Agreement or the Repurchase Documents; (iii) the Purchaser shall not be required first to initiate any suit or to exhaust its remedies against any Seller, the Guarantor, the Pledgor or any other Person to become liable, or against any of the Purchased Items or the Pledged Collateral, in order to enforce this Repurchase Agreement or the Repurchase Documents and each Seller, the Guarantor and the Pledgor expressly agree that, notwithstanding the occurrence of any of the foregoing, each Seller shall be and remain directly and primarily liable for all sums due under the Repurchase Agreement or any of the Repurchase Documents; (iv) when making any demand hereunder against any Seller, the Purchaser may, but shall be under no obligation to, make a similar demand on any other Seller, and any failure by the Purchaser to make any such demand or to collect any payments from any other Seller, or any release of any such other Seller shall not relieve any Seller in a respect of which a demand or collection is not made or the Sellers not so released of their obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Purchaser against the Sellers; and (v) on disposition by the Purchaser of any Property encumbered by any Purchased Items or the Pledged Collateral, each Seller shall be and shall remain jointly and severally liable for any deficiency.

(b) Each Seller hereby agrees that, to the extent another Seller shall have paid more than its proportionate share of any payment made hereunder, the Seller shall be entitled to seek and receive contribution from and against any other Seller which has not paid its proportionate share of such payment; provided however, that the provisions of this Subsection 13.26(b) shall in no respect limit the obligations and liabilities of each Seller to the Purchaser, and, notwithstanding any payment or payments made by a Seller (the “paying Seller”) hereunder or any set–off or application of funds of the paying Seller by the Purchaser, the paying Seller shall not be entitled to be subrogated to any of the rights of the Purchaser against any other Seller or any collateral security or guarantee or right of offset held by the Purchaser, nor shall the paying Seller seek or be entitled to seek any contribution or reimbursement from the other Seller in respect of payments made by the paying Seller hereunder, until all amounts owing to the Purchaser by the Seller under the Repurchase Documents are paid in full. If any amount shall be paid to the paying Seller on account of such subrogation rights at any time when all such amounts shall not have been paid in full, such amount shall be held by the paying Seller in trust for the Purchaser, segregated from other funds of the paying Seller, and shall, forthwith upon receipt by the paying Seller, be turned over to the Purchaser in the exact form received by the paying Seller (duly indorsed by the paying Seller to the Purchaser, if required), to be applied against amounts owing to the Purchaser by the Seller under the Repurchase Documents, in accordance with the terms of this Agreement.

(c) The Obligations are full recourse obligations to each Seller and the Sellers hereby forever waive, demise, acquit and discharge any and all defenses, and shall at no time assert or allege any defense, to the contrary.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE SELLER: QUADRA QRS, LLC,

a Maryland limited liability company

By: Quadra Realty Trust, Inc.,

a Maryland corporation, its sole member

By:/s/

Name: Evan F. Denner

Title: Chief Executive Officer

By:/s/

Name: Steven M. Sherwyn

Title: Chief Financial Officer

Quadra QRS, LLC

c/o Quadra Realty Trust, Inc.

622 Third Avenue

New York, New York 10017

Attention: Steven M. Sherwyn

Chief Financial Officer

Facsimile No.: (212) 671–6445

Confirmation No.: (212) 671–6400

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036–6522

Attention: Harvey R. Uris, Esq.

Facsimile No.: (917) 777–2212

Confirmation No.: (212) 735–2212

[Signatures Continued on the Following Page]

THE SELLER (cont.): QUADRA REALTY TRUST, INC.,

a Maryland corporation

By:/s/

Name: Evan F. Denner

Title: Chief Executive Officer

By:/s/

Name: Steven M. Sherwyn

Title: Chief Financial Officer

Quadra Realty Trust, Inc.

622 Third Avenue

New York, New York 10017

Attention: Steven M. Sherwyn

Chief Financial Officer

Facsimile No.: (212) 671–6445

Confirmation No.: (212) 671–6400

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036–6522

Attention: Harvey R. Uris, Esq.

Facsimile No.: (917) 777–2212

Confirmation No.: (212) 735–2212

[Signatures Continued on the Following Page]

THE PURCHASER: WACHOVIA BANK, NATIONAL ASSOCIATION

By:/s/

Name:John Nelson

Title:Director

Wachovia Bank, National Association

One Wachovia Center, Mail Code: NC0166

301 South College Street

Charlotte, North Carolina 28288

Attention: Marianne Hickman

Facsimile No.: (704) 715–0066

Confirmation No.: (704) 715–7818